As filed with the Securities and Exchange Commission on March 18, 2005

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ottawa Savings Bancorp, Inc.

(Exact name of registrant as specified in its charter)

United States	6035	To Be Applied For
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

925 LaSalle Street

Ottawa, Illinois 61350

(815) 433-2525

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Gary Ocepek

President

Ottawa Savings Bancorp, Inc.

925 LaSalle Street

Ottawa, Illinois 61350

(815) 433-2525

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Douglas P. Faucette Lord, Bissell & Brook LLP 1717 Pennsylvania Ave., Suite 500 Washington, D.C. 20006 (202) 521-4100	J. Brett Pritchard Lord, Bissell & Brook LLP 115 South LaSalle Street Chicago, Illinois 60603 (312) 443-0700

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock $0.01 par value	1,592,290 Shares(2)	$10.00	$15,922,900	$1,874
Participation Interests	(3)	—	$ 1,781,000	(4)

(1)	Includes shares to be issued to the Ottawa Savings Bank Foundation, a private foundation.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(4)	The securities of Ottawa Saving Bancorp to be purchased by Ottawa Savings Bank Employees’ Savings & Profit Sharing Plan & Trust are included in the amount shown for common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS SUPPLEMENT

INTERESTS IN

OTTAWA SAVINGS BANK

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST

AND

OFFERING OF 178,110 SHARES OF

OTTAWA SAVINGS BANCORP, INC.

COMMON STOCK ($0.01 PAR VALUE)

This prospectus supplement relates to the offer and sale to participants in the Ottawa Savings Bank Employees’ Savings & Profit Sharing Plan and Trust (the “401(k) Plan”) of participation interests and shares of common stock of Ottawa Savings Bancorp in connection with the Company’s initial public offering.

401(k) Plan participants may now direct the trustee of the 401(k) Plan to use their current account balances to subscribe for and purchase shares of Ottawa Savings Bancorp common stock through the Ottawa Savings Bancorp Stock Fund. Based upon the value of the 401(k) Plan assets as of June 30, 2004, 2004, the trustee of the 401(k) Plan may purchase up to 178,110 shares of Ottawa Savings Bancorp, Inc. common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest all or a portion of their 401(k) Plan accounts in Ottawa Savings Bancorp common stock.

The prospectus dated                     , 2005 of Ottawa Savings Bancorp, Inc. which we have attached to this prospectus supplement, includes detailed information regarding the offering of shares of Ottawa Savings Bancorp, Inc. common stock and the financial condition, results of operations and business of Ottawa Savings Bank. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

Please refer to “ Risk Factors” beginning on page 16 of the prospectus.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by Ottawa Savings Bancorp, Inc. of interests or shares of common stock under the 401(k) Plan to employees of Ottawa Savings Bank. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the attached prospectus. Neither Ottawa Savings Bancorp, Inc., Ottawa Savings Bancorp MHC, Ottawa Savings Bank nor the 401(k) Plan have authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Ottawa Savings Bank or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this Prospectus Supplement is                     , 2005.

THE OFFERING

Securities Offered

The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. Assuming a purchase price of $10.00 per share, the trustee may acquire up to 178,110 shares of Ottawa Savings Bancorp, Inc. common stock for the Ottawa Savings Bancorp Stock Fund. The interests offered under this prospectus supplement are conditioned on the completion of the Reorganization and Stock Offering of Ottawa Savings Bank. Certain subscription rights and purchase limitations also govern your investment in the Ottawa Savings Bancorp Stock Fund in connection with the Reorganization and Stock Offering. See the sections entitled “Persons Who Can Order Stock in the Offering” and “Purchase Limitations” in the prospectus attached to this prospectus supplement for further discussion of these subscription rights and purchase limitations.

This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the Reorganization and Stock Offering and the financial condition, results of operations and business of Ottawa Savings Bank. The address of the principal executive office of Ottawa Savings Bank is 925 LaSalle Street, Ottawa, Illinois 61350. The telephone number of Ottawa Savings Bank is (815) 433-2525.

Election to Purchase Ottawa Savings Bancorp, Inc. Common Stock in the Reorganization and Stock Offering

In connection with the Reorganization and Stock Offering of Ottawa Savings Bank, you may direct the trustee of the 401(k) Plan to transfer all or part of the funds that represent your current beneficial interest in the assets of the 401(k) Plan to the Ottawa Savings Bancorp Stock Fund. The 401(k) Plan trustee will subscribe for Ottawa Savings Bancorp, Inc. common stock offered for sale in connection with the Reorganization and Stock Offering in accordance with each participant’s direction. If there is not enough common stock in the Reorganization and Stock Offering to fill all subscriptions, the common stock will be apportioned and the trustee for the 401(k) Plan may not be able to purchase all of the common stock you requested. In such a case, if you elect, the trustee will purchase shares in the open market on your behalf, after the Reorganization and Stock Offering, to fulfill your initial request. The trustee may make such purchases at prices higher than the initial public offering price.

All plan participants are eligible to direct a transfer of funds to the Ottawa Savings Bancorp Stock Fund. However, transfer directions are subject to subscription rights and purchase priorities. Your order for shares in the Stock Offering will be filled based on your subscription rights. Ottawa Savings Bancorp, Inc. has granted rights to subscribe for shares of Ottawa Savings Bancorp common stock to the following persons in the following order of priority: (1) persons with $50 or more on deposit at Ottawa Savings Bank as of December 31, 2003; (2) the Ottawa Savings Bank Employee Stock Ownership Plan; (3) persons with $50 or more on deposit at Ottawa Savings Bank as of             , 2005; and (4) Ottawa Savings Bank’s depositors as of                      who are not eligible to subscribe for shares under categories (1) and (3). If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of common stock in the offering and you may use funds in your 401(k) Plan account to pay for your purchase of shares of Ottawa Savings Bancorp, Inc. common stock.

Value of Participation Interests

As of June 30, 2004, the market value of the assets of the 401(k) Plan equaled approximately $1.8 million. The plan administrator has informed each participant of the value of his or her beneficial interest in the 401(k) Plan. The value of 401(k) Plan assets represents past contributions made to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals and loans.

Method of Directing Transfer

The last three pages of this prospectus supplement contain a form for you to direct a transfer to the Ottawa Savings Bancorp Stock Fund (the “Investment Form”). If you wish to transfer all, or part, in multiples of not less than 1%, of your beneficial interest in the assets of the 401(k) Plan to the Ottawa Savings Bancorp Stock Fund, you should complete the Investment Form. If you do not wish to make such an election at this time, you do not need to take any action. The minimum investment in the Ottawa Savings Bancorp Stock Fund during the initial public offering is $250.00.

Time for Directing Transfer

You must submit your direction to transfer amounts to the Ottawa Savings Bancorp Stock Fund in connection with the Reorganization and Stock Offering by the deadline of 5:00 p.m. on             , 2005. You should return the Investment Form to [                    ] in the Human Resources Department.

Irrevocability of Transfer Direction

You cannot change your direction to transfer amounts credited to your account under the 401(k) Plan to the Ottawa Savings Bancorp Stock Fund prior to the completion of the Reorganization and Stock Offering. Following the closing of the Reorganization and Stock offering and the initial purchase of shares in the Ottawa Savings Bancorp Stock Fund, you may change your investment directions, in accordance with the terms of the 401(k) Plan.

Purchase Price of Ottawa Savings Bancorp, Inc. Common Stock

The trustee will use the funds transferred to the Ottawa Savings Bancorp Stock Fund to purchase shares of Ottawa Savings Bancorp, Inc. common stock in the Reorganization and Stock Offering. The trustee will pay the same price for shares of Ottawa Savings Bancorp, Inc. common stock as all other persons who purchase shares of Ottawa Savings Bancorp, Inc. common stock in the offering. If there is not enough common stock in the offering to fill all subscriptions, the common stock will be apportioned and the trustee for the 401(k) Plan may not be able to purchase all of the common stock you requested. If you elect, the trustee will purchase shares on your behalf after the Reorganization and Stock Offering in the open market, to fulfill your initial request. The trustee may make such purchases at prices higher or lower than the $10.00 offering price.

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Nature of a Participant’s Interest in Ottawa Savings Bancorp Common Stock

The trustee will hold Ottawa Savings Bancorp common stock in the name of the 401(k) Plan. The trustee will credit shares of common stock acquired at your direction to your account under the 401(k) Plan. Therefore, the investment designations of other 401(k) Plan participants should not affect earnings on your 401(k) Plan account.

Voting and Tender Rights of Ottawa Savings Bancorp, Inc. Common Stock

The trustee generally will exercise voting and tender rights attributable to all Ottawa Savings Bancorp, Inc. common stock held by the Ottawa Savings Bancorp Stock Fund, as directed by participants with interests in the Ottawa Savings Bancorp Stock Fund. With respect to each matter as to which holders of Ottawa Savings Bancorp, Inc. common stock have a right to vote, you will have voting instruction rights that reflect your proportionate interest in the Ottawa Savings Bancorp Stock Fund. The number of shares of Ottawa Savings Bancorp, Inc. common stock held in the Ottawa Savings Bancorp Stock Fund voted for and against each matter will be proportionate to the number of voting instruction rights exercised. If there is a tender offer for Ottawa Savings Bancorp, Inc. common stock, the 401(k) Plan allots each participant a number of tender instruction rights reflecting the participant’s proportionate interest in the Ottawa Savings Bancorp Stock Fund. The percentage of shares of Ottawa Savings Bancorp, Inc. common stock held in the Ottawa Savings Bancorp Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights exercised in favor of the tender offer. The remaining shares of Ottawa Savings Bancorp, Inc. common stock held in the Ottawa Savings Bancorp Stock Fund will not be tendered. The 401(k) Plan provides that participants will exercise their voting instruction rights and tender instruction rights on a confidential basis.

DESCRIPTION OF THE 401(k) PLAN

Introduction

Ottawa Savings Bank originally adopted the Ottawa Federal Savings & Loan Association 401(k) Thrift Plan in 1970. In 1994, Ottawa Savings Bank replaced that plan by becoming a participant in the Financial Institutions Thrift Plan, a multiple employer plan intended to qualify under Section 401(a) of the Internal Revenue Code, which in turn was replaced by the Ottawa Savings Bank Employees’ Savings & Profit Sharing Plan and Trust (the “401(k) Plan”), effective May 1, 2005. Ottawa Savings Bank intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended, or “ERISA.” Ottawa Savings Bank may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. Ottawa Savings Bank may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. Federal law provides you with various rights and protections as a participant in the 401(k) Plan, which is governed by ERISA. However, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the 401(k) Plan because it is a defined contribution plan.

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Reference to Full Text of the Plan. The following portions of this prospectus supplement summarize the material provisions of the 401(k) Plan. Ottawa Savings Bancorp, Inc. qualifies this summary in its entirety by reference to the full text of the 401(k) Plan. You may obtain copies of the full 401(k) Plan document including any amendments to the plan and a summary plan description for the 401(k) Plan, by contacting the Human Resources Department. You should carefully read the 401(k) Plan documents to understand your rights and obligations under the Plan.

Eligibility and Participation

Eligible employees of Ottawa Savings Bank who have attained age 21 and completed 6 months of employment with Ottawa Savings Bank may begin to participate in the 401(k) Plan as of the first day of the month coinciding with or following the date they have satisfied the eligibility requirements.

As of December 31, 2004,              of the              employees of Ottawa Savings Bank were eligible to participate in the 401(k) Plan.

Contributions Under the 401(k) Plan

Employee Pre-Tax Salary Deferrals. Subject to certain IRS limitations, the 401(k) Plan permits each participant to make pre-tax salary deferrals to the 401(k) Plan each payroll period of 1% to 15% (in 1% increments) of the participant’s pay, or “plan salary.” For purposes of the 401(k) Plan, a participant’s “plan salary” is defined as a participant’s wages, tips, and other compensation reportable on IRS Form W-2, including salary elective deferrals, pre-tax contributions to a cafeteria plan or other fringe benefits, and excluding compensation paid while not a participant in the 401(k) Plan. Participants may change their rate of pre-tax deferrals on the first day of any contribution reporting period by completing a form and submitting it to the Human Resources Department.

Ottawa Savings Bank Matching Contributions. The 401(k) Plan provides that Ottawa Savings Bank will make matching contributions on behalf of each participant equal to 50% of a participant’s elective deferrals to the 401(k) Plan, up to 5% of a participant’s monthly plan salary. Ottawa Savings Bank makes matching contributions only for those participants who make elective deferrals to the 401(k) Plan. If a participant stops making deferrals to the 401(k) Plan, Ottawa Savings Bank will cease its matching contributions on the participant’s behalf.

Rollover Contributions. Ottawa Savings Bank allows employees who receive a distribution from a previous employer’s tax-qualified employee benefit plan to deposit that distribution into a Rollover Account under the 401(k) Plan, provided the rollover contribution satisfies IRS requirements.

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Limitations on Contributions

Limitation on Employee Salary Deferrals. Although the 401(k) Plan permits a participant to defer up to a specified percentage of plan salary, by law a participant’s total deferrals under the 401(k) Plan, together with deferrals under similar plans, may not exceed $14,000 for 2005. Employees who are age 50 and over may also make additional, “catch-up” contributions to the plan, up to a maximum of $4,000 for 2005, reduced by any “catch-up” contributions to other similar plans. The Internal Revenue Service periodically increases these limitations. A participant who exceeds these limitations must include any excess deferrals in gross income for federal income tax purposes in the year of deferral. In addition, the participant must pay federal income taxes on any excess deferrals when distributed by the 401(k) Plan to the participant, unless the plan distributes the excess deferrals and any related income no later than the first April 15th following the close of the taxable year in which the participant made the excess deferrals. Any income on excess deferrals distributed before such date is treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

Limitation on Annual Additions and Benefits. As required by the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of Ottawa Savings Bank (including the 401(k) Plan and the proposed Ottawa Savings Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $42,000 for 2005.

Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of pre-tax and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees, in relation to the amount of pre-tax and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If pre-tax and matching contributions exceed these limitations, the plan must limit the contribution levels for highly compensated employees.

In general, a highly compensated employee includes any employee who (1) was a five percent owner of the sponsoring employer at any time during the year or the preceding year, or (2) had compensation for the preceding year in excess of $95,000. The preceding dollar amount applies for 2005, and may be adjusted periodically by the IRS.

Top-Heavy Plan Requirements. If the 401(k) Plan is a Top-Heavy Plan for any calendar year, Ottawa Savings Bank may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of Key Employees exceeds 60% of the aggregate balance of the accounts of all employees under the plan. A Key Employee is generally any employee who, at any time during the calendar year or any of the four preceding years, is:

(1) an officer of Ottawa Savings Bancorp, Inc. whose annual compensation exceeds $130,000;

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(2) a 5% owner of the employer, meaning an employee who owns more than 5% of the outstanding stock of Ottawa Savings Bancorp, Inc., or who owns stock that possesses more than 5% of the total combined voting power of all stock of Ottawa Savings Bancorp, Inc.; or

(3) a 1% owner of the employer, meaning an employee who owns more than 1% of the outstanding stock of Ottawa Savings Bancorp, Inc., or who owns stock that possesses more than 1% of the total combined voting power of all stock of Ottawa Savings Bancorp, Inc., and whose annual compensation exceeds $150,000.

The foregoing dollar amounts are for 2005.

401(k) Plan Investments

All amounts credited to participant accounts under the 410(k) Plan are held in trust. A trustee appointed by Ottawa Savings Bank’s Board of Directors administers the trust. The Plan currently offers participants the following investment choices:

Pentegra Fund 100 - Income Plus Asset Allocation Fund. Invests in a diversified portfolio of approximately 70% U.S. bonds, money market instruments and stable value instruments, and 30% in U.S. and international stocks selected from major indexes. Intended for short-to-medium term investors seeking lower-risk portfolio diversified investments with the potential for some capital appreciation over time.

Pentegra Fund 110 - Growth & Income Asset Allocation Fund. Invests in a diversified portfolio of approximately 60% U.S. and international stocks, with the remaining 40% held in U.S. fixed income and stable value investments. Intended for long-term investors seeking a moderate total portfolio solution with the potential for moderate capital appreciation over time.

Pentegra Fund 120 - Grow Asset Allocation Fund. Invests primarily in stocks, divided among U.S. stocks (80%) and international stocks (20%). Intended for long-term investors who can withstand the potential risk for short-term price swings while seeking a potential high return total portfolio solution over time.

Pentegra Fund 200 - Money Market Fund. Invests in a broad range of high-quality, short-term securities with high credit ratings known as money market instruments. Seeks to track the investment returns of the Salomon Smith Barney 3-Month Treasury Bill Index. Intended for short-term investors seeking current income while preserving the value of their investment principal.

Pentegra Fund 210 - Stable Value Fund. Invests primarily in Guaranteed Investment Contracts; also invests in Synthetic Guaranteed Investment Contracts. Seeks to track the performance of the Ryan Lab 3-Year Guaranteed Investment Contracts. Intended for short-term investors seeking to preserve the value of their investment and achieve a stable return.

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Pentegra Fund 300 - Government Bond Fund. Invests in a portfolio of U.S. Treasury bonds with 20 years or more to maturity. Seeks to track the investment returns of Lehman Brothers 20+ Year Treasury Index. Intended for long-term investors seeking a high level of income along with the potential for long-term capital appreciation over time.

Pentegra Fund 400 - S&P 500 Stock Fund. Invests in most or all of the same stocks held in the S&P 500 Index. Seeks to track the investment returns of the S&P 500 Index. Intended for long-term investors seeking to capture the earnings and growth potential of large U.S. companies.

Pentegra Fund 410 - S&P 500/Value Stock Fund. Invests in a portfolio of stocks of large established U.S. companies that make up the S&P/BARRA Value Index. Seeks to track the investment returns of the S&P/BARRA Value Index. Intended for long-term investors seeking a diversified portfolio of large-capitalization value stocks.

Pentegra Fund 420 - S&P 500/Growth Stock Fund. Invests in a portfolio of large-capitalization growth stocks. Seeks to track the investment returns of the S&P/BARRA Growth Index. Intended for long-term investors seeking a diversified portfolio of large-capitalization growth stocks.

Pentegra Fund 500 - S&P MidCap Stock Fund. Invests in most or all of the same stocks that make up the S&P MidCap 400 Index. Seeks to track the investment returns of the S&P MidCap 400 Index. Intended for long-term investors seeking high returns that reflect the growth potential of mid-sized U.S. companies.

Pentegra Fund 510 - Russell 2000 Stock Fund. Invests in a broad range of small-capitalization U.S. Companies. Seeks to track the investment returns of the Russell 2000 Index. Intended for long-term investors seeking the potential of high returns from investing in smaller U.S. companies.

Pentegra Fund 520 - Nasdaq 100 Stock Fund. Invests in most or all of the same stocks held in the Nasdaq 100 Index. Seeks to track the performance of the Nasdaq 100 Index. Intended for long-term investors seeking to capture the growth potential of the 100 largest domestic and international and most actively traded non-financial companies on the NASDAQ Stock Market.

Pentegra Fund 530 - REIT Index Fund. Invests in a portfolio of publicly traded Real Estate Investment Trusts designed to track the Morgan Stanley REIT Index. Intended for long-term investors (at least 5 years) seeking a high level of dividend income and long-term of capital.

Pentegra Fund 600 - International Stock Fund. Invests in a diversified portfolio of approximately 1,000 foreign stocks representing established companies in

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approximately 20 countries located in Western Europe and the Pacific Rim. Intended for long-term investors seeking to capture high returns and diversification by investing in a broad range of foreign stocks and seeking to further diversify a portfolio of U.S. securities.

Schwab Personal Choice Retirement Account (PCRA). The PCRA is a fully self-managed environment, which gives participants more flexibility and allows participants to personalize investments. Allows participants to exercise full securities trading discretion.

In connection with the offering, the 401(k) Plan now provides that in addition to the funds specified above, a participant may direct the trustee, or its representative, to invest all or a portion of his or her account (other than funds held in the Personal Choice Retirement Account) in the Ottawa Savings Bancorp Stock Fund. If a participant fails to provide an effective investment direction, contributions will be invested in the Money Market Fund until such time as he or she provides an effective investment directions. Transfers of past contributions and the earnings thereon do not affect the investment mix of future contributions. Participants may also change investment directions at any time. This may be done either by filing a form or by telephone or other electronic medium. A participant may also redirect the investment of investment accounts such that a percentage of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

The Ottawa Savings Bancorp Stock Fund will initially consist of investments in the common stock of Ottawa Savings Bancorp, Inc. made on the effective date of the Reorganization and Stock Offering. Each participant’s proportionate undivided beneficial interest in the Ottawa Savings Bancorp Stock Fund is measured by units. The daily unit value is calculated by determining the market value of the common stock held and adding to that any cash held by the trustee. This total will be divided by the number of units outstanding to determine the unit value of the Ottawa Savings Bancorp Stock Fund.

Upon payment of a cash dividend, the trustee will determine the unit value prior to distributing the dividend. The trustee may use the dividend to purchase shares of Ottawa Savings Bancorp, Inc. common stock. The trustee will, to the extent practicable, use cash held in the Ottawa Savings Bancorp Stock Fund to purchase shares of the common stock. Pending investment in the common stock, assets held in the Ottawa Savings Bancorp Stock Fund will be placed in bank deposits and other short-term investments.

As of the date of this prospectus supplement, no shares of Ottawa Savings Bancorp, Inc. common stock have been issued or are outstanding, and there is no established market for Ottawa Savings Bancorp, Inc. common stock. Accordingly, there is no record of the historical performance of the Ottawa Savings Bancorp Stock Fund. Performance of the Ottawa Savings Bancorp Stock Fund depends on a number of factors, including the financial condition and profitability of Ottawa Savings Bancorp, Inc. and general stock market conditions.

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Once you have submitted your Investment Form, you may not change your investment directions until after the completion of the Reorganization and Stock Offering. After the Reorganization and Stock Offering, you may change your investment directions in accordance with the terms of the 401(k) Plan.

Vesting of Benefits Under the 401(k) Plan

All participants are 100% vested in their pre-tax salary deferral contribution account balances in the 401(k) Plan. This means that participants have a non-forfeitable right to these funds and any earnings on the funds at all times. Plan participants vest in their Ottawa Savings Bank Matching Contributions at a rate of 20% after the first two years of employment and 20% each additional year thereafter. Plan participants are 100% vested in their Matching Contributions and earnings thereon after 6 years of employment with Ottawa Savings Bank.

Withdrawals and Distributions from the 401(k) Plan

Withdrawals Before Termination of Employment.

1. Withdrawals of after-tax contributions, vested matching contributions and rollover contributions

A participant may make a total or partial withdrawal of any after-tax contributions made to the 401(k) Plan, as well as any vested matching contributions or rollover contributions, at any time. Only one voluntary withdrawal may be made in each calendar year. In general, no partial withdrawal of less than $1,000 will be permitted, however certain exceptions apply for pre-1987 contributions. Matching contributions are not available for withdrawal until such contributions have been invested in the 401(k) Plan for at least 2 years, or a participant has been in the 401(k) Plan for at least 5 years, or the participant has attained age 59 1/2 .

2. Withdrawals of pre-tax contributions

Participants may receive in-service distributions of pre-tax contributions from the 401(k) Plan under limited circumstances in the form of hardship withdrawals and participant loans.

Hardship Withdrawals. Withdrawals may be made from your 401(k) Account prior to a participant’s attainment of age 59 1/2 or termination of employment may only be made on account of hardship. In order to qualify for a hardship withdrawal, a participant must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need. The following situations will be considered to constitute an immediate and substantial need: medical expenses not paid by insurance; the purchase of a principal residence; tuition, including room and board; prevention of eviction from a principal residence or foreclosure on the mortgage of a principal residence.

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Prior to receiving a hardship withdrawal, a participant will be required to receive a distribution of the vested balance of after-tax contributions, vested matching contributions and rollover contributions (if any). If a participant qualifies for a hardship withdrawal, the trustee will make the distribution proportionately from the investment funds in which the participant has invested his or her account balances.

Participant Loans. A participant loan is available only once per calendar year, and may be available in any amount between $1,000 and $50,000 (reduced by a participant’s highest outstanding balance from the preceding plan year and limited to one half of a participant’s vested interest). Participant loans are approved by the 401(k) Plan Administrator. If a participant qualifies for a participant loan, the trustee will make a distribution proportionately from the investment funds in which the participant has invested his or her account balances. Information on the participant loan program is available from the Human Resources Department.

Distribution Upon Retirement or Disability. The standard form of benefit upon retirement or disability is a lump sum payment. However, if the value of a participant’s accounts under the 401(k) Plan equals or exceeds $500, the participant may elect to defer the lump sum payment until after retirement or to be paid in annual installments (with the right to take in a lump sum the vested balance of the 401(k) Plan accounts at any time during such payment period). A participant may defer commencement of receipt of his or her vested balance until April 1 of the calendar year following the calendar year in which the participant attains age 70 1/2. Participants may also choose to roll over all or a portion of their accounts to an Individual Retirement Account (IRA), or to another employer’s qualified plan, if the other employer’s plan permits rollover contributions.

Distribution Upon Death. A participant’s designated beneficiary will receive the full value of a participant’s accounts under the 401(k) Plan upon the participant’s death. This payment will be made in the form of a lump sum, unless the payment would exceed $500, and the participant had elected prior to death that the payment be made in annual installments over a period not to exceed 5 years (10 years if the designated beneficiary is the participant’s spouse). If such an election is not in effect at the time of a participant’s death, the participant’s beneficiary may elect to receive the benefit in the form of 5 annual payments (or 10 annual payments if the designated beneficiary is the participant’s spouse) annual payments. Alternatively, a participant’s spouse may elect to make withdrawals as often as once a year, provided any remaining balance must be withdrawn on the 5th anniversary (10th anniversary if the designated beneficiary is the participant’s spouse) of the participant’s death.

Distribution Upon Termination for Any Other Reason. If a participant’s 401(k) Plan accounts total $500 or less, the participant will receive a lump sum payment as soon as administratively possible after termination of employment. If the value of a participant’s 401(k) Plan accounts exceeds $500, the participant will receive a lump sum payment on the participant’s normal retirement date unless requested sooner by the participant. The participant may also request that the trustee transfer the value of the participant’s accounts to an Individual Retirement Account (IRA) or to another employer’s qualified plan, if the other employer’s plan permits rollover contributions.

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Nonalienation of Benefits. Except with respect to federal income tax withholding, and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.

Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on the right to withdraw amounts held under the plan before a termination of employment with Ottawa Savings Bank. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Ottawa Savings Bank or after your termination of employment (unless rolled over into an Individual Retirement Account or to another employer’s qualified plan).

ADMINISTRATION OF THE 401(k) PLAN

Trustee

The trustee of the 401(k) Plan is the named fiduciary of the 401(k) Plan for purposes of ERISA. The board of directors of Ottawa Savings Bank appoints the trustee to serve at its pleasure. The board of directors has appointed the [Bank of New York] as the trustee for the trust funding the 401(k) Plan.

The trustee receives, holds and invests the contributions to the 401(k) Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the plan administrator. The trustee is responsible for the investment of the trust assets, as directed by the participants.

Reports to 401(k) Plan Participants

The plan administrator furnishes participants quarterly statements that show the balance in their accounts as of the statement date, contributions made to their accounts during that period and any additional adjustments required to reflect earnings or losses.

Plan Administrator

Ottawa Savings Bank is the plan administrator for the 401(k) Plan. The plan administrator handles the following administrative functions: interpreting the provisions of the plan, prescribing procedures for filing applications for benefits, preparing and distributing information explaining the plan, maintaining plan records, books of account and all other data necessary for the proper administration of the plan, preparing and filing all returns and reports required by the U.S. Department of Labor and the IRS and making all required disclosures to participants, beneficiaries and others under ERISA.

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Amendment and Termination

Ottawa Savings Bank expects to continue the 401(k) Plan indefinitely. Nevertheless, Ottawa Savings Bank may terminate the 401(k) Plan at any time. If Ottawa Savings Bank terminates the 401(k) Plan in whole or in part, all affected participants will become fully vested in their accounts, regardless of other provisions of the 401(k) Plan. Ottawa Savings Bank reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. Ottawa Savings Bank may amend the plan, however, as necessary or desirable, in order to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

If the 401(k) Plan merges or consolidates with another plan or transfers the trust assets to another plan, and either the 401(k) Plan or the other plan is subsequently terminated, the 401(k) Plan requires that you receive a benefit immediately after the merger, consolidation or transfer that would equal or exceed the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had terminated at that time.

Federal Income Tax Consequences

The following summarizes only briefly the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences of the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, applicable state and local income tax laws may have different tax consequences than the federal income tax laws. 401(k) Plan participants should consult a tax advisor with respect to any transaction involving the 401(k) Plan, including any distribution from the 401(k) Plan.

As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including the following:

(1) the sponsoring employer may take an immediate tax deduction for the amount contributed to the plan each year;

(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Ottawa Savings Bank administers the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Ottawa Savings Bank should receive an adverse determination letter from the IRS regarding the 401(k) Plan’s tax exempt status, all participants would generally recognize income equal to their vested interests in the 401(k) Plan, the participants would not be permitted to

12

transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and Ottawa Savings Bank would be denied certain tax deductions taken in connection with the 401(k) Plan.

Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant qualifies as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Ottawa Savings Bank. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, made to any other profit-sharing plans maintained by Ottawa Savings Bank, if the distribution includes those amounts.

Ottawa Savings Bancorp, Inc. Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes Ottawa Savings Bancorp, Inc. common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation on Ottawa Savings Bancorp, Inc. common stock; that is, the excess of the value of Ottawa Savings Bancorp, Inc. common stock at the time of the distribution over the cost or other basis of the securities to the trust. The tax basis of Ottawa Savings Bancorp, Inc. common stock, for purposes of computing gain or loss on a subsequent sale, equals the value of Ottawa Savings Bancorp, Inc. common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Ottawa Savings Bancorp, Inc. common stock, to the extent of the net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the Ottawa Savings Bancorp, Inc. common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Ottawa Savings Bancorp, Inc. common stock that exceeds the amount of net unrealized appreciation upon distribution is considered long-term capital gain, regardless of the holding period. Any gain on a subsequent sale or other taxable disposition of Ottawa Savings Bancorp, Inc. common stock that exceeds the amount of net unrealized appreciation at the time of distribution is considered either short-term or long-term capital gain, depending upon the length of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.

We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this description to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.

Restrictions on Resale

Any “affiliate” of Ottawa Savings Bancorp, Inc. under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the

13

401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from these registration requirements. An “affiliate” of Ottawa Savings Bancorp, Inc. is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Ottawa Savings Bancorp, Inc. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.

Any person who may be an “affiliate” of Ottawa Savings Bancorp, Inc. may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Ottawa Savings Bancorp, Inc. common stock acquired under the 401(k) Plan or other sales of Ottawa Savings Bancorp, Inc. common stock.

Persons who are not deemed to be “affiliates” of Ottawa Savings Bancorp, Inc. at the time of resale may resell freely any shares of Ottawa Savings Bancorp, Inc. common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of Ottawa Savings Bancorp, Inc. at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of Ottawa Savings Bancorp, Inc. common stock then outstanding or the average weekly trading volume reported on the Nasdaq Stock Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when Ottawa Savings Bancorp, Inc. is current in filing all required reports under the Securities Exchange Act of 1934, as amended.

SEC Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than ten percent of public companies such as Ottawa Savings Bancorp, Inc. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission. Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.

In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Ottawa Savings Bancorp, Inc.

14

of profits realized from the purchase and sale or sale and purchase of its common stock within any six-month period by any officer, director or person who beneficially owns more than ten percent of the common stock.

The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or person who beneficially owns more than ten percent of the common stock.

Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are subject to Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold the shares of common stock distributed from the 401(k) Plan for six months after the distribution date.

LEGAL OPINION

The validity of the issuance of the common stock of Ottawa Savings Bancorp, Inc. will be passed upon by Lord, Bissell & Brook LLP, Chicago, Illinois. Lord, Bissell & Brook LLP acted as special counsel for Ottawa Savings Bancorp, Inc. in connection with the Stock Offering.

15

OTTAWA SAVINGS BANK

EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST

INVESTMENT FORM

Name of Plan Participant:

______________________________________________________________________________________________________________________________

Social Security Number:

______________________________________________________________________________________________________________________________

1. Instructions. In connection with the offering to the public of the common stock of Ottawa Savings Bank Employees’ Savings & Profit Sharing Plan and Trust (the “Plan”) now permits participants to direct their current Plan account balances into a new fund: the Ottawa Savings Bancorp Stock Fund (“Employer Stock Fund”). The percentage of a participant’s account transferred at the direction of the participant into the Employer Stock Fund will be used to purchase shares of common stock of Ottawa Savings Bancorp (the “Common Stock”).

To direct a transfer of all or a part of the funds credited to your accounts to the Employer Stock Fund, you should complete and file this form with the Human Resources Department no later than 10 days prior to the expiration date of the stock offering. A representative for the Plan Administrator will retain a copy of this form and return a copy to you. If you need any assistance in completing this form, please contact [                    ] at [                    ]. If you do not complete and return this form to the Human Resources Department by 5:00 p.m. on             , 2005, the funds credited to your accounts under the Plan will continue to be invested in accordance with your prior investment directions, or in accordance with the terms of the Plan if no investment directions have been provided.

2. Investment Directions. I hereby authorize the Plan Administrator to direct the Trustees to invest the following percentages (in multiples of not less than 5%) of my 401(k) Plan account balance in the Employer Stock Fund:

Funds	%
Pentegra Fund 100 - Income Plus Asset Allocation Fund	%
Pentegra Fund 110 - Growth & Income Asset Allocation Fund	%
Pentegra Fund 120 - Growth Asset Allocation Fund	%
Pentegra Fund 200 - Money Market Fund	%
Pentegra Fund 210 - Stable Value Fund	%
Pentegra Fund 300 - Government Bond Fund	%
Pentegra Fund 400 - S&P 500 Stock Fund	%
Pentegra Fund 410 - S&P 500/Value Stock Fund	%
Pentegra Fund 420 - S&P/Growth Stock Fund	%
Pentegra Fund 500 - S&P MidCap Stock Fund	%
Pentegra Fund 510 - Russell 2000 Stock Fund	%
Pentegra Fund 520 - Nasdaq 100 Stock Fund	%
Pentegra Fund 530 - REIT Index Fund	%
Pentegra Fund 600 - International Stock Fund	%
Schwab Personal Choice Retirement Account (PCRA)%
Ottawa Savings Bancorp Stock Fund	%

Note: The total percentage of directed investments, above, should total 100%

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If there is not enough Common Stock in the stock offering to fill my subscription pursuant to the investment directions above, I hereby instruct the Plan Trustee to purchase shares of Common Stock in the open market after the Reorganization and Stock Offering to the extent necessary to fulfill my investment directions indicated on this form. I understand that if I do not direct the Trustee by checking the box below, the excess funds will be invested in the same manner as new contributions have been directed.

☐	Yes, I direct the Trustee to purchase stock in the open market, if necessary.

3. Purchaser Information. The ability of participants in the Plan to purchase Common Stock and to direct their current account balances into the Employer Stock Fund is based upon the participant’s subscription rights. Please indicate your status.

☐	Check here if you had $50.00 or more on deposit with Ottawa Savings Bank as of December 31, 2003.

☐	Check here if you had $50.00 or more on deposit with Ottawa Savings Bank as of , 2004.

☐	Check here if you had $50 or more on deposit with Ottawa Savings Bank as of , 2004.

4. Acknowledgment of Participant. I understand that this Investment Form shall be subject to all of the terms and conditions of the Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.

Signature of Participant	Date

Acknowledgment of Receipt by Administrator. This Investment Form was received by the Plan Administrator and will become effective on the date noted below.

By:
Date

THE PARTICIPATION INTERESTS REPRESENTED BY THE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND ARE NOT GUARANTEED BY OTTAWA SAVINGS

17

BANCORP, INC., OTTAWA SAVINGS BANCORP, MHC, OR OTTAWA SAVINGS BANK. THE COMMON STOCK IS SUBJECT TO AN INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF THE PRINCIPAL INVESTED.

Minimum Stock Purchase is $250.00

Maximum Stock Purchase is $

PLEASE COMPLETE AND RETURN TO [                    ]

IN THE HUMAN RESOURCES DEPARTMENT

AT OTTAWA SAVINGS BANK

BY 5:00 P.M. ON             , 2005.

18

PROSPECTUS

[LOGO]

Ottawa Savings Bancorp, Inc.

Proposed Holding Company for Ottawa Savings Bank

Up to 1,384,600 Shares of Common Stock

Ottawa Savings Bancorp, Inc. is offering common stock for sale in connection with the reorganization of Ottawa Savings Bank into the mutual holding company form of organization. The shares we are offering represent 45% of our outstanding common stock. Ottawa Savings Bank will form Ottawa Savings Bancorp, Inc. to own Ottawa Savings Bank as part of the reorganization. Ottawa Savings Bancorp MHC, the federally chartered mutual holding company parent to be formed by Ottawa Savings Bank, will own 55% of the outstanding common stock of Ottawa Savings Bancorp, Inc. As part of the reorganization, we also intend to contribute 2% of the common stock issued in the reorganization to the Ottawa Savings Bank Foundation, a charitable foundation we will form in connection with the reorganization. We have applied to have our common stock listed for trading on the Nasdaq SmallCap Market under the symbol [“            ”].

If you are or were a depositor of Ottawa Savings Bank:

•	You may have priority rights to purchase shares of common stock.

If you are a participant in the Ottawa Savings Bank [Employee Savings Plan:]

•	You may direct that all or part of your current account balances in this plan be invested in shares of common stock.

•	You will be receiving separately a supplement to this prospectus that describes your rights under this plan.

If you fit none of the categories above, but are interested in purchasing shares of our common stock:

•	You may have an opportunity to purchase shares of common stock after priority orders are filled.

We are offering up to 1,384,600 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 1,023,400 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines our market value has increased, we may sell up to 1,592,290 shares without giving you further notice or the opportunity to change or cancel your order . The offering is expected to terminate at 10:00 a.m., Central Time, on [Expiration Date]. We may extend this expiration date without notice to you until [Extension Date #1], unless the Office of Thrift Supervision approves a later date, which will not be beyond [Extension Date #2].

Sandler O’Neill & Partners, L.P., will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares are offered for sale at a price of $10 per share.

The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond [Extension Date #1]. If the offering is extended beyond [Extension Date #1], subscribers will have the right to modify or rescind their purchase orders. Funds received before completion of the offering will be held in an escrow account at Ottawa Savings Bank and will earn interest at our passbook rate, which is currently 1.0% per annum. If we terminate the offering, or if we extend the offering beyond [Extension Date #1] and you do not confirm your order, we will promptly return your funds with interest at our passbook rate.

We expect our directors and executive officers, together with their associates, to subscribe for [                    ] shares, which equals [        ]% of the shares that will be sold in the offering at the midpoint of the offering range and issued to our charitable foundation.

This investment involves a degree of risk, including the possible loss of principal.

Please read “ Risk Factors” beginning on page 16.

OFFERING SUMMARY

Price Per Share: $10.00

	Minimum	Maximum	Maximum As Adjusted
Number of shares	1,023,400	1,384,600	1,592,290
Gross offering proceeds	$10,234,000	$13,846,000	$15,922,900
Estimated offering expense	$1,142,000	$1,187,000	$1,213,000
Estimated net proceeds	$9,092,000	$12,659,000	$14,710,000
Estimated net proceeds per share	$8.88	$9.14	$9.24

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

SANDLER O’NEILL & PARTNERS, L.P.

The date of this prospectus is [DATE], 2005

[map of Illinois showing office location of Ottawa Savings Bank appears here]

Summary

This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully. In certain instances where appropriate, the terms “we,” “us” and “our” refer collectively to Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Inc. and Ottawa Savings Bank. For assistance, please contact our conversion center at (            )             -             .

The Companies

Ottawa Savings Bancorp MHC 925 LaSalle Street Ottawa, Illinois 61350 (815) 433-2525	Ottawa Savings Bancorp MHC will be formed upon completion of the reorganization. After completion of the reorganization, Ottawa Savings Bancorp MHC will become our federally chartered mutual holding company parent and will own 55% of Ottawa Savings Bancorp, Inc.’s common stock. So long as Ottawa Savings Bancorp MHC exists, it will own a majority of the voting stock of Ottawa Savings Bancorp, Inc. Ottawa Savings Bancorp MHC is not currently an operating company. Ottawa Savings Bancorp MHC will have no stockholders and depositors of Ottawa Savings Bank will become members of Ottawa Savings Bancorp MHC. We do not expect that Ottawa Savings Bancorp MHC will engage in any business activity other than owning a majority of the common stock of Ottawa Savings Bancorp, Inc. The officers of Ottawa Savings Bank will serve as the officers of Ottawa Savings Bancorp MHC and Ottawa Savings Bancorp, Inc., and the directors of Ottawa Savings Bank will serve as the directors of Ottawa Savings Bancorp MHC and Ottawa Savings Bancorp, Inc.

Ottawa Savings Bancorp, Inc. 925 LaSalle Street Ottawa, Illinois 61350 (815) 433-2525	This offering is made by Ottawa Savings Bancorp, Inc. Ottawa Savings Bancorp, Inc. will be formed upon completion of the reorganization. After completion of the reorganization, Ottawa Savings Bancorp, Inc. will become our federally chartered mid-tier stock holding company. Ottawa Savings Bancorp, Inc. is not currently an operating company. After the reorganization, Ottawa Savings Bancorp, Inc. will own all of Ottawa Savings Bank’s capital stock and will have the power to elect the Board of Directors of Ottawa Savings Bank. In the future, Ottawa Savings Bancorp, Inc. might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.

Ottawa Savings Bank 925 LaSalle Street Ottawa, Illinois 61350 (815) 433-2525	Ottawa Savings Bank is a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within our market area. We engage primarily in the business of attracting deposits from the general public and using such funds to originate and purchase loans. We emphasize the origination of loans secured by first mortgages on owner-occupied, residential real estate. To a lesser extent, we originate and purchase other types of real estate loans, construction loans and consumer loans. We currently operate from our headquarters in Ottawa, Illinois. At December 31, 2004, we had total assets of $169.3 million, deposits of $156.7 million and total equity of $11.0 million.

Our Business Strategy (page 41)

Historically, we operated as a traditional savings and loan association. Beginning in the mid-1990s, we undertook initiatives to become more community bank oriented by offering expanded savings and lending products and services. Our mission is to continue to serve our customers, through the development of new and innovative products and by providing a high level of service. We plan to achieve this by executing our strategy of:

•      continuing to emphasize the origination of one- to four-family mortgage loans;

•      aggressively marketing core deposits;

•      offering a broad range of financial products and services to both retail and commercial customers in our market area;

•      pursuing opportunities to increase commercial real estate and multi-family lending in our primary market area;

•      continuing the purchase of loans to enhance yields and to diversify our geographic concentration of loans in our immediate market area;

•      utilizing conservative underwriting guidelines to limit credit risk in our loan portfolio to achieve a high level of asset quality;

•      prudently expanding into new market areas to grow our franchise through the addition of new branch locations and/or through possible acquisitions.

Description of the Reorganization (page 100)

Currently, we are an Illinois-chartered mutual savings bank with no stockholders. Our current members have the right to vote on certain matters such as the election of directors.

The mutual holding company reorganization that we are now undertaking involves a series of transactions by which we will convert our organization from the mutual form of organization to a mutual holding company form of organization. In the mutual holding company structure, Ottawa Savings Bank will become a stock savings bank and all of its stock will be owned by Ottawa Savings Bancorp, Inc. In addition, 45% of Ottawa Savings Bancorp, Inc.’s stock will be owned by the public, our employee stock ownership plan and the Ottawa Savings Bank Foundation and 55% of Ottawa Savings Bancorp, Inc.’s stock will be owned by Ottawa Savings Bancorp MHC. Our depositor members on the closing date of the reorganization will become members of Ottawa Savings Bancorp MHC and will have similar voting rights in Ottawa Savings Bancorp MHC as the board of directors currently has in Ottawa Savings Bank.

After the reorganization, our ownership structure will be as follows:

Prior to the reorganization, Ottawa Savings Bank will convert from an Illinois-chartered mutual savings bank to a federally-chartered stock savings bank.

Reasons for the Reorganization and the Offering (page 99)

Our primary reasons for the reorganization are to:

•      increase our capital levels to allow us to continue to better serve our customers and enhance our franchise by supporting future loan and deposit growth;

•      allow us through the MHC structure for Ottawa Savings Bank to remain a community-oriented financial institution as our members will maintain over 50% control of Ottawa Savings Bancorp MHC;

•      support future branching activities and/or the acquisition of other financial institutions or financial services companies or their assets;

•      permit us, by issuing only 45% of our common stock to the public, to control the amount of capital being raised to enable us to more prudently deploy the proceeds of the offering; and

•      enhance our ability to attract and retain qualified directors, management and other employees through stock-based incentive plans.

We also will be able to increase our philanthropic endeavors to the communities we serve through the formation and funding of the Ottawa Savings Bank Foundation.

The Offering

Purchase Price	The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.

Number of Shares to be Sold	We are offering for sale between 1,023,400 and 1,384,600 shares of Ottawa Savings Bancorp, Inc. common stock in this offering to persons other than Ottawa Savings Bancorp MHC. With regulatory approval, we may increase the number of shares to be sold to 1,592,290 shares without giving you further notice or the opportunity to change or cancel your order. The Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions in connection with a request to increase the offering size.

How We Determined the Offering Range (page 113)	The offering range is based on an independent appraisal of us by Keller & Company, Inc., an appraisal firm experienced in appraisals of savings institutions. Keller & Company’s estimate of our market value was based in part upon our financial condition and results of operations and the effect of the capital raised in this offering. Keller & Company’s appraisal, dated as of March 18, 2005, estimated the pro forma market value of Ottawa Savings Bancorp, Inc. on a fully converted basis to be between $23.8 million and $32.2 million, with a midpoint of $28.0 million. Subject to regulatory approval, we may increase the pro forma market value of Ottawa Savings Bancorp, Inc. common stock on a fully converted basis to $37.0 million.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price to the issuer’s annual net income upon completion of the offering. Keller & Company, in preparing its appraisal, and the board of directors, in approving the appraisal, considered these ratios, among other factors. Book value is the same as total equity and represents the difference between the Company’s assets and liabilities. Keller & Company’s appraisal also incorporates an analysis of a peer group of publicly traded mutual holding companies that Keller & Company considered to be comparable to us.

The independent appraisal does not indicate market value. We cannot guarantee that anyone who purchases shares in the offering will be able to sell their shares at or above the $10.00 purchase price.

Keller & Company’s independent appraisal will be updated before the offering is completed. If the pro forma market value of the 45% minority interest in common stock being offered to persons other than Ottawa Savings Bancorp MHC and the Foundation at that time is either below $10.2 million or above $15.9 million we will notify subscribers, and subscribers will have the opportunity to confirm, modify or cancel their orders. In such event, subscribers would be required to affirmatively confirm or modify their orders within a specified period of time or else such orders would be cancelled and their funds returned promptly with interest. If we are unable to sell at least the number of shares at the minimum of the offering range, as the range may be amended, the offering would be terminated and all subscriptions would be cancelled and funds returned promptly with interest.

The Board of Directors carefully reviewed the information provided by Keller & Company to understand the methodology used by Keller & Company and to consider the appropriateness of the assumptions used by Keller & Company in determining the appraised value with the understanding that assuming the assumptions used were appropriate and the methodology employed was consistent with the Office of Thrift Supervision’s appraisal guidelines, the appraisal, once approved by the Office of Thrift Supervision, would fairly estimate our pro forma market value.

Mutual Holding Company Data	The following table summarizes mutual holding company trading multiples as of March 8, 2005 and price to pro forma per share data for Ottawa Savings Bancorp, Inc. See “Pro Forma Data” for a description of the assumptions we used in making these calculations.

	Price To Earnings Per Share (1)	Price To Book Value Ratio (1)
National mutual holding company trading multiples
Average	36.5	202.2%
Median	36.7	182.4%
Ottawa Savings Bancorp, Inc. upon issuance of 45% of its stock for the year ended December 31, 2004
Minimum	NM	126.86%
Maximum	NM	147.09%

(1)	The information for national mutual holding companies may not be meaningful for investors because it presents average and median information for mutual holding companies that issued a different percentage of their stock in their offerings than the 45% that we are offering. In addition, the effect of stock repurchases also affects the ratios to a greater or lesser degree depending upon repurchase activity. Additionally, many factors that historically have affected pricing for mutual holding companies may not impact the trading price for Ottawa Savings Bancorp, Inc. See “Summary - After Market Performance Information Provided By Independent Appraiser” and “Risk Factors - As a result of the amount of capital we are raising, we expect our return on equity and our stock performance to be negatively affected.”

After-Market Performance Information Provided by Independent Appraiser

Keller & Company provided the following information to the Board of Directors and to the Office of Thrift Supervision as part of its appraisal. The table presents for all mutual holding company reorganizations with a minority stock issuance and stock conversions from January 1, 2004 to March 8, 2005, the average and median percentage stock price appreciation from the initial trading date of the reorganization to the dates presented in the table. The Board did not consider this data particularly relevant to Ottawa Saving Bank’s appraisal given that the information relates to stock price appreciation experienced by other companies that sold stock in different market conditions. In addition, these companies may have no similarities to Ottawa Saving Bank with regard to the market in which Ottawa Savings Bank competes, earnings quality and growth potential, among other factors. The proceeds raised as a percentage of pro forma stockholders’ equity may have a negative effect on our stock price performance. See “Risk Factors - As a result of the amount of capital we are raising, we expect our return on equity and our stock performance to be negatively affected.”

This table is not intended to be indicative of how our stock may perform. Stock appreciation is affected by many factors, including, but not limited to, the factors set forth below. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page 16.

		Average Stock Price Appreciation from Initial Trading Date			Median Stock Price Appreciation from Initial Trading Date
Year of Initial Trading Date	Number of Transactions	After One Day	One Week	After One Month	After One Day	One Week	After One Month
2004	25	16.35%	16.95%	12.33%	15.00%	13.80%	9.50%
2005	6	10.30	7.16	5.90	4.95	0.00	0.15

While stock prices of other institutions that have engaged in similar transactions have, on average, increased for the periods presented, we cannot assure you that our stock price will appreciate the same amount, if at all. We also cannot assure you that our stock price will not trade below $10.00 per share, as has been the case for some reorganized and converted thrift institutions. In addition, the transactions underlying the data occurred primarily during varying interest rate environments. If interest rates continue to rise, our net interest income and the value of our assets likely would be reduced, which might negatively affect our stock price. See “Risk Factors — Rising interest rates may hurt our profits.”

Stock price appreciation is affected by many factors, including but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to Ottawa Savings Bancorp, Inc., the pricing ratios for their stock offerings may be different from the pricing ratios for Ottawa Savings Bancorp, Inc. common stock and the market conditions in which these offerings were completed may be different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the Risk Factors beginning on page 16.

Conditions to Completing the Offering (page )

We are conducting the offering under the terms of our plan of reorganization and minority stock issuance. We cannot complete the offering unless:

•      we sell at least the minimum number of shares offered; and

•      we receive the final approval of the Office of Thrift Supervision to complete the offering.

Ottawa Savings Bank Foundation (page 123)	To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, the Ottawa Savings Bank Foundation or the Foundation, as part of the offering. The Foundation will be funded with 56,000 shares of Ottawa Savings Bancorp, Inc. common stock at the midpoint of the offering range. Based on the purchase price of $10.00 per share, the Foundation would be funded with $560,000 of common stock at the midpoint of the offering range. We anticipate our contribution to the Foundation would reduce net earnings by $370,000, after tax, in fiscal 2005, the year in which the Foundation is expected to be established. The Foundation will make grants and donations to non-profit and community groups and projects located within our market area. The amount of common stock that we would offer for sale would be greater if the stock offering were to be completed without the formation of the Foundation. For a further discussion of the financial impact of the Foundation, including its effect on those who purchase shares in the offering and on the shares issued to stockholders of Ottawa Savings Bancorp, Inc., see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Benefits of the Offering to Management (page 80)

We intend to adopt the following benefit plans and employment agreements:

•      Employee Stock Ownership Plan. Ottawa Savings Bank intends to establish an employee stock ownership plan that will purchase 4.9% of the shares issued in the offering, including shares issued to Ottawa Savings Bancorp MHC and our charitable foundation, with the proceeds from a loan from Ottawa Savings Bancorp, Inc. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of participants. Allocations will be based on a participant’s compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

•      Stock-Based Incentive Plan. Ottawa Savings Bancorp, Inc. intends to implement a stock-based incentive plan no earlier than six months after the offering. Approval of this plan by a majority of the total votes eligible to be cast by holders of Ottawa Savings Bancorp, Inc. common stock, other than by Ottawa Savings Bancorp MHC, will be required. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. Shares of restricted stock will be awarded at no cost to the recipient. Stock options will be granted at an exercise price no less than 100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. Since all stock options are required to be expensed beginning in fiscal 2005, our issuance of stock options will negatively affect net income. Under the terms of the plan, we may grant stock options and restricted stock awards in an amount up to 6.86% of the number of shares held by persons other than Ottawa Savings Bancorp MHC.

•      Employment and Change in Control Agreements. We intend to enter into a three-year employment agreement with Gary Ocepek, our President, and Jon Kranov, our Chief Financial Officer. We also intend to enter into a three-year change in control agreement with Phil Devermann, our Vice President. These agreements will provide for severance benefits if the executives are terminated following a change in control involving us, such as an acquisition of Ottawa Savings Bancorp, Inc. Based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plan, if a change in control occurred, and we terminated Messrs. Ocepek, Kranov and Devermann, the total payments due under the employment agreements and the change in control agreement would equal approximately $[            ] million and $[            ] million, respectively.

•      Employee Severance Compensation Plan. This plan will provide severance benefits to eligible employees if there is a change in control involving us. Based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plan, if a change in control occurred, and we terminated all employees, the total payment due under the employee severance compensation plan would equal approximately $629,000.

The following table summarizes at the maximum of the offering range the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards that are expected to be available under the stock-based incentive plan. The table does not include a value for the options because their exercise price would be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized on an option only if the market price of the common stock increases above the price at which the option is granted.

	Number of Shares to be Granted or Purchased
	At Maximum of Offering Range	As a% of Common Stock Issued (including to Ottawa Savings Bancorp MHC)	As a % of Common Stock Outstanding	Total Estimated Value of Grants
Employee stock ownership plan	126,224	3.92%	8.71%	$1,262,240
Restricted stock awards(1)	63,112	1.96	4.36	631,120
Stock options(2)	157,780	4.90	10.89	616,920

Total	347,116	10.78%	23.96%	$2,510,280

(1)	Assumes the value of Ottawa Savings Bancorp, Inc.’s common stock is $10.00 per share for purposes of determining the total estimated value of the grants.
(2)	Assumes the value of a stock option is $3.91, which was determined using the Black-Scholes-Merton option-pricing formula. See “Pro Forma Data.”

Tax Consequences (page 120)

As a general matter, the offering will not be a taxable transaction for purposes of federal or state income taxes to persons who receive or exercise subscription rights. Further, for federal income tax purposes:

•      neither Ottawa Savings Bancorp, Inc. nor Ottawa Savings Bancorp MHC will recognize any gain or loss in connection with the transfer of 100% of the common stock of Ottawa Saving Bank from Ottawa Savings Bancorp MHC to Ottawa Savings Bancorp, Inc.;

•      the depositors of Ottawa Saving Bank will not realize any income upon the issuance or exercise of the subscription rights;

•      it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the offering; and

•      the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase.

Persons Who Can Order Stock in the Offering (page 103)

Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.

We have granted rights to subscribe for shares of Ottawa Savings Bancorp, Inc. common stock in a “subscription offering” to the following persons in the following order of priority:

1. Persons with $50 or more on deposit at Ottawa Saving Bank as of December 31, 2003.

2. Our employee stock ownership plan, which provides retirement benefits to our employees.

3. Persons with $50 or more on deposit at Ottawa Saving Bank as of                     , 2005.

4. Ottawa Savings Bancorp MHC’s members as of [Voting Record Date] who were not eligible to subscribe for shares under categories 1 and 3.

If we receive subscriptions for more shares than are to be sold in this offering, shares will be allocated in order of the priorities described above under a formula outlined in the plan of reorganization and minority stock issuance. If we increase the number of shares to be sold above 1,384,600, Ottawa Saving Bank’s employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Reorganization and Stock Offering—Subscription Offering and Subscription Rights” for a description of the allocation procedure.

We may offer shares not sold in the subscription offering to the general public in a community offering. Borrowers of Ottawa Saving Bank as of the close of business on the last business day of the month immediately before the month in which the Office of Thrift Supervision approves the Plan of Reorganization and Minority Stock Insurance will have first preference to purchase shares in a community offering. People and trusts for the benefit of people who are residents of LaSalle County, Illinois will have a second preference. Other persons to whom we deliver a prospectus will have third preference. The community offering, if held, may begin at any time during the subscription offering or immediately after the end of the subscription offering.

If all of the shares are not sold in the subscription and community offerings, the shares may be sold to the public in a syndicated community offering or in an underwritten public offering.

Deadline for Ordering Stock (page 106)	The subscription offering will end at 12:00 noon, Central Time, on [Expiration Date]. We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if regulators approve a later date. All extensions, in the aggregate, may not go beyond [Extension Date 2].

Purchase Limitations (page 116)

Our plan of reorganization and minority stock issuance establishes limitations on the purchase of stock in the offering. These limitations include the following:

•      The minimum purchase is 25 shares.

•      No individual may purchase more than $170,000 of common stock (which equals 17,000 shares).

•      Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase and ownership limitations at any time.

How to Purchase Common Stock (page 111)

If you want to place an order for shares in the offering, you must complete an original stock order form and send it to us together with full payment. You must sign the certification that is on the reverse side of the stock order form. We must receive your stock order form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.

To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the eligibility dates on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed.

We may, in our sole discretion, reject orders received in the community offering either in whole or in part. For example, we may reject an order submitted by a person who we believe is making false representations or who we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of reorganization and minority stock issuance. If your order is rejected in part, you cannot cancel the remainder of your order.

You may pay for shares in the subscription offering or the community offering in any of the following ways:

•      By check or money order made payable to Ottawa Savings Bancorp, Inc.

•      By authorizing withdrawal from an account at Ottawa Saving Bank. To use funds in an Individual Retirement Account at Ottawa Saving Bank, you must transfer your account to an unaffiliated institution or broker. Please contact the conversion center as soon as possible for assistance.

We will pay interest on your subscription funds at the rate we pay on passbook accounts, which is currently 1.0%, from the date we receive your funds until the offering is completed or terminated. In addition, all funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for common stock.

How We Will Use the Proceeds of this Offering (page 26)	The following table summarizes how Ottawa Savings Bancorp, Inc. will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

	1,023,400 Shares at $10.00 Per Share	1,384,600 Shares at $10.00 Per Share
	(In thousands)
Offering proceeds	$10,234	$13,846
Less: offering expenses	(1,142)	(1,187)

Net offering proceeds	9,092	12,659
Less:
Proceeds contributed to Ottawa Saving Bank	(4,546)	(6,330)
Proceeds used for loan to employee stock ownership plan	(933)	(1,262)
Proceeds to Ottawa Savings Bancorp MHC	(100)	(100)

Proceeds remaining for Ottawa Savings Bancorp, Inc.	$3,513	$4,967

The Board has developed a business plan that reflects how we could deploy the net proceeds in a prudent manner consistent with safety and soundness principles. Ottawa Savings Bancorp, Inc. may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or buy back shares of common stock, subject to regulatory restrictions. Ottawa Saving Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. Ottawa Savings Bancorp, Inc. and Ottawa Saving Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time.

Purchases by Directors and Executive Officers (page 85)	We expect that our directors and executive officers, together with their associates, will subscribe for shares, which equals % of the shares that would be sold to persons other than Ottawa Savings Bancorp MHC and the Foundation at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering.

Market for Ottawa Savings Bancorp, Inc. Common Stock (page 28)	We have applied to have the common stock of Ottawa Savings Bancorp, Inc. listed for trading on the Nasdaq SmallCap Market under the symbol [“ ”]. We cannot assure you that our common stock will be approved for listing. Sandler O’Neill currently intends to become a market maker in our common stock and, if needed, will assist us in obtaining additional market makers, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for the shares of common stock will develop or if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.

Ottawa Savings Bancorp, Inc.’s Dividend Policy (page 27)	After the offering, we intend to adopt a policy of paying regular cash dividends, but have not yet decided on the amount or frequency of payments or when the payments may begin. Following the offering, based upon our estimate of offering expenses and other assumptions described in “Pro Forma Data,” we will have between $7.6 million and $10.7 million in net proceeds, at the minimum and the maximum of the offering, respectively, that, subject to annual earnings and expenses, could potentially be used to pay dividends.

Subscription Rights (page 103)	You are not allowed to transfer your subscription rights and we will act to ensure that you do not do so. We will not accept any stock orders that we believe involve the transfer of subscription rights.

Possible Conversion of Ottawa Savings Bancorp MHC to Stock Form	In the future, Ottawa Savings Bancorp MHC may convert from the mutual to capital stock form, in a transaction commonly known as a “second-step conversion.” In a second-step conversion, members of Ottawa Savings Bancorp MHC would have subscription rights to purchase common stock of Ottawa Savings Bancorp, Inc. or its successor, and the public stockholders of Ottawa

Savings Bancorp, Inc. would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Ottawa Savings Bancorp MHC. This percentage may be adjusted to reflect any assets owned by Ottawa Savings Bancorp MHC. Ottawa Savings Bancorp, Inc.’s public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned before the second-step conversion. The Board of Directors has no current plan to undertake a second-step conversion transaction.

Conversion Center

If you have any questions regarding the offering, please call the conversion center at (            )             -            .

The conversion center is open Monday through Friday, except bank holidays, from 10:00 a.m. to 4:00 p.m., Central Time.

To ensure that each person receives a prospectus at least 48 hours before the expiration date of the subscription and community offerings in accordance with federal law, no prospectus will be mailed any later than five days or hand delivered any later than two days before such date. Order forms will be distributed only when preceded or accompanied by a prospectus.

Risk Factors

You should consider carefully the following risk factors before purchasing Ottawa Savings Bancorp, Inc. common stock.

Risks Related to the Reorganization

As a result of the amount of capital we are raising, we expect our return on equity to be negatively affected. This could adversely affect our stock price performance.

We are raising net proceeds of up to $14.7 million at the maximum, as adjusted, of the offering. The amount of capital we are raising may have several consequences, including the following:

•	Our future return on equity may be inadequate for investors. Return on equity, which equals net income divided by average equity, is a ratio that many investors use to compare the performance of a particular company with other companies. Our returns on average equity were (24.8)% and 0.7%, respectively, for the years ended December 31, 2004 and 2003. These returns are lower than returns on equity for comparable publicly traded companies. Our loss during 2004 for the year was primarily the result of the write-off of $7.3 million of purchased loans from Commercial Loan Corporation. Our return on equity may be inadequate in the future because the net proceeds from the reorganization will significantly increase our equity capital. It will take time for us to fully utilize the new capital in our business operations to increase net income. Consequently, you should not expect a competitive return on equity in the near future.

•	Stock price may decline. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.

Additional expenses following the offering may reduce our profitability and stockholders’ equity.

Following the offering, our noninterest expense is likely to increase as a result of the financial accounting, legal and various other additional expenses usually associated with operating as a public company. We also will recognize additional annual employee compensation and benefit expenses stemming from the shares purchased or granted to employees and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot predict the actual amount of the new stock-related compensation and benefit expenses because applicable accounting standards require that they be based on the fair market value of the shares of common stock at specific points in the future; however, we expect them to be material. We would recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and would recognize expenses for restricted stock awards over the vesting period of awards made to recipients. These expenses in the first year following the offering have been estimated to be approximately $210,400 at the maximum of the offering as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. We will recognize expenses relating to stock option grants and restricted stock awards. For further discussion of these plans, see “Our Management—Benefit Plans” and “Pro Forma Data.”

Issuance of shares for benefit programs will dilute your ownership interest.

We intend to adopt a stock-based incentive plan following the offering. If stockholders approve the new stock-based incentive plan, we intend to issue shares to our officers and directors through this plan. If the restricted stock awards under the stock-based incentive plan are funded from authorized but unissued stock, your ownership interest in the shares issued to persons other than Ottawa Savings Bancorp MHC and the Foundation would be diluted by up to approximately 4.17%, assuming awards of common stock equal to 1.96% of the shares issued in the offering, including shares issued to Ottawa Savings Bancorp MHC, are awarded under the plan. If the shares issued upon the exercise of stock options under the stock-based incentive plan are issued from authorized but unissued stock, your ownership interest in the shares issued to persons other than Ottawa Savings Bancorp MHC and the Foundation would be diluted by up to approximately 9.82%, assuming stock option grants equal to 4.90% of the shares issued in the offering, including shares issued to Ottawa Savings Bancorp MHC and the Foundation, are granted under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

Ottawa Savings Bancorp MHC will own a majority of our common stock and will be able to exercise voting control over most matters put to a vote of stockholders, including preventing sale or merger transactions you may find advantageous or a second-step conversion by Ottawa Savings Bancorp MHC.

Ottawa Savings Bancorp MHC will own a majority of our common stock after the reorganization and, through its Board of Directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers will manage Ottawa Savings Bank, Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC. As a federally chartered mutual holding company, the Board of Directors of Ottawa Savings Bancorp MHC must ensure that the interests of depositors of Ottawa Savings Bank are represented and considered in matters put to a vote of stockholders of Ottawa Savings Bancorp, Inc. Therefore, the votes cast by Ottawa Savings Bancorp MHC may not be in your personal best interests as a stockholder. For example, Ottawa Savings Bancorp MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares, prevent a second-step conversion transaction by Ottawa Savings Bancorp MHC or defeat a stockholder nominee for election to the Board of Directors of Ottawa Savings Bancorp Inc. The matters as to which stockholders other than Ottawa Savings Bancorp MHC will be able to exercise voting control are limited and include any proposal to implement a stock-based incentive plan.

In addition, Office of Thrift Supervision regulations prohibit, for three years following the completion of a stock offering by a company such as Ottawa Savings Bancorp, Inc., the acquisition of more than 10% of any class of equity security of the company without the prior approval of the Office of Thrift Supervision. Even after this three-year period, Office of Thrift Supervision regulations would likely prevent an acquisition of Ottawa Savings Bancorp, Inc. other than by another mutual holding company.

Our stock price may decline after trading commences.

We cannot guarantee that if you purchase shares in the offering that you will be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, have recently experienced substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although we have applied to have our shares of common stock quoted on the Nasdaq SmallCap Market, there is no guarantee that the shares will be regularly traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock at the same price and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

We have experienced material weaknesses with our internal control over financial reporting which could affect our ability to provide accurate financial statements.

In connection with the audit of our 2003 and 2004 financial statements, our independent auditing firm issued a letter to our audit committee identifying three material weaknesses in our internal control over financial reporting. A material weakness is a significant deficiency in an internal control system that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. These weaknesses related to (i) our review and grading of our commercial participation loans for the purpose of evaluating the borrower’s financial condition and assessing the borrower’s results of operations as compared to projected results of operations, (ii) our system of monitoring compensation-related liabilities, and (iii) our lack of a system to account for deferred taxes. We are currently addressing these material weaknesses by instituting monitoring systems to ensure that all loan losses are estimated and recorded in the month the losses are incurred, to estimate and recognize liabilities related to compensation-related transactions, and to accurately account for deferred taxes.

We are in the process of upgrading our internal control over financial reporting in connection with our transition from a private to a public company. However, there can be no assurance that we will be able to maintain effective internal control over financial reporting in the future. Any future failure to maintain effective internal control over financial reporting could impair the reliability of our financial statements which in turn could harm our business, impair investor confidence and subject us to regulatory penalties.

Risks Related to the Formation of Our Foundation

Establishment of the Foundation will hurt our profits for fiscal year 2005.

Ottawa Savings Bancorp, Inc. intends to contribute 56,000 shares of its common stock to the Foundation at the midpoint of the offering range. This contribution will be an additional operating expense and will reduce net income for the year ending December 31, 2005, the fiscal year in which we expect the Foundation to be established. Based on the pro forma assumptions, the contribution to the Foundation would reduce net earnings by approximately $370,000, after tax, in fiscal year 2005.

The contribution to the Foundation means that a stockholder’s total ownership interest will be up to 4.4% less after the contribution.

Purchasers of shares will have their ownership and voting interests in Ottawa Savings Bancorp, Inc. diluted by up to 4.4% at the close of the stock offering when Ottawa Savings Bancorp, Inc. issues an additional 56,000 shares at the midpoint of the offering range and contributes those shares to the Foundation. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Our contribution to the Foundation may not be tax deductible, which could hurt our profits.

We believe that our contribution to the Foundation, valued at $560,000 at the midpoint of the offering range, pre-tax, will be deductible for federal income tax purposes. However, we have not sought any assurance from the Internal Revenue Service that it will grant tax-exempt status to the Foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully.

Failure to approve the Foundation may materially affect our pro forma market value, which may delay the completion of the reorganization.

The establishment and funding of the Foundation as part of the reorganization is subject to the approval of our depositors. If our depositors approve the reorganization, but not the Foundation, we may determine to complete the reorganization without the establishment of the Foundation and may do so without amending the plan of reorganization or obtaining any further vote of our depositors. Keller & Company, which performed the appraisal of us on which this offering is based, has informed us that our value would be greater if we did not form the charitable foundation and fund it with shares of our common stock. Therefore, if our depositors do not approve the Foundation, our pro forma market value will increase. If our pro forma market value increases above $37.0 million for any reason, all subscribers will be resolicited and given the chance to change or cancel their orders. A resolicitation would delay the completion of the stock offering.

Risks Related to Our Business

Rising interest rates may hurt our profits.

While in recent years interest rates have been at or near historically low levels, interest rates recently have begun to rise. If interest rates continue to increase, our net interest income and the value of our assets likely would be reduced if interest paid on interest-bearing liabilities, such as deposits and borrowings, increased more quickly than interest received on interest-earning assets, such as loans and investments. Our interest rate spread (the difference between the average yield earned on our interest-earning assets and the average rate paid on our interest-bearing liabilities) was 2.6% for the year ended December 31, 2004 compared to 2.9% for the year ended December 31, 2003. Our net interest margin (net interest income as a percentage of average interest-earning assets) was 2.8% for the year ended December 31, 2004 compared to 3.2% for the year ended December 31, 2003. If there is an increasing interest rate environment, our interest rate spread and net interest margin could be compressed, which would have a negative effect on our profitability. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Market Risk Analysis.”

Strong competition within our market area could hurt our profits and slow growth.

We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and at times has forced us to offer higher deposit rates. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which reduces net interest income. According to the Federal Deposit Insurance Corporation (“FDIC”), as of June 30, 2004, we held approximately 26.5% of all bank and thrift deposits in Ottawa, Illinois, which was the second largest market share of deposits out of five financial institutions (excluding credit unions) in city of Ottawa. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Our Business—Market Area” and “Our Business—Competition.”

We have suffered losses due to third party misappropriation relating to our investment in certain loan participations.

During the period from March 2000 until April 2004, as part of our investment activities, we purchased loan participations from Commercial Loan Corporation (“CLC”) of Oak Brook, Illinois. In April 2004, we were informed by our regulators, the FDIC and Illinois Office of Banks and Real Estate (“OBRE”), that CLC had misappropriated funds from loans it was servicing for others. At that time, Ottawa Savings Bank had 39 outstanding loan participations with CLC in the aggregate amount of approximately $15 million. In May 2004, CLC filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. In December 2004, CLC’s remaining assets were transferred to a trust established for the benefit of CLC’s creditors (the “CLC Creditors Trust”).

In December 2004, we received a payment of $5.6 million in cash and loans from the CLC Creditors Trust. Management believes at this time that it has recognized the full extent of the losses it will incur from its dealings with CLC. Although we have retained certain unsecured claims against the CLC Creditors Trust, we have written off the remaining $9.3 million of our investment in the CLC loan participations.

As of December 31, 2004, Ottawa Savings Bank has seven loans or participations in loans totaling $4.2 million that were acquired from CLC. All of these loans are performing according to the terms in which they were originated.

Our origination or purchase of commercial real estate, multifamily or construction loans may expose us to increased lending risks.

At December 31, 2004, $36.1 million, or 30.1%, of our loan portfolio consisted of commercial real estate, multifamily and construction loans. We intend to continue to emphasize these types of lending. These types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Also, many of these types of borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan.

Our expansion strategy may negatively impact our earnings.

We consider our primary market area to consist of LaSalle County, Illinois. We currently operate from one branch, located in Ottawa, Illinois. We may expand our presence throughout our market area and pursue further expansion through the establishment of additional branches. The profitability of any expansion policy will depend on whether the income that we generate from the additional branches we establish will offset the increased expenses resulting from operating new branches. It may take a period of time before any new branches would become profitable, especially in areas in which we do not have an established presence. During this period, operating any new branches would likely have a negative impact on our net income.

The loss of any one of our three senior executive officers could hurt our operations.

We rely heavily on our President, Gary Ocepek, our Senior Vice President and Chief Financial Officer, Jon Kranov, and our Vice President, Phil Devermann. The loss of any one of these officers could have an adverse effect on us because, as a small community bank, each of these officers has more responsibilities than would be typical at a larger financial institution with more employees. In addition, as a small community bank, we have fewer management level personnel who are in a position to assume the responsibilities of such officers’ positions with us should we need to find replacements for any of these senior members of management. We do not have key-man life insurance on any of these officers.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

We intend to contribute approximately 50% of the net proceeds of the offering to Ottawa Savings Bank. We expect to use a portion of the net proceeds to fund the purchase by our employee stock ownership plan of shares in the offering. We may use the remaining net proceeds to repurchase common stock, purchase investment securities, finance the acquisition of other financial institutions or other businesses that are related to banking or for other general corporate purposes. Ottawa Savings Bank may use the proceeds it receives to fund new loans, purchase investment securities, establish or acquire new branches, acquire financial institutions or other businesses that are related to banking or for general corporate purposes. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Our geographic concentration means that our performance may be affected by economic, regulatory and demographic conditions in our market area.

As of December 31, 2004, most of our total loans were to individuals and/or secured by properties located in our primary market area of LaSalle County in Illinois. As a result, our revenues and profitability are subject to prevailing economic, regulatory, demographic and other conditions in LaSalle County. Because our business is concentrated in this area, adverse economic, regulatory, demographic or other developments that are limited to this area may have a disproportionately greater effect on us than they would have if we did business in markets outside that particular geographic area.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision (“OTS”), our chartering authority, the FDIC, as insurer of our deposits and by the OBRE. Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Inc. and Ottawa Saving Bank are all subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:

1.	statements of our goals, intentions and expectations;

2.	statements regarding our business plans, prospects, growth and operating strategies;

3.	statements regarding the quality of our loan and investment portfolios; and

4.	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

1.	general economic conditions, either nationally or in our market area, that are worse than expected;

2.	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

3.	increased competitive pressures among financial services companies;

4.	changes in consumer spending, borrowing and savings habits;

5.	legislative or regulatory changes that adversely affect our business;

6.	adverse changes in the securities markets;

7.	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

8.	our ability to enter into new markets and/or expand product offerings successfully and take advantage of growth opportunities;

9.	our ability to deploy capital we raise in this stock offering; and

10.	changes in real estate values.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may turn out to be incorrect because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

SELECTED FINANCIAL AND OTHER DATA

The summary information presented below at or for each of the periods presented is derived in part from the consolidated financial statements of Ottawa Savings Bank. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus.

	At December 31,
	2004	2003
	(In Thousands)
Financial Condition Data:

Total Assets	$169,285	$156,947
Loans, net (1)	114,826	109,567
Securities held to maturity	1,818	2,370
Securities available for sale	30,640	26,796
Deposits	156,654	140,621
Equity	11,006	14,733

(1)	Net of loans in process, allowance for loan losses.

	Years Ended December 31,
	2004	2003
	(In Thousands)
Operation Data:

Total interest and dividend income	$8,443	$8,408
Total interest expense	4,069	3,837

Net interest income	4,374	4,571
Provision for loan losses	7,391	2,107
Other income	128	178
Other expense	2,794	2,452
Income tax expense (benefit)	(2,186)	75

Net income (loss)	$(3,497)	$115

	At or for the Years Ended December 31,
	2004	2003
Performance Ratios:
Return on average assets	(2.11)%	0.08%
Return on average equity	(24.77)	0.71
Average equity to average assets	8.52	10.89
Equity to total assets at end of period	6.50	9.39
Net interest rate spread (1)	2.56	2.94
Net interest margin (2)	2.76	3.23
Average interest-earning assets to average interest-bearing liabilities	107.55	110.66
Other expense to average assets	1.69	1.65
Efficiency ratio (3)	62.05	51.63

Regulatory Capital Ratios:
Tangible capital	6.20	8.98
Tier 1 core capital	6.20	8.98
Total risk-based capital	10.67	14.99

Asset Quality Ratios:
Net charge-offs (recoveries) to average gross loans outstanding	6.04	1.89
Allowance for loan losses to gross loans outstanding	0.37	0.34
Non-performing loans to total loans	0.37	0.33
Non-performing assets to total assets(4)	0.49	0.33

Other Data:
Number of full-service offices	1	1

(1)	The net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(3)	The efficiency ratio represents other expense as a percent of net interest income before the provision for loan losses and other income.
(4)	Nonperforming assets consist of nonperforming loans and REO. Nonperforming loans consist of all loans 90 days or more past due.

USE OF PROCEEDS

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the actual expenses of the offering. Payments for shares made through withdrawals from deposit accounts will reduce our deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	1,023,400 Shares at $10.00 Per Share	% of Net Proceeds	1,204,000 Shares at $10.00 Per Share	% of Net Proceeds	1,384,600 Shares at $10.00 Per Share	% of Net Proceeds	1,592,290 Shares at $10.00 Per Share	% of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$10,234		$12,040		$13,846		$15,923
Less: estimated offering expenses	(1,142)		(1,165)		(1,187)		(1,213)

Net offering proceeds	9,092		10,875		12,659		14,710
Less:
Proceeds contributed to Ottawa Savings Bank	(4,546)	50.0%	(5,438)	50.0%	(6,330)	50.0%	(7,355)	50.0%
Proceeds used for loan to employee stock ownership plan	(933)	10.3	(1,098)	10.1	(1,262)	10.0	(1,452)	9.9
Proceeds to Ottawa Savings Bancorp MHC	(100)	1.1	(100)	1.0	(100)	0.8	(100)	0.7

Proceeds remaining for Ottawa Savings Bancorp, Inc.	$3,513	38.6%	$4,239	39.0%	$4,967	39.2%	$5,803	39.4%

Ottawa Savings Bancorp, Inc. intends initially to invest the proceeds it retains from the offering in short-term, liquid investments. Over time, Ottawa Savings Bancorp, Inc. may use the proceeds it retains from the offering:

•	to invest in securities;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking;

•	to repurchase shares of our common stock, subject to regulatory restrictions;

•	to pay dividends to stockholders; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the offering, except to fund stock-based benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

Ottawa Saving Bank may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Ottawa Savings Bank:

•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above. We currently have no specific plans or agreements regarding any expansion activities or acquisitions.

Except as described above, neither Ottawa Savings Bancorp, Inc. nor Ottawa Savings Bank has any specific plans for the investment of the proceeds of this offering. For a discussion of our business reasons for undertaking the reorganization, see “The Reorganization and Stock Offering—Reasons for the Reorganization.”

OUR DIVIDEND POLICY

Following the offering, Ottawa Savings Bancorp, Inc. Board of Directors intends to adopt a policy of paying regular cash dividends, but has not decided the amount that may be paid or when the payments may begin. In addition, the Board of Directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the Board of Directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards and economic conditions. The regulatory restrictions that affect the payment of dividends by Ottawa Saving Bank to us discussed below will also be considered. We cannot guarantee that Ottawa Savings Bancorp, Inc. will pay dividends or that, if paid, Ottawa Savings Bancorp, Inc. will not reduce or eliminate dividends in the future. Following the offering, based upon our estimate of offering expenses and other assumptions described in “Pro Forma Data,” Ottawa Savings Bancorp, Inc. will have between $7.6 million and $10.7 million in net proceeds, at the minimum and the maximum of the offering, respectively, that, subject to annual earnings and expenses, we potentially could use to pay dividends.

If Ottawa Savings Bancorp, Inc. pays dividends to its stockholders, Ottawa Savings Bancorp, Inc. also will be required to pay dividends to Ottawa Savings Bancorp MHC, unless Ottawa Savings Bancorp MHC elects to waive the receipt of dividends. Ottawa Savings Bancorp, Inc. anticipates that Ottawa Savings Bancorp MHC will waive any dividends that it may pay. Any decision to waive dividends will be subject to regulatory approval. [Under Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by Ottawa Savings Bancorp MHC if Ottawa Savings Bancorp MHC converts to stock form.] See “Regulation and Supervision—Holding Company Regulation.”

Our ability to pay dividends may depend, in part, upon dividends we receive from Ottawa Saving Bank because we initially will have no source of income other than dividends from Ottawa Saving Bank and earnings from the investment of the net proceeds from the offering that we retain. Office of Thrift Supervision regulations limit dividends and other distributions from Ottawa Saving Bank to us. In addition, Ottawa Saving Bank may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision—Regulation of Federal Savings Associations—Limitation on Capital Distributions.”

Any payment of dividends by Ottawa Saving Bank to us that would be deemed to be drawn out of Ottawa Saving Bank’s bad debt reserves would require Ottawa Saving Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and the notes to financial statements included in this prospectus. We do not contemplate any distribution by Ottawa Saving Bank that would result in this type of tax liability.

MARKET FOR THE COMMON STOCK

We have not previously issued common stock and there is currently no established market for the common stock. Upon completion of the offering, we expect that our shares of common stock will be quoted on the Nasdaq SmallCap Market under the symbol [            ]. We cannot assure you that our common stock will be approved for listing. Sandler O’Neill has advised us that it intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. Sandler O’Neill also will assist us, if needed, in obtaining other market makers after the offering. We will try to obtain at least three market makers for our stock, but we cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing our common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should have a long-term investment intent and should recognize that there may be a limited trading market in the common stock.

CAPITALIZATION

The following table presents the historical capitalization of Ottawa Savings Bank at December 31, 2004 and the capitalization of Ottawa Savings Bancorp, Inc. reflecting the reorganization (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares under the proposed stock-based incentive plan. A change in the number of shares to be issued in the reorganization may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 1,023,400 shares to complete the offering.

		Ottawa Savings Bancorp, Inc. Pro Forma Capitalization Based Upon the Sale of Shares at $10.00 per Share
	Ottawa Savings Bank Capitalization at December 31, 2004	1,023,400 Shares at $10.00 Per Share	1,204,000 Shares at $10.00 Per Share	1,384,600 Shares at $10.00 Per Share	1,592,290 Shares at $10.00 Per Share(1)
	(In thousands)
Deposits(2)	$156,654	$156,654	$156,654	$156,654	$156,654
Advances from Federal Home Loan Bank	—	—	—	—	—

Total deposits and borrowed funds	$156,654	$156,654	$156,654	$156,654	$156,654

Stockholders’ equity:
Common stock:
12,000,000, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (3)	$—	$24	$28	$32	$37
Additional paid-in capital (3)	—	9,068	10,847	12,627	14,673
Retained earnings(3)	10,981	10,981	10,981	10,981	10,981
Net unrealized gain on available-for-sale securities, net	25	25	25	25	25
Plus: shares issued to the Foundation	—	476	560	644	741
Less:
Capitalization of Ottawa Savings Bancorp MHC		100	100	100	100
Foundation contribution expense, net(4)	—	314	370	425	489
Common stock acquired by employee stock ownership plan(5)	—	933	1,098	1,262	1,452
Common stock to be acquired by stock-based incentive plan(6)	—	466	549	631	726

Total stockholders’ equity	$11,006	$18,761	$20,324	$21,891	$23,690

(1)	As adjusted to give effect to an increase in the number of shares which could be issued due to an increase in the valuation up to 15%.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering.
(3)	No effect has been given to the issuance of additional common stock pursuant to the stock option plans.
(4)	Represents the expense, net of tax, of the contribution of common stock to the Foundation based on an estimated tax rate of 34%.
(5)	Assumes that 3.92% of the common stock issued in the reorganization, including shares issued to Ottawa Savings Bancorp MHC and the Foundation, will be acquired by the employee stock ownership plan with funds borrowed from Ottawa Savings Bancorp, Inc. and will represent unearned compensation, reflected as a reduction of capital. As shares are released to plan participants’ accounts, a corresponding reduction in the charge against capital will occur. Since the funds are borrowed from Ottawa Savings Bancorp, Inc., the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the consolidated financial statements of Ottawa Savings Bancorp, Inc. See “Our Management — Benefit Plans — Employee Stock Ownership Plan.”
(6)	Assumes the purchase in the open market at $10.00 per share under the proposed stock-based incentive plan of a number of shares equal to 1.96% of the shares of common stock issued in the reorganization, including shares issued to Ottawa Savings Bancorp MHC and the Foundation. The shares are reflected as a reduction of stockholders’ equity. The stock-based incentive plan will be submitted to stockholders for approval at a meeting following the reorganization. See “Risk Factors — Issuance of shares for benefit programs will dilute your ownership interest,” “Pro Forma Data” and “Our Management — Benefit Plans — Future Stock-Based Incentive Plan.”

REGULATORY CAPITAL COMPLIANCE

At December 31, 2004, Ottawa Savings Bank was subject to, and exceeded, the regulatory capital requirements of the Federal Deposit Insurance Corporation. See note 11 to the notes to the financial statements. Following the reorganization, Ottawa Savings Bank will be subject to the regulatory capital requirements of the Office of Thrift Supervision. The following table presents Ottawa Savings Bank capital position relative to the regulatory capital requirements of the Office of Thrift Supervision at December 31, 2004, on a historical and a pro forma basis, assuming that Ottawa Savings Bank was subject to the regulatory capital requirements at December 31, 2004. The table reflects receipt by Ottawa Savings Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan and the cost of the shares expected to be awarded under the stock-based incentive plan as restricted stock are deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Ottawa Savings Bank, see “Regulation and Supervision — Regulation of Federal Savings Banks — Capital Requirements.”

			Pro Forma at December 31, 2004
	Historical at December 31, 2004		Minimum of Offering Range 1,023,400 Shares at $10.00 Per Share		Midpoint of Offering Range 1,204,000 Shares at $10.00 Per Share		Maximum of Offering Range 1,384,600 Shares at $10.00 Per Share		15% Above Maximum of Offering Range 1,591,290 Shares at $10.00 Per Share
	Amount	Percent of Assets(1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Generally accepted accounting principles capital	$11,006	6.5%	$14,103	8.2%	$14,747	8.5%	$15,392	8.9%	$16,134	9.3%

Tangible Capital:
Capital level(2)	10,981	6.5	14,078	8.2	14,722	8.5	15,367	8.8	16,109	9.2
Requirement	2,539	1.5	2,585	1.5	2,595	1.5	2,605	1.5	2,616	1.5

Excess	8,442	5.0	11,493	6.7	12,127	7.0	12,762	7.3	13,493	7.7

Core Capital:
Capital level(2)	10,981	6.5	14,078	8.2	14,722	8.5	15,367	8.8	16,109	9.2
Requirement	6,770	4.0	6,894	4.0	6,920	4.0	6,946	4.0	6,976	4.0

Excess	4,211	2.5	7,184	4.2	7,802	4.5	8,421	4.8	9,133	5.2

Total Risk-Based Capital:
Total risk-based capital(3)	11,420	10.7	14,517	13.5	15,161	14.1	15,806	14.6	16,548	15.3
Requirement	8,565	8.0	8,614	8.0	8,625	8.0	8,635	8.0	8,647	8.0

Excess	$2,855	2.7%	$5,903	5.5%	$6,536	6.1%	$7,171	6.6%	$7,901	7.3%

(1)	Based on adjusted total assets of $169,260,000 for the purposes of the tangible and core capital requirements, and risk-weighted assets of $107,061,000 for the purposes of the risk-based capital requirement.
(2)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20.0% risk-weight.
(3)	Pro forma capital levels assume receipt by the Bank of 50% of the net proceeds from the sale of common stock in the subscription offering.

PRO FORMA DATA

The following tables show information about our net income and stockholders’ equity (“book value”) reflecting the reorganization based on the sale of our common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and 15% above the maximum of the offering range. The actual net proceeds from the sale of our common stock cannot be determined until the reorganization is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of stock will be sold in the subscription and community offerings;

•	Our employee stock ownership plan will purchase a number of shares equal to 4.9% of the shares issued in the reorganization, including shares issued to Ottawa Savings Bancorp MHC and our charitable foundation, with a loan from Ottawa Savings Bancorp, Inc. that will be repaid in equal installments over 15 years;

•	Total expenses of the offering, including fees and expenses paid to Sandler O’Neill, will be approximately $1.2 million at the maximum of the offering; and

•	We will make a charitable contribution of 2% of the shares of our common stock issued in the reorganization to the Foundation, with an assumed value of $10.00 per share.

Actual expenses may vary from this estimate, and the fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares, and other factors.

Pro forma net income for the year ended December 31, 2004 has been calculated as if the reorganization was completed at the beginning of each period, and the net proceeds had been invested at 2.5% for the year ended December 31, 2004 and for the year ended December 31, 2003, which represents the three-year treasury rate. While Office of Thrift Supervision regulations call for the use of a yield equal to the arithmetic average of the average yield earned by us on our interest-earning assets and the average rate paid on our deposits, we believe that the three-year treasury rate represents a more realistic yield on the investment in the offering proceeds.

A pro forma after-tax return of 1.65% is used for both the year ended December 31, 2004, after giving effect to a combined federal and state income tax rate of 34%. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice, if Keller & Company increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Reorganization and Stock Offering— How We Determined the Offering Range and the $10.00 Purchase Price.”

•	Since funds on deposit with us may be withdrawn to purchase shares of common stock, the amount of funds available to us for investment will be reduced by the amount of such withdrawals. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the reorganization had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed stock-based incentive plan.

•	Pro forma stockholders’ equity (“pro forma book value”) represents the difference between the stated amounts of our assets and liabilities. Pro forma book value amounts do not represent fair market values or amounts available for distribution to stockholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of our special bad debt reserves for income tax purposes, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

•	The amounts shown do not account for the shares to be reserved for issuance upon the exercise of stock options that may be granted under our proposed stock-based incentive plan, which requires stockholder approval at a meeting following the reorganization. Under the stock-based incentive plan, an amount equal to 6.86% of the common stock issued in the reorganization, including shares issued to Ottawa Savings Bancorp MHC and our charitable foundation, will be reserved for future issuance upon the exercise of options and restricted stock awards to be granted under the plan.

The following pro forma data, which are based on our historical capital at December 31, 2004 and December 31, 2003, and our historical net income for the year ended December 31, 2004 and year ended December 31, 2003, may not represent the actual financial effects of the reorganization or our operating results after the reorganization. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to stockholders if we are liquidated after the reorganization.

We are offering our common stock on a best efforts basis. We must sell a minimum of 1,023,400 shares to complete the offering.

	The Year Ended December 31, 2004
	Minimum of Offering Range 1,023,400 Shares at $10.00 Per Share	Midpoint of Offering Range 1,204,000 Shares at $10.00 Per Share	Maximum of Offering Range 1,384,600 Shares at $10.00 Per Share	15% Above Maximum of Offering Range 1,592,290 Shares at $10.00 Per Share
	(Dollars in thousands, except per share amounts)
Pro forma market capitalization	$23,800	$28,000	$32,200	$37,030

Shares issued to Foundation	476	560	644	741

Gross proceeds	10,234	12,040	13,846	15,923
Less: estimated offering expenses	(1,142)	(1,165)	(1,187)	(1,213)

Estimated net proceeds	9,092	10,875	12,659	14,710
Less: cash to Ottawa Savings Bancorp MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan(1)(4)	(933)	(1,098)	(1,262)	(1,452)
Less: common stock to be acquired by stock-based incentive plan(3)(4)	(466)	(549)	(631)	(726)

Net investable proceeds	$7,593	$9,128	$10,666	$12,432

Pro Forma Net Income:
Pro forma net income(2):
Historical	$(3,497)	$(3,497)	$(3,497)	$(3,497)
Pro forma income on net investable proceeds	125	151	176	205
Less: pro forma employee stock ownership plan adjustments(1)(4)	(41)	(48)	(56)	(64)
Less: pro forma stock-based incentive plan adjustments for restricted stock awards (3)(4)(6)	(62)	(72)	(83)	(96)
Less: pro forma stock-based incentive plan adjustments for stock option grants(3)(4)(6)	(30)	(35)	(41)	(47)

Pro forma net income	$(3,505)	$(3,501)	$(3,501)	$(3,499)

Pro forma net income per share(2):
Historical	$(1.53)	$(1.30)	$(1.13)	$(0.98)
Pro forma income on net investable proceeds	0.05	0.06	0.06	0.06
Less: pro forma employee stock ownership plan adjustments(1)(4)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma stock-based incentive plan adjustments for restricted stock awards(3)(4)(6)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma stock-based incentive plan adjustments for stock option grants(3)(4)(6)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$(1.54)	$(1.30)	$(1.13)	$(0.98)

Pro forma price to earnings per share	(6.54)X	(7.71)X	(8.86)X	(10.20)X
Number of shares used to calculate earnings (5)	2,292,924	2,697,557	3,102,191	3,567,519
Pro Forma Stockholders’ Equity:
Pro forma stockholders’ equity (book value):
Historical	$11,006	$11,006	$11,006	$11,006
Estimated net proceeds	9,092	10,875	12,659	14,710
Plus: shares issued to the foundation	476	560	644	741
Less: after-tax cost of foundation	(314)	(370)	(425)	(489)
Less: capitalization of Ottawa Savings Bancorp MHC	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan(1)(4)	(933)	(1,098)	(1,262)	(1,452)
Less: common stock to be acquired by stock-based incentive plan(3)(4)(6)	(466)	(549)	(631)	(726)

Pro forma stockholders’ equity	$18,761	$20,324	$21,891	$23,690

Pro forma stockholders’ equity per share:
Historical	$4.62	$3.93	$3.42	$2.97
Estimated net proceeds	3.82	3.88	3.93	3.97
Plus: shares issued to the foundation	0.20	0.20	0.20	0.20
Less: after-tax cost of foundation	(0.13)	(0.13)	(0.13)	(0.13)
Less: capitalization of Ottawa Savings Bancorp MHC	(0.04)	(0.04)	(0.03)	(0.03)
Less: common stock acquired by employee stock ownership plan(1)(4)	(0.39)	(0.39)	(0.39)	(0.39)
Less: common stock to be acquired by stock-based incentive plan(3)(4)(6)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma stockholders’ equity per share	$7.88	$7.25	$6.80	$6.39

Offering price as a percentage of pro forma stockholders’ equity per share	126.86%	137.77%	147.09%	156.31%
Number of shares used to calculate pro forma stockholders’ equity per share	2,380,000	2,800,000	3,220,000	3,703,000

(1)	Assumes that the employee stock ownership plan will acquire an amount of stock equal to 3.92% of the shares of common stock issued in the reorganization, including shares issued to Ottawa Savings Bancorp MHC and our charitable foundation. The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds that Ottawa Savings Bancorp, Inc. will retain. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 5.5%. Ottawa Savings Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. As the debt is paid down, stockholders’ equity will be increased. The payment of the employee stock ownership plan debt is based upon equal installments of principal over a 15 year period, assuming a combined federal and state income tax rate of 34%. Interest income that Ottawa Savings Bancorp, Inc. will earn on the loan will offset the interest paid on the loan by Ottawa Savings Bank. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. See “Our Management — Benefit Plans — Employee Stock Ownership Plan.”
(2)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2005 as a result of the contribution of common stock to the Foundation. The following table shows the estimated after-tax expense associated with the contribution to the Foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the Foundation was expensed during the periods presented. The pro forma data assumes that we will realize 100% of the income tax benefit as a result of the contribution to the Foundation based on a 34.0% tax rate. The realization of the tax benefit is limited annually to 10% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(3)	In calculating the pro forma effect of the restricted stock awards, it is assumed that the required stockholder approval has been received, that we acquired the shares used to fund the awards (1.96% of the shares issued in the reorganization, including shares issued to Ottawa Savings Bancorp MHC and our charitable foundation) at the beginning of the respective period in open market purchases at the $10.00 per share purchase price, that 20% of the amount contributed was an amortized expense during the period, and that the combined federal and state income tax rate is 34.0%. We may fund the stock-based incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of common stock. The issuance of authorized but unissued shares of the common stock instead of open market purchases would dilute the ownership interests of existing stockholders, other than Ottawa Savings Bancorp MHC, by approximately 4.17%.
(4)	Assumes the value of our common stock is $10.00 per share for purposes of determining the total estimated value of the common stock acquired by the employee stock ownership plan and the restricted stock awards.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share amounts)
After-tax expense of contribution to foundation:
Year ended December 31, 2004	$314	$370	$425	$489

Pro forma net income:
Year ended December 31, 2004	$(3,819)	$(3,871)	$(3,926)	$(3,988)

Pro forma net income per share:
Year ended December 31, 2004	$(1.68)	$(1.44)	$(1.27)	$(1.12)

For purposes of the pro forma tables, shares of restricted stock issued under the stock-based incentive plan vest 20% per year and compensation expense is recognized on a straight-line basis over each vesting period. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the stock-based incentive plan, total stock-based incentive plan expense would be greater. The total estimated expense was multiplied by 20%, which is the total percent of shares for which expense is recognized in the first year.

The following table shows the estimated pro forma net income and stockholders’ equity per share if restricted shares awarded under the stock-based incentive plan were authorized but unissued shares instead of repurchased shares. The table also shows the estimated pre-tax stock-based incentive plan expense. The number of shares used to calculate pro forma net income per share in the following table is the total number of shares issued at the indicated point in the offering range, minus the number of shares sold to the employee stock ownership plan assumed not to be committed to be released within one year following the reorganization and plus the number of shares that may be awarded as restricted stock under the proposed stock-based incentive plan. The number of shares used to calculate pro forma stockholders’ equity per share in the following table is the total number of shares issued at the indicated point in the offering range, plus the number of shares that may be awarded as restricted stock under the proposed stock-based incentive plan.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share data)
Pro forma net income per share:
Year ended December 31, 2004	$(1.49)	$(1.27)	$(1.10)	$(0.96)

Number of shares used to calculate pro forma net income per share:
At December 31, 2004	2,339,572	2,752,437	3,165,303	3,640,098

Pro forma stockholders’ equity per share:
At December 31, 2004	$7.92	$7.31	$6.86	$6.47

Number of shares used to calculate pro forma stockholders’ equity per share:
At December 31, 2004	2,426,648	2,854,880	3,283,112	3,775,579

Pre-tax stock-based incentive plan expense:
Year ended December 31, 2004	$93	$110	$126	$145

(5)	The following table shows how we derived the number of shares used to calculate pro forma net income per share.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
	(Dollars in thousands, except per share data)
Year Ended December 31, 2004:

Shares issued in the reorganization	2,380,000	2,800,000	3,220,000	3,703,000
Less: shares purchased by the employee stock ownership plan	93,296	109,760	126,224	145,158
Plus: shares committed to be released by the employee stock ownership plan	6,220	7,317	8,415	9,677

Number of shares used to calculate pro forma net income per share	2,292,924	2,697,557	3,102,191	3,567,519

(6)	The pro forma net income assumes that the options granted under the omnibus stock option plan will be expensed in accordance with SFAS No. 123R. The options are assumed to have a value of $3.91 per option, which was calculated using the Black-Scholes option pricing model using the following assumptions: (i) the trading price on the date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 0%; (iv) expected life of 10 years; (v) expected volatility of 14.32%; and (vi) risk-free interest rate of 4.47%. There is no market for the common stock of Ottawa Savings Bancorp, Inc. As such, the expected volatility was calculated based upon the historical performance of the SNL MHC Index. The foregoing assumptions are used for illustrative purposes and should not be considered indicative of expected performance of the stock. Changes in the assumptions used in the Black-Scholes option pricing model can materially impact the results. The assumptions were prepared based upon data available as of December 31, 2004. However, future market conditions could materially impact these assumptions going forward. There can be no assurance that the actual fair market value per share on the date of grant, and the corresponding exercise price of the options, will be $10.00 per share.

The number of options available under the stock-based incentive plan will be equal to 4.9% of the number of shares issued in the reorganization, including shares issued to Ottawa Savings Bancorp MHC and our charitable foundation. The issuance of authorized but unissued shares of common stock instead of shares repurchased in the open market would dilute the ownership interests of existing stockholders, other than Ottawa Savings Bancorp MHC, by approximately 9.82%.

The following table shows the estimated pro forma net income and stockholders’ equity per share if shares for stock issued as a result of the exercise of stock options were authorized but unissued shares instead of repurchased shares.

	Minimum of Offering Range	Midpoint of Offering Range	Maximum of Offering Range	15% Above Maximum of Offering Range
Pro forma net income per share:
Year ended December 31, 2004	(1.45)	(1.24)	(1.07)	(0.93)
Number of shares used to calculate pro forma net income per share:
Year ended December 31, 2004	2,409,544	2,834,757	3,259,971	3,748,966
Pro forma stockholders’ equity per share:
At December 31, 2004	7.51	6.92	6.48	6.10
Number of shares used to calculate pro forma stockholders’ equity per share:
Year ended December 31, 2004	2,496,620	2,937,200	3,377,780	3,884,447

COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA FINANCIAL

INFORMATION WITH AND WITHOUT THE FOUNDATION

As set forth in the following table, if we do not establish and fund the Foundation as part of the offering, Keller & Company estimates that our pro forma valuation would be greater, which would increase the amount of common stock offered for sale. If the Ottawa Savings Bank Foundation were not established, there is no assurance that the updated appraisal that Keller & Company will prepare at the closing of the reorganization would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at closing time, including, among other things, market and economic conditions.

The information presented in the following table is for comparative purposes only. It assumes that the reorganization was completed at December 31, 2004, based on the assumptions set forth under “Pro Forma Data.”

	At the Minimum of Estimated Valuation Range		At the Midpoint of Estimated Valuation Range		At the Maximum of Estimated Valuation Range		At the Maximum, as Adjusted, of Estimated Valuation Range
	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation	With Foundation	No Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount(1)	$10,234	$11,093	$12,040	$13,050	$13,846	$15,008	$15,923	$17,259
Estimated pro forma valuation	23,800	24,650	28,000	29,000	32,200	33,350	37,030	38,353
Pro forma total assets	176,998	177,775	178,514	179,453	180,051	181,130	181,818	183,059
Pro forma total liabilities	158,237	158,378	158,190	158,379	158,160	158,379	158,128	158,379
Pro forma stockholders’ equity	18,761	19,397	20,324	21,074	21,891	22,751	23,690	24,680
Pro forma net income	(3,505)	(3,496)	(3,501)	(3,491)	(3,501)	(3,447)	(3,499)	(3,436)
Pro forma stockholders’ equity per share	7.88	7.86	7.25	7.27	6.80	6.82	6.39	6.43
Pro forma net income per share	$(1.54)	$(1.47)	$(1.30)	$(1.25)	$(1.13)	$(1.08)	$(0.98)	$(0.95)
Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma stockholders’ equity	126.86%	127.08%	137.77%	137.61%	147.09%	146.59%	156.31%	155.40%
Offering price as a multiple of pro forma net income per share (annualized)	(6.54)	(6.79)	(7.71)	(8.00)	(8.86)	(9.32)	(10.20)	(10.61)
Offering price to assets	13.45	13.87	15.69	16.16	17.88	18.41	20.37	20.95
Pro Forma Financial Ratios:
Return on assets	(1.98)%	(1.97)%	(1.96)%	(1.95)%	(1.94)%	(1.90)%	(1.92)%	(1.90)%
Return on stockholders’ equity	(18.68)	(18.02)	(17.23)	(16.57)	(15.81)	(15.99)	(14.77)	(14.11)
Stockholders’ equity to total assets	10.60	10.91	11.39	11.74	12.16	12.16	(13.03)	13.48

(1)	Based on independent valuation prepared by Keller & Company as of March 8, 2005.
(2)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2005 as a result of the contribution of common stock to our Foundation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

RESULTS OF OPERATIONS AND FINANCIAL CONDITION

This discussion and analysis reflects Ottawa Savings Bank’s consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited consolidated financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Ottawa Savings Bank provided in this prospectus.

General

We operate out of our headquarters in Ottawa, Illinois and offer a variety of financial services and products to individual and corporate customers in the Ottawa area. Our primary source of revenue derives from our one- to four-family residential lending. Substantially all of our loans are made in LaSalle County, Illinois.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting of money market accounts, passbook, individual retirement accounts and certificates of deposit. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of fees, service charges, and gains on the sale of loans. Non-interest expense currently consists primarily of salaries and employee benefits, directors’ fees, equipment, occupancy, data processing and professional fees. Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

During the period from March 2000 until April 2004, as part of our investment activities, we purchased loan participations from CLC of Oak Brook, Illinois. In April 2004, we were informed by our regulators, the FDIC and OBRE, that CLC had misappropriated funds from loans it was servicing for others. At that time, Ottawa Savings Bank had 39 outstanding loan participations with CLC in the aggregate amount of approximately $15 million. In May 2004, CLC filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. In December 2004, CLC’s remaining assets were transferred to the CLC Creditors Trust.

In December 2004, we received a payment of $5.6 million in cash and loans from the CLC Creditors Trust. This payment included $784,000 in residential condominium loans, $2.5 million in commercial real estate loans, $518,000 in commercial lines of credit, $153,000 in residential real estate loans and $1.6 million in cash. As of March 14, 2005, all of the foregoing loans are performing according to their terms. Although we have retained certain unsecured claims against the CLC Creditors Trust, we have written off the remaining $9.3 million of our investment in the CLC loan participations. The Bank’s financial results reflect these losses in the years in which they occurred.

Critical Accounting Policies

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or income to be critical accounting policies. We consider the allowance for loan losses, market value of investment securities available for sale and the liability for postretirement benefits to be our critical accounting policies.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect each borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Market value of investment securities available for sale. Market values for investment securities are provided monthly by a third party service provider. Management is also responsible for evaluating all investments with unrealized losses on a regular basis to determine whether investments with unrealized losses should be written down to realizable amounts. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) our intent and ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Liability for post retirement benefits. The liability for post retirement benefits was estimated based upon an actuarial report obtained by bank management from an experienced, third party actuary. Assumptions used by the actuary in the calculation include discount rates, current and future health care costs, life expectancies, and employee years of service.

Business Strategy

Historically, we operated as a traditional savings and loan association. Beginning in the mid-1990s, we undertook initiatives to become more community bank oriented by offering expanded savings and lending products and services. Our mission is to continue to serve our customers through the development of new and innovative products and by providing a high level of service. Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service. Our business strategy has been to emphasize one- to four-family residential mortgage lending and we will continue to emphasize this type of lending. Management has determined that the Bank should consider expanding its franchise by opening additional branches in its market area and/or evaluating potential acquisitions to enhance its customer base. On December 17, 2004, we entered into an agreement to purchase property in Ottawa, Illinois on which we intend to open a new branch. The agreement is subject to certain contingencies and conditions, including our diligence review and inspection, which must be satisfied or complied with, or waived by us, by May 16, 2005. There can be no assurances that we will successfully implement our business strategy.

Highlights of our business strategy are as follows:

Remaining a Community Oriented Institution. We were established in Ottawa, Illinois in 1871 and we have been operating continuously since that time. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers.

Continuing to Emphasize One- to Four-Family Residential Real Estate Lending. Historically, we have emphasized one- to four-family residential lending within our market area. As of December 31, 2004, $66.5 million, or 55.4%, of our total loan portfolio consisted of one- to four-family residential mortgage loans. During the year ended December 31, 2004, we originated $14.7 million of one- to four-family residential mortgage loans. While one- to four-family loan originations will continue to be our predominate form of loans because of our expertise with this type of lending, we will also originate and purchase loans secured by multi-family properties, commercial real estate, lines of credit and a variety of loans that are not secured by real estate.

Increasing our Real Estate Lending Capacity. The additional capital raised in the offering will increase our lending capacity by enabling us to expand our lending staff so we can originate and purchase more types of loans, allowing us to diversify the composition of our loan portfolio. These types of loans typically carry larger balances, and through the issuance of equity in our offering, we will have additional capacity.

Achieving High Asset Quality. We have focused on improving and achieving strong asset quality by following conservative underwriting criteria, and primarily originating loans secured by real estate. Our ratio of non-performing assets to total assets was 0.49%, and 0.33% at December 31, 2004 and December 31, 2003, respectively.

Continued Development of our Deposit Products. We plan to continue to market our broad selection of deposit accounts, which include checking accounts, money market accounts, regular saving accounts, club savings accounts, certificate accounts and various retirement accounts. In addition, we plan to continuously develop and market new products to offer more comprehensive financial services to attract and retain our depositors. Our total deposits were $156.7 million and $140.6 million at December 31, 2004 and 2003, respectively.

Comparison of Financial Condition at December 31, 2004 and 2003

Our total assets increased by $12.4 million, or 7.90%, to $169.3 million at December 31, 2004, from $156.9 million at December 31, 2003. The increase in total assets was primarily the result of an increase in loans of $5.3 million, or 4.8%, an increase in securities available for sale of $3.8 million, or 14.3%, and an increase in deferred tax assets of $2.3 million, attributable largely to losses from the CLC loan participations. Premises and equipment increased by $2.5 million due to expansion of our present facility. The increase in securities available for sale was due to our strategy to enhance its interest yields as rates started to rise in 2004. The funding for these increases came from the sales, maturities and repayments of investment securities, increased deposits and the decrease in the investment in Federal Home Loan Bank stock.

Total deposits increased $16.0 million, or 11.4%, to $156.7 million at December 31, 2004, from $140.6 million at December 31, 2003. The increase in deposits is consistent with our strategy of growing our core funding, as passbook accounts increased by $1.4 million, an increase in certificates of deposit of $12.7 million and an increase in checking deposits of $3.4 million. These increases were offset by a decrease in money market accounts of $1.5 million. We did not have any borrowings at December 31, 2004 or 2003.

Equity decreased $3.7 million, or 25.2%, to $11.0 million at December 31, 2004, from $14.7 million at December 31, 2003, reflecting a net loss of $3.5 million as a result of write-offs related to the CLC loan participations, and a decrease in accumulated other comprehensive income of $231,000.

Comparison of Operating Results for the Years Ended December 31, 2004 and 2003

General. Net loss for the year ended December 31, 2004 was $3.5 million, compared to net income of $115,000 for the year ended December 31, 2003. The net loss in 2004 was primarily due to an increase in the loan loss provision to $7.4 million from $2.1 million in 2003. The majority of the provision for loan losses in 2004 and 2003 were required, in management’s opinion, to cover potential losses resulting from investments made by the Bank in loan participations purchased from CLC which has subsequently become insolvent.

Interest Income. Interest income was $8.4 million for the year ended December 31, 2004, remaining relatively unchanged from the year ended December 31, 2003. The yield on interest-earning assets declined 62 basis points which was offset by an increase in interest-earning assets of $17.1 million for the year ended December 31, 2004.

Interest income from loans decreased $89,000, or 1.3%, to $6.6 million for the year ended December 31, 2004, from $6.7 million for the year ended December 31, 2003. The decrease was due to a $16.9 million increase in the average balance of loans during 2004 to $121.4 million from $104.5 million, offset by a decrease in the average yield to 5.5% from 6.4%. The decrease in the yield on loans was the result of the $15.0 million in CLC loans being placed on non accrual status as of April 2004. Interest income from securities increased $143,000, or 12.7% to $1.3 million for the year ended December 31, 2004, from $1.1 million for the year ended December 31, 2003. The increase resulted from a $5.3 million increase in the average balance of securities to $27.9 million from $22.6 million, offset by a decrease in the average yield to 4.5% from 5.0%.

Interest Expense. Total interest expense increased $232,000, or 6.1%, to $4.1 million for 2004 from $3.8 million for 2003. The increase in interest expense resulted from a decrease in the average cost of interest bearing liabilities to 2.8% from 3.0%, reflecting lower market interest rates during 2004, which was partially offset by a $19.6 million increase in the average balance of interest bearing liabilities. The average balance of passbook accounts increased $1.4 million, or 13.6%, to $11.7 million for the year ended December 31, 2004. The average balance of certificates of deposit increased $15.6 million, or 14.7%, to $121.8 million for the year ended December 31, 2004 from $106.2 million for the year ended December 31, 2003. Interest expense related to borrowings was minimal during 2004 and none during 2003.

Net Interest Income. Net interest income decreased $197,000, or 4.3%, to $4.4 million for 2004 from $4.6 million for 2003, primarily as a result of a decrease in our net interest rate spread to 2.6% from 2.9%. The decrease in our interest rate spread reflected the more rapid repricing of our interest-bearing liabilities in a rising interest rate environment as compared to our interest-earning assets. Our net interest margin decreased to 2.8% for 2004 from 3.2% for 2003.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. Based on our evaluation of these factors, management made a provision of $7.4 million for the year ended December 31, 2004, as compared to a provision of $2.1 million for the year ended December 31, 2003. The increase in the provision for loan losses was established to address probable and estimable losses in our purchase of loan participations from CLC Corporation, which has subsequently become insolvent. We used the same methodology and generally similar assumptions in assessing the allowance for both years. The allowance for loan losses was $439,000, or 0.4% of gross loans outstanding at December 31, 2004, as compared to $383,000, or 0.3% of gross loans outstanding at December 31, 2003. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. Non-performing loans were $624,000 and $511,000 at December 31, 2004 and 2003, respectively. We have allocated the allowance among categories of loan types as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied. Non-performing loans are assigned a higher percentage of allowance allocation. However, due to the low percentage of such loans, the balance in the allowance over the period has remained relatively stable.

Although we believe that we used the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the FDIC, as an integral part of its examination process, periodically reviews our allowance for loan losses. The FDIC may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination.

Other Income. Non-interest income decreased $50,000, or 27.9%, to $128,000 for the year ended December 31, 2004, as compared to $178,000 for the year ended December 31, 2003. The primary reason for the reduction in non-interest income was a decrease of $55,000 in gain on the sale of loans.

Other Expense. Non-interest expense for the year ended December 31, 2004 increased $342,000, or 14.0%, to $2.8 million from $2.5 million for the year ended December 31, 2003. Legal and professional fees increased $189,000 for the year ended December 31, 2004 from 2003, largely attributable to our efforts to address the CLC loan participations. Salaries and benefits increased $147,000 primarily due to normal salary increases along with increases in health and retirement costs.

Income Tax Expense. We realized an income tax benefit of $2.2 million in 2004 as compared to an income tax expense of $75,000 in 2003. This variance was due to the additional provision for loan losses recorded in 2004 due to the CLC loan participations.

Average Balance Sheet

The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield. The amortization of loan fees is included in computing interest income; however, such fees are not material.

	December 31,
	2004			2003
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets
Interest-earning assets
Securities, net (1)	$27,886	$1,266	4.54%	$22,628	$1,123	4.96%
Loans	121,397	6,639	5.47%	104,545	6,728	6.43%
Federal Home Loan Bank stock	7,315	510	6.97%	8,542	501	5.87%
Other investments (4)	2,051	28	1.36%	5,824	56	0.96%

Total interest-earning assets	158,649	8,443	5.32%	141,539	8,408	5.94%

Non-interest-earning assets	7,069			6,662

Total Assets	$165,718			$148,201

Liabilities And Retained Earnings
Interest-bearing liabilities
Money Market accounts	$6,055	$79	1.30%	$5,636	$93	1.65%
Passbook accounts	11,687	116	0.99%	10,292	140	1.36%
Certificates of Deposit accounts	121,817	3,791	3.11%	106,220	3,524	3.32%
Checking	7,817	81	1.04%	5,751	80	1.39%
Advances from Federal Home Loan Bank	135	2	1.48%	—	—	—

Total interest-bearing liabilities	147,511	4,069	2.76%	127,899	3,837	3.00%

Non-interest-bearing liabilities	4,087			4,158

Total Liabilities	$151,598			$132,057

Equity	14,120			16,144

Total Liabilities And Retained Earnings	$165,718			$148,201

Net Interest Income		$4,374			$4,571

Net Interest Rate Spread (2)			2.56%			2.94%

Net Interest Margin (3)			2.76%			3.23%

Ratio Of Average Interest-Earning Assets To Average Interest-Bearing Liabilities			107.55%		110.66%

(1)	Includes unamortized discounts and premiums.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the average cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average interest-earning assets.
(4)	Includes interest-bearing demand accounts at other financial institutions.

Rate/Volume Analysis

The following table shows the dollar amount of changes in interest income and interest expense for major components on interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to changes in outstanding balances and those due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

	2004 Compared To 2003 Increase (Decrease) Due To			2003 Compared To 2002 Increase (Decrease) Due To
	Volume	Rate	Net	Volume	Rate	Net
Interest earned on
Securities, net	$261	$(118)	$143	$(121)	$(66)	$(187)
Loans receivable, net	1,084	(1,173)	(89)	510	(220)	290
Federal Home Loan Bank stock	(72)	81	9	162	68	230
Other investments	(36)	8	(28)	18	4	22

Total interest-earning assets	$1,237	$(1,202)	$35	$569	$(214)	$355

Interest expense on
Money market accounts	$7	$(21)	$(14)	$0	$(9)	$(9)
Passbook accounts	19	(43)	(24)	30	(47)	(17)
Certificates of deposit accounts	517	(250)	267	323	(1,024)	(701)
Checking	29	(28)	1	52	(45)	7
Advances from Federal Home Loan Bank	—	2	2	—	—	—

Total interest-bearing liabilities	572	(340)	232	405	(1,125)	(720)

Change in net interest income	$665	$(862)	$(197)	$164	$911	$1,075

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of residential mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our board of directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee, which consists of senior management operating under a policy adopted by the board of directors, meets as needed to review our asset/liability policies and interest rate risk position.

We have sought to manage our interest rate risk in order to limit the exposure of our earnings and capital to changes in interest rates. In an attempt to accomplish this, we offer a variety of floating rate loans based on the prime rate and loans that adjust on one- to five-year intervals, based on various indices including the prime rate and U.S. treasury securities. In addition, we have attempted to lengthen the maturities of our deposit accounts by offering proportionately higher interest rates for longer term, 3-5 year certificate accounts and by increasing our core deposits, which the overall balances are generally less volatile to interest rate fluctuations than certificate accounts.

Net Portfolio Value. The net present value of an institution’s cash flow from assets, liabilities and off balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The OBRE provides institutions an interest rate sensitivity report of net portfolio value. The OBRE’s simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The State of Illinois provides us the results of the interest rate sensitivity model, which is based on information we provide to the OBRE to estimate the sensitivity of our net portfolio value.

The table below sets forth, as of December 31, 2004, the latest date for which the State of Illinois has provided Ottawa Savings Bank an interest rate sensitivity report of net portfolio value, the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve.

	Net Portfolio Value			Net Portfolio Value As A Percentage Of Present Value Assets
Change In Interest Rates (Basis Points)	Estimated NPV	Amount Of Change	Percent Of Change	NPV Ratio	Change In Basis Points
	(Dollars In Thousands)
+300	$13,155	$(4,326)	-24.75%	8.16%	(194)
+200	14,899	(2,582)	-14.77%	9.01%	(109)
+100	16,318	(1,163)	-6.65%	9.63%	(47)
0	17,481	—	—	10.10%	—
-100	18,069	588	3.36%	10.24%	14
-200	17,052	(429)	-2.45%	9.54%	(56)
-300	$15,757	$(1,724)	-9.86%	8.70%	(140)

The table above indicates that at December 31, 2004, in the event of a 100 basis point decrease in interest rates, we would experience an increase of approximately 3% in net portfolio value. In the event of 200 basis point increase in interest rates, we would experience a decrease of approximately 15% in net portfolio value.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

We maintain liquid assets at levels we consider adequate to meet our liquidity needs. Our liquidity ratio averaged 11.6% for the year ended December 31, 2004. We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and to fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.

Our primary sources of liquidity are deposits, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. While scheduled principal repayments on loans and mortgage-backed securities are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by our competition. We set the interest rates on our deposits to maintain a desired level of total deposits. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included with the Consolidated Financial Statements.

Our primary investing activities are the origination and purchase of one- to four-family, commercial real estate and multi-family and other loans, including loans originated for sale, and the purchase of investment securities. For the years ended December 31, 2004 and 2003, our loan originations totaled $34.7 million and $31.5 million, respectively. For the years ended December 31, 2004 and 2003, we received $5.7 million and $12.3 million, respectively, from the sale of loans, resulting in gains of $29,000 and $84,000, respectively. Cash received from the calls, maturities and paydowns on securities totaled $11.4 million and $9.3 million for the years ended December 31, 2004 and 2003, respectively. We purchased $15.0 million and $19.0 million, respectively, in securities during the years ended December 31, 2004 and 2003. For a more detailed breakdown of our loan purchases, see the section entitled “Our Business-Loan Origination, Purchase and Sales.”

Deposit flows are generally affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. During the years ended December 31, 2004 and 2003 deposits increased $16.0 million and $19.8 million, respectively.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago to provide advances. At December 31, 2004, we had no advances from the Federal Home Loan Bank of Chicago, but we had an available borrowing limit of $43.2 million.

At December 31, 2004 we had outstanding commitments to originate loans of $7.1 million and unfunded commitments under lines of credit of $7.7 million. At December 31, 2004, certificates of deposit scheduled to mature in less than one year totaled $66.0 million. Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case. In the event a significant portion of our deposits are not retained by us, we will have to utilize other funding sources, such as Federal Home Loan Bank of Chicago advances, in order to maintain our level of assets. Alternatively, we could reduce our level of liquid assets, such as our cash and cash equivalents. In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.

Recent Accounting Pronouncements

In March 2004, the SEC issued Staff Accounting Bulletin (SAB) No. 105, “Application of Accounting Principles to Loan Commitments.” SAB 105 contains specific guidance on the inputs to a valuation-recognition model to measure loan commitments accounted for at fair value. The guidance in SAB 105 is applied to mortgage loan commitments that are accounted for as derivatives and are entered into after March 31, 2004. The implementation of SAB 105 did not have a material impact on the consolidated financial statements.

In March 2004, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (“EITF 03-1”). EITF 03-1 provides guidance for determining when an investment is other-than-temporarily impaired including, whether an investor has the ability and intent to hold an investment until recovery. In addition, EITF 03-1 contains disclosure requirements regarding impairments that have not been recognized as other than temporary.

In September 2004, the FASB issued a proposed staff position EITF Issue 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This proposed staff position is expected to provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under paragraph 16 of EITF 03-1. As a result of this proposed position statement, the FASB has indefinitely delayed the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF 03-1. Management will evaluate the impact of adopting the application of the guidance for evaluating an other-than-temporary impairment upon issuance of the guidance.

Impact of Inflation and Changing Prices

The financial statements and related notes of Ottawa Savings Bank have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF OTTAWA SAVINGS BANCORP, INC.

We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of Ottawa Savings Bank. We will retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of our shares of common stock by the Ottawa Savings employee stock ownership plan. We will contribute the remaining net proceeds to Ottawa Savings Bank as additional capital. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Offering.”

In the future, Ottawa Savings Bancorp, Inc., as the holding company of Ottawa Savings Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Ottawa Savings Bancorp, Inc. at the present time.

Our present cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from Ottawa Savings Bank. Initially, Ottawa Savings Bancorp, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of Ottawa Savings Bank. At the present time, we intend to employ only persons who are officers of Ottawa Savings Bank to serve as officers of Ottawa Savings Bancorp, Inc. We will also use the support staff of Ottawa Savings Bank from time to time. These persons will not be separately compensated by Ottawa Savings Bancorp, Inc. Ottawa Savings Bancorp, Inc. will reimburse Ottawa Savings Bank for all compensation and expenses incurred by the Bank on behalf of Ottawa Savings Bancorp, Inc. Ottawa Savings Bancorp, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

OUR BUSINESS

General

Ottawa Savings Bancorp, Inc. will be organized as a federal corporation at the direction of Ottawa Savings Bank upon completion of the reorganization. As a result of the reorganization, Ottawa Savings Bank will be a wholly owned subsidiary of Ottawa Savings Bancorp, Inc. Upon completion of the reorganization, Ottawa Savings Bancorp, Inc.’s business activity will be the ownership of the outstanding capital stock of Ottawa Savings Bank and management of the investment of offering proceeds retained from the reorganization.

Ottawa Savings Bank was founded in 1871 as Ottawa Building Homestead and Savings Association. This institution was the pioneer among all the building and loan associations in Illinois, as we were the first savings institution chartered in Illinois. Since our organization, we have been headquartered in Ottawa, Illinois. Ottawa Savings Bank is involved in all phases of community service. We believe our emphasis on local ownership and control is significant to both borrowers and depositors. We operate, and following the conversion will continue to operate, as a community-oriented financial institution offering traditional financial services to consumers and businesses in our market area.

Our principal business is to attract deposits from the general public and use those funds to originate and purchase one-to-four family, multi-family and commercial real estate, construction and consumer loans, which we primarily hold for investment. We have continually diversified our products to meet the needs of our community. Beginning in the late 1990s, we formulated and implemented a variety of new deposit products, including our School Spirit Checking Account, our Goal Getter CD, our College Saver CD, our Penalty Free CD, our Health-Max CD and our Escalator CD. These new products, along with our traditional products, have helped us to grow our total deposits to $156.7 million as of December 31, 2004 from total deposits of $140.6 million as of December 31, 2003, an increase of 11.4%.

Our website address is www.ottawasavings.com. Information on our website should not be considered a part of this prospectus.

Market Area

We are headquartered in Ottawa, Illinois, which is located in north-central Illinois approximately 80 miles southwest of Chicago. Our market area, which benefits from its proximity to Chicago, includes all of LaSalle County. According to 2000 U.S. Census Bureau Data, LaSalle County has a population of 111,509, a median age of 38.1 years and a median household income of $40,308. The residents of the communities in this county are distributed among moderate to low income segments. Ottawa’s market area hosts a well diversified economy, primarily oriented to the service, farming, retail, construction and manufacturing industries. The major employers in the area include Community Hospital of Ottawa, Exelon Corporation, GE Plastics Corporation, US Silica Company, Seattle Sutton Healthy Eating, and Pilkington North America.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits and loans has historically come from the several financial institutions operating in our market area and, to a lesser extent, from other financial service companies, such as brokerage firms, credit unions, mortgage companies and mortgage brokers. Our main competitors include a number of significant independent banks. We also face competition for investors’ funds from money market funds and other corporate and government securities. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as securities companies and specialty finance companies.

We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered the barriers to enter new market areas, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and loans could limit our growth in the future.

Lending Activities

General. Our loan portfolio consists primarily of one- to four-family residential mortgage loans. To a lesser extent, our loan portfolio includes multi-family and commercial real estate loans, construction loans and consumer loans. Substantially all of our loans are made within LaSalle County.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan as of the dates indicated, including a reconciliation of gross loans receivable after consideration of loans in process, the allowance for loan losses and net deferred fees.

	2004		2003
	Amount	Percent Of Total	Amount	Percent Of Total
	(In Thousands)
One-to-four family	$66,513	55.43%	$66,734	58.70%
Multifamily	14,195	11.83%	12,479	10.98%
Lines of credit	9,047	7.54%	8,468	7.45%
Commercial real estate	8,456	7.05%	8,089	7.11%
Construction	13,411	11.18%	9,112	8.01%
Consumer	8,357	6.97%	8,813	7.75%

Total loans, gross	119,979	100.00%	113,695	100.00%

Undisbursed portion of loans funds	(4,888)		(3,936)
Allowance for loan losses	(439)		(383)
Deferred loan costs	174		191

Total loans, net	$114,826		$109,567

At December 31, 2003, we had $7.7 million of unfunded commitments under lines of credit and $7.1 million in commitments to originate loans. Listed below are the outstanding balances of purchased loans, which have been included in the table above.

	At December 31, 2004	At December 31, 2003
	(In thousands)
One- to four-family	$379	$2,780
Multifamily	12,185	10,754
Lines of credit	158	500
Commercial real estate	4,641	5,265
Construction	—	—
Consumer	7,377	7,904

Total	$24,740	$27,203

Maturity of Loan Portfolio. The following tables show the remaining contractual maturity of our loans at December 31, 2004. The tables do not include the effect of possible prepayments or due on sale clause payments.

	At December 31, 2004
	One-to- four family	Multifamily	Lines of credit	Commercial real estate	Construction	Consumer	Total
	(In Thousands)
Amounts due one year or less	$29	$3,230	$—	$6	$13,411	$383	$17,059

After one year
More than one year to three years	396	1,975		3,172	—	1,776	7,319
More than three years to five years	735	965	158	624	—	5,691	8,173
More than five years to ten years	5,609	6,052	1,141	1,326	—	507	14,635
More than ten years to twenty years	28,313	874	7,731	1,809	—	—	38,727
More than twenty years	31,431	1,099	17	1,519	—	—	34,066

Total due after December 31, 2005	66,484	10,965	9,047	8,450	—	7,974	102,920

Gross Loans Receivable	$66,513	$14,195	$9,047	$8,456	$13,411	$8,357	$119,979

Less:
Loans in process							(4,888)
Allowance for loan losses							(439)
Plus: Deferred loan costs							174

Total loans, net							$114,826

	Due After December 31, 2005
	Fixed	Adjustable	Total
One-to-four family	$31,302	$35,182	$66,484
Multifamily	3,414	7,551	10,965
Lines of credit	—	9,047	9,047
Commercial real estate	4,684	3,766	8,450
Construction	—	—	—
Consumer	7,974	—	7,974

Total Gross Loans Receivable	$47,374	$55,546	$102,920

One- to Four-Family Residential Loans. Our primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes or to construct new residential dwellings in our market area. We offer fixed-rate and adjustable-rate mortgage loans with terms up to 30 years. Borrower demand for adjustable-rate loans versus fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, the difference between the interest rates and loan fees offered for fixed-rate mortgage loans and the initial period interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated or purchased at any time is largely determined by the demand for each in a competitive environment and the effect each has on our interest rate risk. The loan fees charged, interest rates, and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions.

We offer fixed rate loans with terms of either 15, 20 or up to 30 years. We traditionally sell 30 year fixed rate loans into the secondary market, resulting in a fixed rate loan portfolio primarily composed of loans with less than 15 to 20 year terms. Our adjustable-rate mortgage loans are based on either a 15, 20 or up to 30 year amortization schedule and interest rates and payments on our adjustable-rate mortgage loans adjust every one, three or five years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate that is based on the National Monthly Median cost of funds ratio for all SAIF-insured institutions. The maximum amount by which the interest rate may be increased or decreased is generally 1% to 2% per adjustment period, depending on the type of loan, and the lifetime interest rate ceiling is generally 5% over the initial interest rate of the loan. The initial and floor rates are 5.00%, 5.25% and 5.50% for the 1, 3 and 5 year adjustable rate loans, respectively, at this time.

Due to historically low interest rate levels, borrowers generally have preferred fixed-rate loans in recent years. While we anticipate that our adjustable-rate loans will better offset the adverse effects on our net interest income of an increase in interest rates as compared to fixed-rate mortgages, the increased mortgage payments required of adjustable-rate loans in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans help make our asset base more responsive to changes in interest rates, the extent of this interest rate sensitivity is limited by the annual and lifetime interest rate adjustment limits.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

We generally do not make conventional loans with loan-to-value ratios exceeding 90%. Loans with loan-to-value ratios in excess of 85% generally require private mortgage insurance or additional collateral. We require all properties securing mortgage loans to be appraised by an independent appraiser approved by our Board of Directors and licensed by the State of Illinois. We require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, or flood insurance for loans on property located in a flood zone, before closing the loan.

We participate with the USDA Rural Development Company to offer loans to qualifying customers. Loans are granted up to 100% of appraised value and the USDA guarantees up to 90% of the loan. These loans require no down payment but are subject to maximum income limitations.

Lines of Credit. We offer lines of credit, principally home equity lines of credit, which have adjustable rates of interest that are indexed to the prime rate as published in The Wall Street Journal for terms of up to 15 years. These loans are originated with maximum loan-to-value ratios of 85% of the appraised value of the property, and we require that we have a second lien position on the property. We also offer secured and unsecured lines of credit for well-qualified individuals and small businesses.

Purchased Loan Participations. Presently Ottawa Savings Bank may purchase loan participations from other institutions, inside or outside of our primary market area when the underwriting and credit quality is at least equal to those loans made directly by us. The originating lead lender is responsible for monitoring the credit and regularly provides Ottawa Savings Bank with current credit reviews, including updated financial statements. The originating lead lender maintains a 10% ownership stake in the underlying loan collateral for all real estate loan participations. A review of all documents to support the participation is conducted prior to the approval and funding by Ottawa Savings Bank. We protect our position in the loan agreement by any means legally available. We only purchase loan participations from companies that are fully regulated by a banking agency, including, but not limited to, the FDIC or the OBRE. Our overall exposure to any one originating financial institution or any one individual at any time is limited to 50% and 15%, respectively, of our capital as of the previous year-end.

Multi-Family and Commercial Real Estate Loans. We offer fixed rate balloon and adjustable-rate mortgage loans secured by multi-family and commercial real estate. Our multi-family and commercial real estate loans are generally secured by condominiums, apartment buildings, single-family subdivisions and owner-occupied properties used for businesses.

We originate and purchase multi-family and commercial real estate loans with terms generally up to 25 years. Interest rates and payments on adjustable-rate loans adjust every one, three or five years. Interest rates and payment on our adjustable rate loans generally are adjusted to a rate typically equal to the interest ratio used for one- to four-family loan products, plus 50 basis points to 100 basis points based on credit-worthiness and risk. The adjustment per period is 1% to 2% based on the loan contract, to a lifetime cap of 5%. Loan amounts generally do not exceed 85% of the appraised value for well-qualified borrowers.

Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s credit-worthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income producing properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. In reaching a decision on whether to make a multi-family or commercial real estate loan, we consider the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. We may require an environmental survey or impaired property insurance for multi-family and commercial real estate loans.

Construction and Land Development Loans. We originate loans to individuals and purchase loans that finance the construction of residential dwellings for personal use and land development loans for personal or commercial use. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually ten months. At the end of the construction phase, most of our loans automatically convert to permanent mortgage loans. Construction loans generally can be made with a maximum loan to value ratio of 85% of the appraised value with maximum terms of 30 years. Land developments loans generally can be made with maximum loan to value of 80% and maximum term up to 10 years. The largest outstanding residential construction loan at December 31, 2004 was $514,000, $360,000 of which was outstanding. The largest outstanding land development loan at December 31, 2004 was $354,000. These loans were performing according to their terms at December 31, 2004. We also make commercial construction loans for commercial development projects including condominiums, apartment buildings, single-family subdivisions, single-family speculation loans, as well as owner-occupied properties used for business. These loans provide for payment of interest only during the construction phase and may, in the case of an apartment or commercial building, convert to a permanent mortgage loan. In the case of a single family subdivision or construction or builder loan, as individual lots are sold, the principal balance is reduced by a minimum of 80% of the net lot sales price. In the case of a commercial construction loan, the construction period may be from nine months to two years. Loans are generally made to a maximum of 80% of the appraised value as determined by an appraisal of the property made by an independent licensed appraiser. We also require periodic inspections of the property during the term of the construction loan for both residential and commercial construction loans. The largest outstanding commercial construction loan at December 31, 2004 was $1.5 million, of which $1.1 million was outstanding. This loan was performing according to its terms at December 31, 2004.

Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of a loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a project having a value which is insufficient to assure full repayment. As a result of the foregoing, construction lending often involves the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project rather than the ability of the borrower or guarantor to repay principal and interest. If we are forced to foreclose on a project before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

We originate and purchase land loans to individuals on approved residential building lots for personal use for terms of up to 15 years and to a maximum loan-to-value ratio of 80% of the appraisal value. Our land loans are adjustable loans with adjustments occurring every 1, 3 or 5 years, based on the original contract. Interest rate adjustments are based on the National Monthly Median cost of funds.

Consumer Loans. We offer a variety of consumer loans which include auto, share loans and personal unsecured loans to our customer base and related individuals. Unsecured loans generally have a maximum borrowing limit of $25,000 and a maximum term of four years.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loans. Although the applicant’s credit-worthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections depend on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness, or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws may limit the amount which can be recovered on such loans.

Auto Loan Participations. Ottawa Savings Bank purchases auto loan participations from regulated financial institutions. At December 31, 2004 and 2003, we had $7.4 million and $7.9 million of loans outstanding, respectively. These types of loans are primarily low balance individual auto loans. We have the opportunity to review the loans at least three days prior to our purchase and we have a right to refuse any specific loan within thirty days of the sale of any given loan pool.

Loan Origination, Purchases and Sales. Loan originations come from a number of sources. The primary source of loan originations are our in-house loan originators, and to a lesser extent, advertising and referrals from customers. We occasionally purchase loans or participation interests in loans. As of December 31, 2004, we had an aggregate of $24.8 million in loan participations outstanding, including the auto loans purchased as discussed in the previous paragraph. The largest outstanding loan participation as of December 31, 2004 was $1.5 million, of which $1.1 million was outstanding.

Historically, we have originated and purchased loans for investment purposes only. However, as the low interest rate environment continued, we determined to consider loan sales as part of our interest rate risk management efforts. Beginning in 2003, we began selling some of the longer-term fixed-rate loans that we originate. We sell these loans in the secondary market based on prevailing market interest rate conditions, an analysis of the composition and risk of the loan portfolio, liquidity needs and interest rate risk management goals. Generally, loans are sold without recourse and with servicing retained. We sold $5.7 million and $12.3 million of loans in the years ended December 31, 2004 and 2003, respectively. We occasionally sell participation interests in loans and may sell loan participations in the future.

The following table shows our loan origination purchases, sales and repayment activities for the periods indicated.

	For The Years Ended December 31,
	2004	2003
	(In Thousands)
Beginning balance, net	$109,567	$99,791
Loans originated
One-to-four family	14,678	20,188
Multifamily	160	1,147
Lines of credit	4,858	249
Commercial real estate	3,653	635
Construction	10,574	8,495
Consumer	735	835

Total loans originated	34,658	31,549

Loans purchased
One- to four-family	1,133	1,357
Multifamily	6,980	7,677
Lines of credit	—	500
Commercial real estate	4,374	3,318
Construction	—	—
Consumer	2,698	6,480

Total loans purchased	15,185	19,332
Loan sales(1)	(5,681)	(12,334)
Principal payments	(37,878)	(26,662)
Change in allowance for loan losses	(56)	(135)
Change in undisbursed loan funds	(952)	(2,019)
Change in deferred loan costs	(17)	45

Ending balance, net	$114,826	$109,567

(1)	All loan sales were one- to four-family loans.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our Board of Directors and management.

For one- to four-family loans and owner occupied residential loans, our President may approve loans up to $400,000 and two members of our Board of Directors must approve loans over $400,000. Secured commercial loans and commercial construction loans require the approval of a majority of the members of the Board. Our loan officers have been delegated authority to approve consumer loans up to specified limits which vary according to the product.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited by regulations to generally 15% of our stated capital and reserves. At December 31, 2004, our regulatory limit on loans to one borrower was $1.7 million. At that date, our largest lending relationship was $1.4 million and included residential mortgage, home equity lines of credit and construction loans, all of which were performing according to the original repayment terms at December 31, 2004.

Loan Commitments. We issue commitments for fixed-rate and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers and generally expire in 45 days.

Delinquencies. When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. We make initial contact with the borrower when the loan becomes 10 days past due. If payment is not then received by the 30th day of delinquency, additional letters and phone calls generally are made. When the loan becomes 60 days past due, we generally commence foreclosure proceedings against any real property that secures the loan or attempt to repossess any personal property that secures a consumer loan. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances.

Management informs the Board of Directors on a monthly basis of the amount of loans delinquent more than 60 days, all loans in foreclosure and all foreclosed and repossessed property that we own. All loans in excess of 90 days past due are placed on nonaccrual.

DELINQUENT LOANS

	December 31, 2004
	60-89 Days		90 Days or More		Total
(principal balances in thousands)	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Residential real estate
One- to-four family	7	$394	7	$547	14	$941
Multifamily	—	—	—	—	—	—
Lines of credit	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Construction	1	24	2	35	3	59
Consumer	4	28	5	42	9	70

Total	12	$446	14	$624	26	$1,070

	December 31, 2003
	60-89 Days		90 Days or More		Total
	Number of Loans	Principal Balance	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Residential real estate
One-to-four family	5	$416	6	$451	11	$867
Multifamily	—	—	—	—	—	—
Lines of credit	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Construction	1	4	3	44	4	48
Consumer	3	45	6	16	9	61

Total	9	$465	15	$511	24	$976

Forgone interest on nonaccrual loans was $24,000 at December 31, 2004 and $26,000 at December 31, 2003, respectively. There are no other loans of concern that are not included in the table above.

Classified Assets. Federal Deposit Insurance Corporation regulations and our Asset Classification Policy provide that loans and other assets considered to be of lesser quality be classified as “substandard,” “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions and values, “highly questionable and improbable.” Assets classified as “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. We classify an asset as “special mention” if the asset has a potential weakness that warrants management’s close attention. While such assets are not impaired, management has concluded that if the potential weakness in the asset is not addressed, the value of the asset may deteriorate, adversely affecting the repayment of the asset.

An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of the Federal Deposit Insurance Corporation which can order the establishment of additional general or specific loss allowances.

On the basis of management’s review of its assets, at December 31, 2004 and 2003 we had classified $448,000 and $284,000, respectively, of our assets as special mention and $21,000 and $154,000, respectively, of our assets as substandard. None of our assets were classified as doubtful or loss.

The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

We have no other loans of concern other than as set forth in the table below:

Nonperforming Assets

	December 31,
	2004	2003
	(In Thousands)
Nonaccrual:
One- to four-family	$547	$451
Multifamily	—	—
Lines of credit	—	—
Commercial real estate	—	—
Construction	35	44
Consumer	42	16

Total nonperforming loans	624	511

REO	210	—

Total nonperforming assets	$834	$511

Ratios
	December 31,
	2004	2003
Allowance for loan losses as a percent of gross loans receivable	0.37%	0.34%
Allowance for loan losses as a percent of total nonperforming loans	70.35%	74.95%
Nonperforming loans as a percent of gross loans receivable	0.52%	0.45%
Nonperforming assets as a percentage of total assets	0.49%	0.33%

Allowance For Loan Losses

Our allowance for loan losses is maintained at a level necessary to absorb loan losses which are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. We utilize a two-tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio. We maintain a loan review system, which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified losses based on a review of such information. A loan evaluated for impairment is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. We do not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions, management’s judgment and losses which are probable and reasonably estimable. The allowance is increased through provisions charged against current earnings and recoveries of previously charged-off loans. Loans which are determined to be uncollectible are charged against the allowance. While management uses available information to recognize probable and reasonably estimable loan losses, future loss provisions may be necessary based on changing economic conditions. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The allowance for loan losses as of December 31, 2004 is maintained at a level that represents management’s best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable.

In addition, the Federal Deposit Insurance Corporation, as an integral part of its examination process, periodically reviews our allowance for loan losses. The FDIC may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Allowance for Loan Losses. The following table analyzes changes in the allowance for the periods presented.

	2004	2003
	(In Thousands)
Balance at beginning of year	$383	$248
Provision for loan losses	7,391	2,107
Chargeoffs:
One- to-four family	7,330	1,976
Consumer	16	13

Total	428	366
Recoveries	11	17

Balance at end of year	$439	$383

Net Charge-offs (recoveries) to average gross loans outstanding	6.04%	1.89%

Allocation of Allowance for Loan Losses. The following table presents an analysis of the allocation of the allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	2004
	Amount	Percent Of Allowance To Total Allowance	Percent Of Gross Loans In Each Category To Total Gross Loans
	(Dollars In Thousands)
One- to four-family	$85	19.36%	55.43%
Multifamily	71	16.17%	11.83%
Lines of credit	—	—	7.54%
Commercial real estate	81	18.45%	7.05%
Construction	—	—	11.18%
Consumer	65	14.81%	6.97%
Unallocated	137	31.21%	—

Total allowance for loan losses	$439	100.00%	100.00%

	2003
	Amount	Percent Of Allowance To Total Allowance	Percent Of Gross Loans In Each Category To Total Gross Loans
One- to four-family	$81	21.15%	58.70%
Multifamily	102	26.63%	10.98%
Lines of credit	—	—%	7.45%
Commercial real estate	78	20.37%	7.11%
Construction	—	—%	8.01%
Consumer	68	17.75%	7.75%
Unallocated	54	14.10%	—%

Total allowance for loan losses	$383	100.00%	100.00%

Each quarter, management evaluates the total balance of the allowance for loan losses based on several factors that are not loan specific, but are reflective of the inherent losses in the loan portfolio. This process includes, but is not limited to, a periodic review of loan collectibility in light of historical experience, the nature and volume of loan activity, conditions that may affect the ability of the borrower to repay, underlying value of collateral, if applicable, and economic conditions in our immediate market area. First, we group loans by delinquency status. All loans 90 days or more delinquent are evaluated individually, based primarily on the value of the collateral securing the loan. Specific loss allowances are established as required by this analysis. All loans for which a specific loss allowance has not been assigned are segregated by type and delinquency status and a loss allowance is established by using loss experience data and management’s judgment concerning other matters it considers significant. The allowance is allocated to each category of loan based on the results of the above analysis. Small differences between the allocated balances and recorded allowances are reflected as unallocated to absorb losses resulting from the inherent imprecision involved in the loss analysis process.

This analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. We are also required to maintain an investment in Federal Home Loan Bank of Chicago stock.

At December 31, 2004, our investment portfolio consisted primarily of U.S. government and agency securities with maturities of five years or less, mortgage-backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae with stated final maturities of 30 years or less, and insured certificates of deposit at other financial institutions.

Our investment objectives are to provide and maintain liquidity, to maintain a balance of high quality, diversified investments to minimize risk, to provide collateral for pledging requirements, to establish an acceptable level of interest rate risk, to provide an alternate source of low-risk investments when demand for loans is weak, and to generate a favorable return. Our Board of Directors has the overall responsibility for our investment portfolio, including approval of our investment policy and appointment of our Investment Committee. The Investment Committee is responsible for approval of investment strategies and monitoring of investment performance. Our Senior Vice President – Chief Financial Officer (CFO) is the designated investment officer and either the CFO or the President is responsible for the daily investment activities and is authorized to make investment decisions consistent with our investment policy. The Investment Committee, consisting of three external Board members, meets regularly with the President and CFO in order to review and determine investment strategies and transactions.

The following table sets forth the carrying value of our investment portfolio at the dates indicated.

	December 31,
	2004		2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Held-to-maturity
Mortgage-Backed Securities	$1,818	$1,760	$2,370	$2,332

Available-for-sale
US Treasury and Agency Securities	11,690	11,690	17,478	17,478
Mortgage-Backed Securities	18,950	18,950	9,318	9,318

Total Available-for-sale	$30,640	$30,640	$26,796	$26,796

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio at December 31, 2004 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. Certain mortgage-backed securities have interest rates that are adjustable and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below.

	One Year or Less		More than One Year Through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
(in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Held to Maturity Debt Securities:
Mortgage-backed securities	$—	—	$20	6.10%	—	—	$1,798	3.78%	$1,818	3.81%

Available for Sale Debt Securities:
U.S. Government and agency securities	$3,024	7.08%	$3,563	4.02%	$5,103	3.68%	$—	—	$11,690	4.66%
Mortgage-backed securities	—	—	399	5.70	8,014	4.68	10,537	4.83	18,950	4.78

Total debt securities available for sale	$3,024	7.08%	$3,962	4.15%	$170.79	4.31%	$10,537	4.83%	$30,640	4.74%

Deposit Activities and Other Sources of Funds

General. Deposits and loan repayments are the major sources of our funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. The vast majority of our depositors are residents of LaSalle County. Deposits are attracted from within our primary market area through the offering of a broad selection of deposit instruments, including checking accounts, money market accounts, regular savings accounts, club savings accounts, certificate accounts and various retirement accounts. The Bank also is a member of the Certificate of Deposit Registry Service (CDARS), which allows the Bank to retain high deposit relationships with its depository customer base, while still allowing the customer to enjoy FDIC deposit insurance on amounts larger than $100,000. Other than our relationship with CDARS, we do not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit, and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our current strategy is to offer competitive rates but not be the market leader in every type and maturity.

The following table sets forth the dollar amount of deposits by type as of the dates indicated.

	December 31,
	2004		2003
	Amount	Percent Of Total	Amount	Percent Of Total
	(Dollar Figures In Thousands)
Money Market accounts	$5,505	3.51%	$6,963	4.95%
Passbook accounts	12,120	7.74%	10,679	7.59%
Certificates of Deposit accounts	128,514	82.04%	115,845	82.39%
Checking	10,515	6.71%	7,134	5.07%

Total deposit accounts	$156,654	100.00%	$140,621	100.00%

Certificate Accounts
1.00% TO 1.99%	$11,253	8.76%	$15,263	13.18%
2.00% TO 2.99%	42,227	32.86%	30,248	26.11%
3.00% TO 3.99%	50,650	39.41%	43,787	37.80%
4.00% TO 4.99%	22,913	17.83%	24,345	21.01%
5.00% TO 5.99%	1,471	1.14%	2,202	1.90%

Total Certificate Accounts	$128,514	100.00%	$115,845	100.00%

	At December 31,
	2004		2003
	Weighted Avg. Rate	Amount	Weighted Avg. Rate	Amount
	(Dollar Figures In Thousands)
Money Market accounts	1.30%	$5,505	1.65%	$6,963
Checking	1.04%	10,515	1.39%	7,134

		16,020		14,097
Passbook accounts	0.99%	12,120	1.36%	10,679
Certificates of Deposit accounts	3.11%	128,514	3.32%	115,845

Total	2.76%	$156,654	3.00%	$140,621

Deposit Activity. The following table sets forth the deposit activities for the periods indicated.

Deposit Activity

	Years Ended December 31,
	2004	2003
	(In Thousands)
Beginning of period	$140,621	$120,819
Net deposits (withdrawals)	12,181	15,980
Interest credited on deposit accounts	3,852	3,822

End of period	$156,654	$140,621

Percent increase (decrease)	11.40%	16.39%

The following table indicates the amount of certificates of deposit as of December 31, 2004, by time remaining until maturity.

Certificates Of Deposit

	Three Months Or Less	Over Three To Six Months	Over Six To Twelve Months	Over Twelve Months	Total
	(In Thousands)
Less than $100,000	$10,484	$12,849	$24,142	$45,029	$92,504
$100,000 or more	2,088	4,733	12,032	17,157	36,010

Total	$12,572	$17,582	$36,174	$62,186	$128,514

Certificate Maturity Schedule

	Less than 1 year	1 to 2 years	2 to 3 years	3 to 4 years	4 to 5 years	Total
1.00% TO 1.99%	$10,883	$366	$—	$—	$4	$11,253
2.00% TO 2.99%	36,748	4,953	444	25	57	42,227
3.00% TO 3.99%	18,082	1,408	7,977	15,362	7,821	50,650
4.00% TO 4.99%	348	2,256	20,309	—	—	22,913
5.00% TO 5.99%	267	1,204	—	—	—	1,471

Total	$66,328	$10,187	$28,730	$15,387	$7,882	$128,514

Borrowings. If necessary, we borrow from the Federal Home Loan Bank of Chicago to supplement our supply of lendable funds and to meet deposit withdrawal requirements. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of Chicago and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations or, or guaranteed by, the United States), provided certain standards related to credit-worthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s credit-worthiness. Under its current credit policies, the Federal Home Loan Bank generally limits advances to 25% of a member’s assets, and short-term borrowings of less than one year may not exceed 10% of the institution’s assets. The Federal Home Loan Bank determines specific lines of credit for each member institution.

Properties

We conduct our business through our main office. The following table sets forth certain information relating to this facility at December 31, 2004.

Location	Year Opened/Acquired	Net Book Value at December 31, 2004	Square Footage	Owned/Leased	Date of Lease Expiration
925 LaSalle Street Ottawa, IL 61350	1958	$5,967,000	13,600	Owned	N/A

On December 17, 2004, we entered into an agreement to purchase a property in Ottawa, Illinois on which we intend to open a new branch. The agreement is subject to certain contingencies and conditions, including our diligence review and inspection, which must be satisfied or complied with, or waived by us, by May 16, 2005.

Personnel

At December 31, 2004, we had 20 full-time employees and 5 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

We may encounter routine litigation that arises from the conduct of our business in the ordinary course. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operation or cash flows.

During the period from March 2000 until April 2004, as part of our investment activities, we purchased loan participations from CLC. In April 2004, we were informed by our regulators, the FDIC and OBRE, that CLC had misappropriated funds from its loan portfolio. At that time, Ottawa Savings Bank had 39 outstanding loan participations with CLC in the aggregate amount of approximately $15 million. In May 2004, CLC filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. In December 2004, CLC’s remaining assets were transferred to the CLC Creditors Trust. In December 2004, we received a payment of $5.6 million in cash and loans from the CLC Creditors Trust. We have written off the remaining $9.3 million of our investment in the CLC loan participations.

Subsidiaries

Illinois Valley Service Corporation, established in 1977 under Illinois law, is a largely dormant subsidiary of Ottawa Savings Bank. Its primary business is to sell and service mortgage insurance for the Bank’s mortgage customers. At December 31, 2004, Illinois Valley Service Corporation had $1,000 in assets.

OUR MANAGEMENT

Directors

Initially, the Board of Directors of Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC will consist of all current directors of Ottawa Savings Bank. The Board of Directors of Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC will be elected to terms of three years, approximately one-third of whom are elected annually.

Our Board of Directors is presently composed of six members who are elected for terms of three years, approximately one-third of whom are elected annually. [All of the directors except                      are independent under the current listing standards of the Nasdaq Stock Market.] Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of                     , 2005.

The following directors have terms ending in 2005:

John L. Feehan, age 75, was elected as a director in 1978. Mr. Feehan is a retired independent insurance agent. He currently serves on the Investment, Asset-Liability, Loan and Compensation Committees.

Gary Ocepek, age 59, was elected as a director in 1996. Mr. Ocepek is President and Managing Officer of Ottawa Savings Bank. He has been employed with Ottawa Savings Bank since 1970 and has served as President since January 1994. He currently attends all committee meetings of the Board of Directors in his capacity as President.

The following directors have terms ending in 2006:

James A. Ferrero, age 55, was elected as a director in 2000. Mr. Ferrero is currently employed at LaSalle County Housing Authority and co-owns a retail liquor store in Ottawa, Illinois. He currently serves on the Audit, Asset-Liability, Loan and Compensation Committee.

Arthur C. Mueller, age 51, was elected as a director in 1987. Mr. Mueller is the owner of Mueller Funeral Homes, Inc. He currently serves on the Investment, Audit, Asset-Liability, Loan and Compensation Committees.

Daniel J. Reynolds, age 58, was elected as a director in 2003. Mr. Reynolds is the co-owner of H.R. Imaging Inc., a photography business in Ottawa, Illinois. He currently serves on the Investment, Audit, Asset-Liability, Loan, and Compensation Committees.

The following directors have terms ending in 2007:

Keith Johnson, age 51, was appointed as a director in 2001. Mr. Johnson is the co-owner of Johnson Pattern and Machine Co. in Ottawa, Illinois. He is currently the Chairman of the Board of Directors and attends all committee meetings of the Board of Directors in his capacity as such.

Executive Officers

Our executive officers are elected annually by the Board of Directors and serve at the Board’s discretion. The executive officers of Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC will be, and the executive officers of Ottawa Savings Bank are:

Name	Position
Gary Ocepek	President and Chief Executive Officer
Jon Kranov	Senior Vice President and Chief Financial Officer
Phil Devermann	Vice President

Below is information regarding the executive officers who are not also directors. Unless otherwise stated, each executive officer has held his or her current position for at least the last five years. Ages presented are as of                 , 2005.

Jon Kranov will serve as the Senior Vice President and Chief Financial Officer of Ottawa Savings Bancorp, Inc., Ottawa Savings Bancorp MHC and Ottawa Savings Bank. Mr. Kranov has been Senior Vice President and Chief Financial Officer of Ottawa Savings Bank since 1996. Mr. Kranov is 50 years old.

Phil Devermann will serve as the Vice President of Ottawa Savings Bancorp, Inc., Ottawa Savings Bancorp MHC and Ottawa Savings Bank. Mr. Devermann has been Vice President of Ottawa Savings Bank since 1996. Mr. Devermann is 55 years old.

Meetings and Committees of the Board of Directors of Ottawa Savings Bank

Ottawa Savings Bank conducts business through meetings of its Board of Directors and its committees. During the year ended December 31, 2004, the Board of Directors of Ottawa Savings Bank held 13 regular meetings and one special meeting.

Ottawa Savings Bank’s Board of Directors has standing an Investment Committee, Nominating Committee, Compensation Committee and an Audit Committee, among others.

The Investment Committee is comprised of Messrs. Feehan, Mueller and Reynolds and is responsible, among other things, for establishing policies and procedures governing the investment activities of Ottawa Savings Bank, conducting the periodic review of portfolio activity and establishing risk tolerance levels, establishing selection criteria and designating those securities dealers approved to work with the Bank and ensuring that the management team possesses the requisite skills to effectively administer the investment activities of the Bank. This committee met [    ] times during the year ended December 31, 2004.

The Audit Committee is comprised of Messrs. Ferrero, Mueller and Reynolds and is responsible for developing and monitoring internal audit and compliance programs. The committee also receives and reviews all the reports and findings and other information presented to them by Ottawa Savings Bank’s officers regarding financial reporting policies and practices. This committee met [    ] times during the year ended December 31, 2004.

The Nominating Committee is comprised of Messrs. Johnson, Mueller and Reynolds and responsible for the annual selection of management’s nominees for election as directors. This committee met one time in 2004 to nominate the individuals for election at the 2005 annual meeting.

The Compensation Committee is comprised of all the members of the Board of Directors and is responsible for reviewing and establishing annual salaries and benefits for officers and employees of Ottawa Savings Bank on an annual basis. This committee met [        ] time in 2004.

Ottawa Savings Bank Board of Directors also has an Asset-Liability Committee and a Loan Committee.

Committees of the Board of Directors of Ottawa Savings Bancorp, Inc.

In connection with our formation, the following committees will be established:

The Audit Committee will consist of [                    ] and be responsible for ensuring that we maintain reliable accounting policies and financial reporting processes and reviewing the work of our independent accountants and internal auditors to determine their effectiveness. [                    ] will be the Audit Committee Chairman. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Board of Directors has determined that [            ] is an audit committee financial expert under the rules of the Securities and Exchange Commission.

The Compensation Committee will consist of [                    ] and be responsible for determining annual grade and salary levels for our employees and establishing our personnel policies. [                    ] will be the Compensation Committee Chairman. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

The Nominating Committee will consist of [                    ] and be responsible for the annual selection of management’s nominees for election as directors and developing and implementing policies and practices relating to corporate governance, including implementation of and monitoring adherence to our corporate governance policy. [                    ] will be the Nominating Committee Chairman. Each member of the Nominating Committee is independent in accordance with the listing standards of the Nasdaq Stock Market.

Each of the committees listed above will operate under a written charter, which will govern its composition, responsibilities and operations.

Corporate Governance Policies and Procedures

In addition to establishing committees of the Board of Directors, we will also adopt several policies to govern the activities of both us and Ottawa Savings Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy will set forth:

•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the Board of Directors;

•	the establishment and operation of Board committees;

•	succession planning;

•	appointing an independent lead director and convening executive sessions of independent directors;

•	the Board of Directors’ interaction with management and third parties; and

•	the evaluation of the performance of the Board of Directors and of the chief executive officer.

The code of business conduct and ethics, which will apply to all employees, officers and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Directors’ Compensation

Fees. Each director of Ottawa Savings Bank receives a monthly retainer of $1,050.

Each non-employee director of Ottawa Savings Bancorp, Inc. will receive a quarterly retainer of [$            ] and each member of the Ottawa Savings Bancorp, Inc. Audit Committee will receive [$            ] per meeting attended.

Voluntary Deferred Compensation Plan. Ottawa Savings Bank maintains a voluntary deferred compensation plan for its directors. Under the plan, any individual who received compensation in exchange for his or her services as a director on or after February 1, 2000 may participate. A participant may elect to defer all or part of his or her compensation earned in the calendar year following the participant’s election. Directors who first become eligible for the plan may elect to defer compensation to be earned after the date of election through the end of the calendar year of the election within 30 days of eligibility. Amounts deferred by a participant are maintained in an account for such participant by Ottawa Savings Bank. Participants may direct the investment of all or a portion of the amounts deferred among such investments or investment funds available. Such direction may relate solely to amounts already allocated to the participant’s account or solely to amounts to be deferred in the future, or a combination thereof. Participants are fully vested in all amounts in their accounts at all time.

Unless the participant initially designates the time and manner for the payment of the amounts to be allocated to such participant’s account, payment shall commence upon one of the following dates as selected by the participant:

•	the last day of a calendar quarter ending at least two years from the end of the calendar year in which the deferred compensation would otherwise be payable, but no later than the end of the calendar quarter in which occurs the participant’s 75th birthday; or

•	the last day of any one of the four calendar quarters ending after the service of the participant as a director of Ottawa Savings Bank terminates.

The form of payment of deferred amounts is designated by the participant at the time of election of deferment and may be in the form of: (i) a lump sum: (ii) a number of quarterly or annual installments; (iii) one or more forms of an annuity or (iv) a designated dollar amount or percentage to be paid at the end of more or more calendar quarters.

Director Emeritus Program. Upon a director’s retirement from the Board of Directors, a director becomes eligible for the Director Emeritus Program. Under the program, the director receives monthly payments totaling $6,000 for the first year following his or her retirement. For the following four years, the annual program payments decrease by $1,200 per year.

Employee Severance Compensation Plan. In connection with the offering, Ottawa Savings Bank expects to adopt the Ottawa Savings Bank Employee Severance Compensation Plan to provide severance benefits to eligible employees whose employment terminates in connection with a change in control of Ottawa Savings Bank or Ottawa Savings Bancorp, Inc. Employees become eligible for severance benefits under the plan if they have a minimum of one year of service with Ottawa Savings Bank. Individuals who enter into employment or change in control agreements with Ottawa Savings Bank or Ottawa Savings Bancorp, Inc. will not participate in the severance plan. Under the severance plan, if, within 24 months of a change in control, Ottawa Savings Bank or Ottawa Savings Bancorp, Inc. or their successors terminate an employee’s employment or if the individual voluntarily terminates employment upon the occurrence of events specified in the severance plan, then that individual will receive a severance payment equal to one month’s compensation for each year of service with Ottawa Savings Bank, up to a maximum payment equal to 24 months of compensation. Based solely on 2004 cash compensation and assuming that a change in control had occurred at December 31, 2004, and all eligible employees became entitled to receive severance payments, the aggregate payments due under the severance plan would equal approximately $629,340.

Executive Compensation

Summary Compensation Table. The following information is provided for Gary Ocepek, our President, Jon Kranov, our Senior Vice President and Chief Financial Officer, and Phil Devermann, our Vice President. They are the only executive officers who received salary and bonus totaling [$100,000] or more during the year ended December 31, 2004.

Name and Position	Annual Compensation(1)			All Other Compensation(2)
	Year	Salary	Bonus
Gary Ocepek President	2004	131,610	26,322	2,754
Jon Kranov Senior Vice President and CFO	2004	92,400	18,511	3,090
Phil Devermann Vice President	2004	90,660	18,211	3,047

(1)	Does not include the aggregate amount of perquisites or other personal benefits, which was less than $50,000 or 10% of the total annual salary and bonus reported.
(2)	Includes employer contributions under Ottawa Savings Bank Employee’s Saving & Profit Sharing Plan and Trust.

Employment Agreements. Upon completion of the offering, Ottawa Savings Bank will enter into employment agreements with Gary Ocepek and Jon Kranov. Ottawa Savings Bancorp, Inc. will also be a party to the employment agreements with Mr. Ocepek and Mr. Kranov. Ottawa Savings Bank and Ottawa Savings Bancorp, Inc. will enter into the agreements to help ensure that they maintain a stable and competent management base after the offering. The continued success of Ottawa Savings Bancorp, Inc. and Ottawa Savings Bank depends to a significant degree on the skills and competence of Mr. Ocepek and Mr. Kranov.

The employment agreements will provide for initial three-year terms. Thereafter, the term of the employment agreements may be renewed on an annual basis after review and extension by the respective Board of Directors. The employment agreements establish a base salary of $             for Mr. Ocepek and $             for Mr. Kranov. The Boards of Directors will review Mr. Ocepek’s and Mr. Kranov’s base salaries each year in order to consider any appropriate changes. In addition to base salary, the employment agreements will provide for, among other things, participation in stock-based benefit plans and fringe benefits applicable to the executives.

The employment agreement will provide that Ottawa Savings Bank and Ottawa Savings Bancorp, Inc. may terminate the executive’s employment for cause, as described in the employment agreements, at any time. If Ottawa Savings Bank or Ottawa Savings Bancorp, Inc. terminates the executive’s employment for reasons other than for cause, or if the executive resigns from Ottawa Savings Bank or Ottawa Savings Bancorp, Inc. after specified circumstances that would constitute constructive termination, the executive or, if he dies, his beneficiary, would be entitled to receive an amount equal to the remaining base salary payments due for the remaining term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of Ottawa Savings Bank and Ottawa Savings Bancorp, Inc. during the remaining term of the employment agreement. Ottawa Savings Bank would also continue and/or pay for the executive’s life, health and dental coverage for the remaining term of the employment agreement. The executive must agree not to compete with Ottawa Savings Bank or Ottawa Savings Bancorp, Inc. for one year following their termination of employment other than in connection with a change in control.

Under the employment agreements, if the executive voluntarily (upon circumstances discussed in the agreements) or involuntarily terminates employment following a change in control of Ottawa Savings Bank or Ottawa Savings Bancorp, Inc., the executive or, if the executive dies, the executive’s beneficiary, would receive a severance payment equal to the greater of: (1) the payments due for the remaining term of the agreement; or (3) three times the average of the five preceding taxable years’ annual compensation. Ottawa Savings Bank would also continue the executive’s life, health, and dental coverage for 18 months following termination of employment. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and the employer would not be entitled to deduct such amount. The agreements limit payments made to the executive in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

Ottawa Savings Bank or Ottawa Savings Bancorp, Inc. will pay or reimburse the executive for all reasonable costs and legal fees paid or incurred by the executive in any dispute or question of interpretation relating to the employment agreement if the executive is successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also provide that Ottawa Savings Bank and Ottawa Savings Bancorp, Inc. will indemnify Mr. Ocepek and Mr. Kranov to the fullest extent legally allowable.

Change in Control Agreements. Upon completion of the offering, Ottawa Savings Bank will enter into a change in control agreement with Mr. Devermann. Mr. Devermann will have a three-year agreement. If, following a change in control of Ottawa Savings Bank or Ottawa Savings Bancorp, Inc., Ottawa Savings Bank or Ottawa Savings Bancorp, Inc. or their successors terminates the employment of an individual who has entered into a change in control agreement for reasons other than for cause, or if the individual voluntarily resigns upon the occurrence of circumstances specified in the agreements, the officer will receive a severance payment under the agreements equal to two or three times, based on the term of the agreement, the officer’s average annual compensation for the five most recent taxable years. Ottawa Savings Bank will also continue health and welfare benefit coverage for 18 months, following termination of employment. If a change in control of Ottawa Savings Bancorp, Inc. or Ottawa Savings Bank occurred, and Ottawa Savings Bank terminated Mr. Devermann, the total payments due under the agreement, based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plans, would equal approximately $                    . The agreement limits payments made to Mr. Devermann in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

Benefit Plans

401(k) Plan. 401(k) Plan. Ottawa Savings Bank adopted the Financial Institutions Thrift Plan, a multiple employer plan, in 1994. In order to allow participants to invest in the common stock of Ottawa Savings Bancorp, Inc., Ottawa Savings Bank adopted the Ottawa Savings Bank Empoyees’ Savings & Profit Sharing Plan and Trust (the “401(k) Plan”), effective May 1, 2005, which otherwise maintains all of the same benefits and terms and conditions of participation as the Financial Institutions Thrift Plan. The 401(k) Plan is a tax-qualified defined contribution plan, for employees of Ottawa Savings Bank who are 21 years of age and have completed six months of service. Eligible employees may contribute a portion of their compensation to the 401(k) Plan on a pre-tax basis, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended. For 2005, the maximum dollar limit any individual may contribute to the 401(k) Plan is $14,000; provided, however, that participants over age 50 may contribute an additional $4,000. Each year, Ottawa Savings Bank makes a matching contribution on behalf of participants who have made deferrals under the 401(k) Plan, equal to 50% of a participant’s elective deferrals (other than special catch-up contributions by participants age 50 or older) to the plan (up to 5% of a participant’s pay). Participants vest in matching contributions at a rate of 20% per year following two years of service. Participants are always 100% vested in their salary deferrals.

The 401(k) Plan has an individual account for each participant’s contributions and allows each participant to direct the investment of his or her account in a variety of investment funds. In connection with the offering, the 401(k) Plan will add an additional investment alternative, the Ottawa Savings Bancorp Stock Fund. The Ottawa Savings Bancorp Stock Fund will permit participants to invest up to 100% of their deferrals in Ottawa Savings Bancorp, Inc. common stock. A participant who elects to purchase common stock in the offering through the 401(k) Plan will receive the same subscription priority and be subject to the same individual purchase limitations as if the participant had elected to make such purchase using other funds. See “The Reorganization and Stock Offering - Subscription Offering and Subscription Rights” and “ - Limitations on Purchases of Shares.” The plan will purchase common stock for participants in the offering, to the extent that shares are available. After the offering, the 401(k) Plan will purchase shares in open market transactions. Participants may direct the trustee of the trust funding the 401(k) Plan on the voting of shares purchased for their 401(k) Plan accounts. The trustee will use dividends paid on shares held in the stock fund to purchase additional shares.

Retirement Plan. Ottawa Savings Bank participates in the Financial Institutions Retirement Fund (the “Retirement Plan”) to provide retirement benefits for eligible employees. Employees are eligible to participate in the Retirement Plan after the first month of employment and the attainment of age 21. The formula for normal retirement benefits payable annually under the Retirement Plan is 2.0% of the average of the participant’s highest five consecutive years of compensation multiplied by the participant’s years of benefit service.

Participants generally have no vested interest in Retirement Plan benefits prior to the completion of five years of service. Following the completion of five years of vesting service, or in the event of a participant’s attainment of age 65, death or termination of employment due to disability, a participant will become 100% vested in the accrued benefit under the Retirement Plan. As of December 31, 2004, Gary Ocepek, Jon Kranov and Phil Devermann had credited years of service of 34, 27 and 26 years, respectively.

Post-Retirement Health Plan. Ottawa Savings Bank has a contributory post-retirement benefit plan for its officers. The accounting for the health care plan anticipates future cost-sharing changes that are consistent with our expressed intent to increase retiree contributions.

Employee Stock Ownership Plan. In connection with the offering, the Board of Directors of Ottawa Savings Bank has adopted an employee stock ownership plan for eligible employees of Ottawa Savings Bank. Eligible employees who are 21 years old and employed by Ottawa Savings Bank as of the closing date of the offering begin participating in the plan as of that date. Thereafter, new employees of Ottawa Savings Bank who are 21 years old and have been credited with at least six months of service with Ottawa Savings Bank will be eligible to participate in the employee stock ownership plan as of the first entry date following their completion of the plan’s eligibility requirements.

It is anticipated that Ottawa Savings Bank will engage an independent third party trustee to purchase 4.9% of the shares issued in the reorganization, including shares issued to Ottawa Savings Bancorp MHC and our charitable foundation on behalf of the employee stock ownership plan. This would range between 50,147 shares, assuming 1,023,400 shares are sold in the offering, and 67,845 shares, assuming 1,384,600 shares are sold in the offering. It is anticipated that the employee stock ownership plan will fund its purchase in the offering through a loan from Ottawa Savings Bancorp, Inc.. The loan will equal 100% of the aggregate purchase price of the common stock. The loan to the employee stock ownership plan will be repaid principally from Ottawa Savings Bank contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 15-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to be the prime rate as published in The Wall Street Journal on the closing date of the offering. See “Pro Forma Data.”

In any plan year, Ottawa Savings Bank may make additional discretionary contributions (beyond those necessary to satisfy the loan obligation) to the employee stock ownership plan for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders or which constitute authorized but unissued shares or shares held in treasury by Ottawa Savings Bancorp, Inc. The timing, amount, and manner of discretionary contributions will be affected by several factors, including applicable regulatory policies, the requirements of applicable laws and regulations, and market conditions. Ottawa Savings Bank’s contributions to the employee stock ownership plan are not fixed, so benefits payable under the employee stock ownership plan cannot be estimated.

Shares purchased by the employee stock ownership plan with the proceeds of the employee stock ownership plan loan will be held in a suspense account and released on a pro rata basis as the loan is repaid. Discretionary contributions to the employee stock ownership plan and shares released from the suspense account will be allocated among participants on the basis of each participant’s proportional share of compensation.

After two years of service, participants will vest in the benefits allocated under the employee stock ownership plan at a rate of 20% per year for each year of continuous service with Ottawa Savings Bank. A participant will become fully vested automatically upon retirement, death or disability, a change in control or termination of the employee stock ownership plan. Benefits are generally distributable upon a participant’s separation from service. Any unvested shares that are forfeited upon a participant’s termination of employment will be reallocated among the remaining plan participants.

Plan participants will be entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote all allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

Under applicable accounting requirements, compensation expense for a leveraged employee stock ownership plan is recorded at the fair market value of the employee stock ownership plan shares when committed to be released to participants’ accounts. See “Pro Forma Data.”

The employee stock ownership plan must meet certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. Ottawa Savings Bank intends to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the employee stock ownership plan. Ottawa Savings Bank expects to receive a favorable determination letter, but cannot guarantee that it will.

Future Stock-Based Incentive Plan. Following the offering, Ottawa Savings Bancorp, Inc. plans to adopt a stock-based incentive plan that will provide for grants of stock options and restricted stock. Shares of restricted stock, in an amount up to 4.9% of the shares issued in the reorganization, including shares issued to Ottawa Savings Bancorp MHC and our charitable foundation, may be awarded at no cost to the recipient. Stock options, in an amount up to [4.9%] of the shares issued in the reorganization, including shares issued to Ottawa Savings Bancorp MHC and our charitable foundation, may be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date.

Ottawa Savings Bancorp, Inc. may fund the stock-based incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of Ottawa Savings Bancorp, Inc. common stock. The acquisition of additional authorized, but unissued, shares by the stock-based incentive plan after the offering would dilute the interests of existing shareholders. See “Pro Forma Data.”

Ottawa Savings Bancorp, Inc. may grant stock options at an exercise price no less than 100% of the fair market value of the stock on the date of grant. Ottawa Savings Bancorp, Inc. may grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period, but Ottawa Savings Bancorp, Inc. may also make vesting contingent upon the satisfaction of certain conditions, such as performance goals, established by the Board of Directors or the committee charged with administering the plan provided, however, that no such award will vest more rapidly than 20% in any given year. All outstanding awards may accelerate and become fully vested upon a change in control of Ottawa Savings Bancorp, Inc..

No earlier than six months after the reorganization, Ottawa Savings Bancorp, Inc. will submit the stock-based incentive plan to shareholders for their approval, at which time Ottawa Savings Bancorp, Inc. will provide shareholders with detailed information about the plan.

Transactions with Ottawa Saving Bank

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by banks such as Ottawa Saving Bank to their executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Ottawa Saving Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made under a benefit program generally available to all other employees and that do not give preference to any executive officer or director over any other employee.

In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Ottawa Saving Bank’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the Board of Directors. See “Regulation and Supervision—Regulation of Federal Savings Banks—Transactions with Related Parties.”

The aggregate amount of loans to our officers and directors was $194,547 at December 31, 2004, or approximately 1% of pro forma stockholders’ equity assuming that 1,204,000 shares are sold in the offering to persons other than Ottawa Savings Bancorp MHC and contributed to the Foundation. These loans were performing according to their original terms at December 31, 2004.

Indemnification for Directors and Officers

Our bylaws provide that we will indemnify all of our officers, directors and employees to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under federal law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons by our bylaws or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

SUBSCRIPTIONS BY EXECUTIVE OFFICERS AND DIRECTORS

The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than         % of the shares sold in the offering to persons other than Ottawa Savings Bancorp MHC. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. Assuming that all subscriptions are filled, our directors and executive officers together are subscribing for         % and         % of the shares being offering at the minimum and maximum of the offering range, respectively.

Name	Proposed Purchases of Stock in the Offering
	Number of Shares	Dollar Amount

All directors and executive officers as a group

REGULATION AND SUPERVISION

General

Ottawa Saving Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as the insurer of its deposits. Ottawa Saving Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Bank Insurance Fund managed by the Federal Deposit Insurance Corporation. Ottawa Saving Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate Ottawa Saving Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Ottawa Savings Bancorp, Inc., Ottawa Savings Bancorp MHC and Ottawa Saving Bank and their operations. Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC, as savings and bank holding companies, are required to file certain reports with, are subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Ottawa Savings Bancorp, Inc. will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

In connection with Ottawa Savings Bank’s charter conversion from an Illinois-chartered mutual bank to a federally-chartered stock bank, we will have to pay the State of Illinois a one-time exit fee of approximately $30,000. We anticipate making this payment in the second quarter of 2005.

Certain of the regulatory requirements that are or will be applicable to Ottawa Saving Bank, Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Ottawa Saving Bank, Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC and is qualified in its entirety by reference to the actual statutes and regulations.

Regulation of Federal Savings Banks

Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings banks, such as Ottawa Saving Bank. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets. On the date of its charter conversion, Ottawa Savings Bank expects to comply with all lending limits to be imposed by the Office of Thrift Supervision.

Branching. Federal savings banks are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.

Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institution to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships, non-withdrawable accounts and remaining goodwill. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At December 31, 2004, the Bank met each of these capital requirements.

Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard. Ottawa Savings Bank has not received any notice that it has failed to meet any standard prescribed by the guidelines.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Ottawa Saving Bank, it is a subsidiary of a holding company. If Ottawa Saving Bank’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.” As of December 31, 2004, Ottawa Saving Bank maintained 79.5% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Transactions with Related Parties. Federal law limits Ottawa Saving Bank’s authority to lend to, and engage in certain other transactions with (collectively, “covered transactions”), “affiliates” (e.g., any company that controls or is under common control with an institution, including Ottawa Savings Bancorp, Inc., Ottawa Savings Bancorp MHC and their non-savings institution subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution’s capital and surplus. Loans and other specified transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Ottawa Saving Bank’s authority to extend credit to executive officers, directors and 10% stockholders (“insiders”), as well as entities such person’s control, is limited. The law restricts both the individual and aggregate amount of loans Ottawa Saving Bank may make to insiders based, in part, on Ottawa Saving Bank’s capital position and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Assessments. Federal savings banks are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report.

Insurance of Deposit Accounts. Ottawa Saving Bank is a member of the Bank Insurance Fund. The Federal Deposit Insurance Corporation maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution’s assessment rate depends upon the categories to which it is assigned. Assessment rates for Bank Insurance Fund member institutions are determined semi-annually by the Federal Deposit Insurance Corporation and currently range from zero basis points of assessable deposits for the healthiest institutions to 27 basis points of assessable deposits for the riskiest.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A material increase in Bank Insurance Fund insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Ottawa Saving Bank. Management cannot predict what insurance assessment rates will be in the future.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the Savings Association Insurance Fund. During the calendar year ended December 31, 2004, Financing Corporation payments for Bank Insurance Fund members averaged [        ] basis points of assessable deposits. At December 31, 2004, Ottawa Savings Bank had paid all fees and assessments for deposit insurance.

The Federal Deposit Insurance Corporation may terminate an institution’s insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation or the Office of Thrift Supervision. The management of Ottawa Saving Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

Federal Home Loan Bank System. Ottawa Saving Bank is a member of the Federal Home Loan Bank System, which consists of (12) regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Ottawa Saving Bank, as a member of the Federal Home Loan Bank of Chicago, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 5% of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. Ottawa Saving Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at December 31, 2004 of $5.66 million.

The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings bank, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of a bank’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

Ottawa Saving Bank received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Holding Company Regulation

General. Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC are savings and loan holding companies within the meaning of federal law. As such, they are registered with the Office of Thrift Supervision and are subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision has enforcement authority over Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC and their non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to Ottawa Saving Bank.

Restrictions Applicable to Mutual Holding Companies. According to federal law and Office of Thrift Supervision regulations, a mutual holding company, such as Ottawa Savings Bancorp MHC, may generally engage in the following activities: (1) investing in the stock of a bank; (2) acquiring a mutual association through the merger of such association into a bank subsidiary of such holding company or an interim bank subsidiary of such holding company; (3) merging with or acquiring another holding company, one of whose subsidiaries is a bank; and (4) any activity approved by the Federal Reserve Board for a bank holding company or financial holding company or previously approved by Office of Thrift Supervision for multiple savings and loan holding companies. Recent legislation, which authorized mutual holding companies to engage in activities permitted for financial holding companies, expanded the authorized activities. Financial holding companies may engage in a broad array of financial service activities including insurance and securities.

Federal law prohibits a savings and loan holding company, including a federal mutual holding company, from directly or indirectly, or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings institution, or its holding company, without prior written approval of the Office of Thrift Supervision. Federal law also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by federal law; or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

If the savings institution subsidiary of a savings and loan holding company fails to meet the qualified thrift lender test, the holding company must register with the Federal Reserve Board as a bank holding company within one year of the savings institution’s failure to so qualify.

Stock Holding Company Subsidiary Regulation. The Office of Thrift Supervision has adopted regulations governing the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. We have adopted this form of organization and it will continue in place after the proposed reorganization. Ottawa Savings Bancorp, Inc. is the proposed stock holding company subsidiary of Ottawa Savings Bancorp MHC. Ottawa Savings Bancorp, Inc. will be permitted to engage in activities that are permitted for Ottawa Savings Bancorp MHC subject to the same restrictions and conditions.

Waivers of Dividends by Ottawa Savings Bancorp MHC. Office of Thrift Supervision regulations require Ottawa Savings Bancorp MHC to notify the Office of Thrift Supervision if it proposes to waive receipt of dividends from Ottawa Savings Bancorp, Inc. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under Office of Thrift Supervision capital distribution regulations. We anticipate that Ottawa Savings Bancorp MHC will waive dividends that Ottawa Savings Bancorp, Inc. may pay, if any.

Conversion of Ottawa Savings Bancorp MHC to Stock Form. Office of Thrift Supervision regulations permit Ottawa Savings Bancorp MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the Board of Directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction a new holding company would be formed as the successor to Ottawa Savings Bancorp, Inc., Ottawa Savings Bancorp MHC’s corporate existence would end, and certain depositors of Ottawa Saving Bank would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by stockholders other than Ottawa Savings Bancorp MHC would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that stockholders other than Ottawa Savings Bancorp MHC own the same percentage of common stock in the new holding company as they owned in Ottawa Savings Bancorp, Inc. immediately before conversion. Under Office of Thrift Supervision regulations, stockholders other than Ottawa Savings Bancorp MHC would not be diluted because of any dividends waived by Ottawa Savings Bancorp MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event Ottawa Savings Bancorp MHC converts to stock form. The total number of shares held by stockholders other than Ottawa Savings Bancorp MHC after a conversion transaction also would be increased by any purchases by stockholders other than Ottawa Savings Bancorp MHC in the stock offering conducted as part of the conversion transaction.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings bank. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

Ottawa Savings Bancorp, Inc. has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued pursuant to the offering. Upon completion of the offering, Ottawa Savings Bancorp, Inc. common stock will continue to be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Ottawa Savings Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration, under the Securities Act of 1933, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Ottawa Savings Bancorp, Inc. may be resold without registration. Shares purchased by an affiliate of Ottawa Savings Bancorp, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Ottawa Savings Bancorp, Inc. meets the current public information requirements of Rule 144, each affiliate of Ottawa Savings Bancorp, Inc. that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Ottawa Savings Bancorp, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Ottawa Savings Bancorp, Inc. may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002, which implemented legislative reforms intended to address corporate and accounting fraud. The

Sarbanes-Oxley Act restricts the scope of services that may be provided by accounting firms to their public company audit clients and any non-audit services being provided to a public company audit client will require preapproval by the company’s audit committee. In addition, the Sarbanes-Oxley Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement.

Under the Sarbanes-Oxley Act, bonuses issued to top executives before restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. The legislation accelerates the time frame for disclosures by public companies of changes in ownership in a company’s securities by directors and executive officers.

The Sarbanes-Oxley Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company’s “registered public accounting firm.” Among other requirements, companies must disclose whether at least one member of the audit committee is a “financial expert” (as such term is defined by the Securities and Exchange Commission) and if not, why not.

Although we anticipate that we will incur additional expense in complying with the provisions of the Sarbanes-Oxley Act and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

Privacy Requirements of the GLBA

The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.

Anti-Money Laundering

On October 26, 2001, in response to the events of September 11, 2001, the President of the United States signed into law the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”). The USA PATRIOT ACT significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT ACT provides for a significant overhaul of the U.S. anti-money laundering regime. Among other provisions, it requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations.

Other Regulations

Interest and other charges collected or contracted for by Ottawa Saving Bank are subject to state usury laws and federal laws concerning interest rates. Ottawa Saving Bank’s loan operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of Ottawa Saving Bank also are subject to the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which, effective October 28, 2004, gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

FEDERAL AND STATE TAXATION

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year [1997]. For its 2004 year, Ottawa Saving Bank’s maximum federal income tax rate was 35%.

Upon completion of the reorganization, we anticipate that Ottawa Savings Bancorp, Inc. will file a consolidated federal income tax return with Ottawa Savings Bank. Accordingly, it is anticipated that any cash distributions made by Ottawa Savings Bancorp, Inc. to its shareholders would be treated as cash dividends and not as a non-taxable return of capital to shareholders for federal and state tax purposes.

Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts for institutions with assets in excess of $500 million and the percentage of taxable income method for all institutions for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves. Approximately $             million of our accumulated bad debt reserves would not be recaptured into taxable income unless Ottawa Saving Bank makes a “non-dividend distribution” to Ottawa Saving Bancorp, Inc. as described below.

Distributions. If Ottawa Saving Bank makes “non-dividend distributions” to Ottawa Savings Bancorp, Inc., the distributions will be considered to have been made from Ottawa Saving Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of [December 31, 1987], to the extent of the “non-dividend distributions,” and then from Ottawa Saving Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Ottawa Saving Bank’s taxable income. Non-dividend distributions include distributions in excess of Ottawa Saving Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Ottawa Saving Bank’s current or accumulated earnings and profits will not be so included in Ottawa Saving Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Ottawa Saving Bank makes a non-dividend distribution to Ottawa Savings Bancorp, Inc., approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a         % federal corporate income tax rate. Ottawa Saving Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Ottawa Savings Bancorp, Inc. will be subject to the Illinois Income Tax and the Illinois Personal Property Tax Replacement Income Tax, at the rates of 4.8% and 2.5%, respectively. These taxes will be imposed on our federal taxable income, with certain adjustments.

THE REORGANIZATION AND STOCK OFFERING

The Board of Directors of Ottawa Savings Bank has approved the plan of reorganization. The plan of reorganization also must be approved by the depositors of Ottawa Savings Bank. A special meeting of depositors has been called for this purpose. The Office of Thrift Supervision has conditionally approved the plan of reorganization; however, such approval does not constitute a recommendation or endorsement of the plan of reorganization by the agency.

General

On January 20, 2005, the Board of Directors of Ottawa Savings Bank unanimously adopted the plan of reorganization and minority stock issuance, pursuant to which Ottawa Savings Bank will reorganize into a two-tiered mutual holding company. This structure is called a two-tier structure because it will have two levels of holding companies. After the reorganization, Ottawa Savings Bancorp, Inc. will be the mid-tier stock holding company and Ottawa Savings Bancorp MHC will be the top-tier mutual holding company. Under the terms of the plan of reorganization, Ottawa Savings Bancorp, Inc. will own all of the stock of Ottawa Savings Bank and Ottawa Savings Bancorp MHC will own at least a majority of Ottawa Savings Bancorp, Inc.’s stock. Ottawa Savings Bancorp MHC will have no stockholders and depositors of Ottawa Savings Bank will become members of Ottawa Savings Bancorp, Inc.

The reorganization also includes the offering by Ottawa Savings Bancorp, Inc. of up to 45% of its common stock to qualifying depositors of Ottawa Savings Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate community offering. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the independent appraisal, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized from the sale of the common stock. If the reorganization is terminated, Ottawa Savings Bank would be required to charge all reorganization expenses against current income. The Office of Thrift Supervision approved the plan of reorganization, subject to, among other things, approval of the plan of reorganization by Ottawa Savings Bank’s depositors. The plan of reorganization also provides for the establishment of the Foundation and our funding of the Foundation with         % of the shares of common stock issued in the reorganization. The establishment of the Foundation is subject to a separate vote of Ottawa Savings Bank’s depositors. The special meeting of Ottawa Savings Bank’s depositors has been called for these purposes on                     , 2005.

After the reorganization, our ownership structure will be as follows:

The following is a brief summary of the pertinent aspects of the reorganization. A copy of the plan of reorganization is available from Ottawa Savings Bank upon request and is available for inspection at the offices of Ottawa Savings Bank and at the Office of Thrift Supervision. The plan of reorganization is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Reorganization

After considering the advantages and disadvantages of the reorganization, the Board of Directors of Ottawa Savings Bank unanimously approved the reorganization as being in the best interest of Ottawa Savings Bank and its depositors. The Board of Directors concluded that the reorganization offers a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the reorganization.

The reorganization will result in the raising of additional capital, which will support our future lending and operational growth and may also support possible future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a mutual holding company with a mid-tier stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including giving us the ability to use stock as a form of merger consideration. Our current mutual structure, by its nature, limits any ability to offer any common stock as consideration in a merger or acquisition. Our new mutual holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. Therefore, the reorganization permits us to control the amount of capital being raised and enables us to prudently deploy the proceeds of the offering. The reorganization, however, also will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of Ottawa Savings Bancorp MHC to stock form.

The reorganization will afford our directors, officers and employees the opportunity to become stockholders, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The reorganization also will provide our customers and local community members with an opportunity to acquire our stock.

The disadvantages of the reorganization considered by Ottawa Savings Bank’s Board of Directors are the additional expense and effort of operating as a public company listed on the Nasdaq Stock Market, the inability of stockholders other than Ottawa Savings Bancorp MHC to obtain majority ownership of Ottawa Savings Bancorp, Inc. and Ottawa Savings Bank, which may result in the perpetuation of our management and Board of Directors, and the corporate ownership and regulatory policies relating to the mutual holding company structure that may be adopted periodically which may have an adverse impact on stockholders other than Ottawa Savings Bancorp MHC. A majority of our voting stock will be owned by Ottawa Savings Bancorp MHC, which will be controlled by its Board of Directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Ottawa Savings Bancorp MHC will be able to elect all the members of our Board of Directors, and will be able to control the outcome of most matters presented to our stockholders for resolution by vote. The matters as to which stockholders other than Ottawa Savings Bancorp MHC will be able to exercise voting control are limited and include any proposal to implement a stock-based incentive plan. No assurance can be given that Ottawa Savings Bancorp MHC will not take action adverse to the interests of other stockholders. For example, Ottawa Savings Bancorp MHC could prevent the sale of control of Ottawa Savings Bancorp, Inc., or defeat a candidate for our Board of Directors or other proposals put forth by stockholders. This reorganization does not preclude the conversion of Ottawa Savings Bancorp MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Ottawa Savings Bancorp MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See “Risk Factors” and “Summary — Possible Conversion of Ottawa Savings Bancorp MHC to Stock Form.”

Description of the Plan of Reorganization

Following receipt of all required regulatory approvals and approval of the plan of reorganization by Ottawa Savings Bank’s depositors, the reorganization will be effected as follows or in any other manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and applicable laws and regulations:

1.	Ottawa Savings Bank will organize an interim federal savings bank (“Interim One”) as a wholly owned subsidiary;

2.	Interim One will organize Ottawa Savings Bancorp, Inc. as a wholly owned subsidiary;

3.	Interim One will then organize an interim federal savings bank (“Interim Two”) as a wholly owned subsidiary;

4.	Ottawa Savings Bank will convert its charter to a federal stock savings bank charter and Interim One will exchange its charter for a federal mutual holding company charter to become Ottawa Savings Bancorp MHC;

5.	sequentially with step 4, Interim Two will merge with and into Ottawa Savings Bank with Ottawa Savings Bank in stock form surviving as a subsidiary of Ottawa Savings Bancorp MHC;

6.	former members of Ottawa Savings Bank will become members of Ottawa Savings Bancorp MHC; and

7.	Ottawa Savings Bancorp MHC will contribute 100% of the issued common stock of Ottawa Savings Bank to Ottawa Savings Bancorp, Inc.

Contemporaneously with the reorganization, we will offer for sale up to 45% of our common stock representing up to [        %] of the pro forma market value of Ottawa Savings Bank on a fully converted basis. Ottawa Savings Bank intends to capitalize Ottawa Savings Bancorp MHC with $100,000.

As a result of the reorganization, Ottawa Savings Bank will be organized in stock form and will be wholly owned by Ottawa Savings Bancorp, Inc. The legal existence of Ottawa Savings Bank will not terminate as a result of the reorganization. Instead, Ottawa Savings Bank in stock form will be a continuation of Ottawa Savings Bank in mutual form. All property of Ottawa Savings Bank, including its right, title and interest in all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to Ottawa Savings Bank, or which would inure to Ottawa Savings Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in Ottawa Savings Bank in stock form. Ottawa Savings Bank in stock form will have, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by Ottawa Savings Bank in the mutual form. Ottawa Savings Bank in stock form will continue to have, succeed to and be responsible for all the rights, liabilities and obligations of Ottawa Savings Bank in the mutual form and will maintain its headquarters and operations at Ottawa Savings Bank’s present locations.

The plan of reorganization also provides that we will establish and fund the Foundation. See “The Foundation.”

Effects of Reorganization on Deposits, Borrowers and Members

Continuity. While the reorganization is being accomplished, the normal business of Ottawa Savings Bank will continue without interruption, including being regulated by the Office of Thrift Supervision, its primary regulator, and the Federal Deposit Insurance Corporation. After reorganization, Ottawa Savings Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

The directors of Ottawa Savings Bank at the time of reorganization will serve as directors of Ottawa Savings Bank after the reorganization. [The Board of Directors of Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC will be composed solely of the individuals who serve on the Board of Directors of Ottawa Savings Bank.] All officers of Ottawa Savings Bank at the time of reorganization will retain their positions after the reorganization.

Deposit Accounts and Loans. The reorganization will not affect any deposit accounts or borrower relationships with Ottawa Savings Bank. All deposit accounts in Ottawa Savings Bank after the reorganization will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the reorganization. The reorganization will not change the interest rate or the maturity of deposits at Ottawa Savings Bank.

After the reorganization, each depositor of Ottawa Savings Bank will have both a deposit account in Ottawa Savings Bank and a pro rata ownership interest in the equity of Ottawa Savings Bancorp MHC based upon the balance in the depositor’s account. This ownership interest is tied to the depositor’s account, has no tangible market value separate from the deposit account and may only be realized in the event of a liquidation of Ottawa Savings Bancorp MHC. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of Ottawa Savings Bancorp MHC without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives the balance in the account but receives nothing for his or her ownership interest in the equity of Ottawa Savings Bancorp, Inc., which is lost to the extent that the balance in the account is reduced. Consequently, depositors of Ottawa Savings Bancorp MHC have no way to realize the value of their ownership interest in Ottawa Savings Bancorp MHC, except in the unlikely event that Ottawa Savings Bancorp MHC is liquidated.

After the reorganization, all loans of Ottawa Savings Bank will retain the same status that they had before the reorganization. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the reorganization.

Effect on Voting Rights of Members. After the reorganization, direction of Ottawa Savings Bank will continue to be under the control of its Board of Directors. As the holder of all of the outstanding common stock of Ottawa Savings Bank, we will have exclusive voting rights with respect to any matters concerning Ottawa Savings Bank requiring stockholder approval, including the election of directors.

After the reorganization, Ottawa Savings Bancorp, Inc. stockholders will have exclusive voting rights with respect to any matters concerning Ottawa Savings Bancorp, Inc. that requires stockholder approval. By virtue of its ownership of a majority of the outstanding shares of common stock of Ottawa Savings Bancorp, Inc., Ottawa Savings Bancorp MHC will be able to control the outcome of most matters presented to the stockholders for resolution by vote.

As a federally chartered mutual holding company, Ottawa Savings Bancorp MHC will have no authorized capital stock and, therefore, no stockholders. Holders of deposit accounts of Ottawa Savings Bank will become members of Ottawa Savings Bancorp MHC. Such persons will be entitled to vote on all questions requiring action by the members of Ottawa Savings Bancorp MHC, including the election of directors of Ottawa Savings Bancorp MHC. In addition, all persons who become depositors of Ottawa Savings Bank following the reorganization will have membership rights with respect to Ottawa Savings Bancorp MHC. Borrowers do not currently have membership rights in connection with any borrowings and will not receive any membership rights after the reorganization.

Effect on Liquidation Rights. In the unlikely event of a complete liquidation of Ottawa Savings Bank before the completion of the reorganization, each depositor would receive a pro rata share of any assets of Ottawa Savings Bank remaining after payment of expenses and satisfaction of claims of all creditors. Each depositor’s pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor’s deposit account was to the total value of all deposit accounts in Ottawa Savings Bank at the time of liquidation.

Upon a complete liquidation of Ottawa Savings Bank after the reorganization, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of Ottawa Savings Bank. However, except as described below, a depositor’s claim would be solely for the amount of the balance in such depositor’s deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of Ottawa Savings Bank above that amount. Instead, the holder of Ottawa Savings Bank’s common stock (i.e., Ottawa Savings Bancorp, Inc.) would be entitled to any assets remaining upon a liquidation of Ottawa Savings Bank.

Upon a complete liquidation of Ottawa Savings Bancorp, Inc., our stockholders, including Ottawa Savings Bancorp MHC, would be entitled to receive our remaining assets, following payment of all debts, liabilities and all claims of greater priority.

If liquidation of Ottawa Savings Bancorp MHC occurs following completion of the reorganization, all depositors of Ottawa Savings Bank at that time will be entitled, pro rata, to the value of their deposit accounts, to a distribution of any assets of Ottawa Savings Bancorp MHC remaining after payment of all debts and claims of creditors.

There are no plans to liquidate Ottawa Savings Bank, Ottawa Savings Bancorp, Inc. or Ottawa Savings Bancorp MHC in the future.

Subscription Offering and Subscription Rights

Under the plan of reorganization, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

•	Persons with deposits in Ottawa Savings Bank with balances aggregating $50 or more (“qualifying deposits”) as of December 31, 2003 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

•	Our tax-qualified benefit plans, including our employee stock ownership plan.

•	Persons with qualifying deposits in Ottawa Savings Bank as of [Supplemental ERD] (“supplemental eligible account holders”).

•	Persons with deposits in Ottawa Savings Bank as of [Voting RD] (“other members”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of reorganization. See “ — Limitations on Purchases of Shares.” All persons sharing a qualifying joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by individuals and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation.

Category 1: Eligible Account Holders. Subject to the $170,000 overall purchase limitation as described below under “ — Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:

•	$170,000 of common stock (which equals 17,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than Ottawa Savings Bancorp MHC; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated to each remaining subscribing eligible account holder whose subscription remains unfilled in the proportion that the amounts of his or her respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Subscription rights of eligible account holders who are also executive officers or directors of Ottawa Savings Bancorp Inc. or Ottawa Savings Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Ottawa Savings Bank in the one-year period preceding December 31, 2003.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at December 31, 2003. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 2: Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans have the right to purchase up to 10% of the shares of common stock sold in the offering and issued to our charitable foundation, which totals [            %] of the common stock issued in the reorganization, including shares issued to Ottawa Savings Bancorp, Inc. and our charitable foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase 4.9% of the shares of common stock issued in the reorganization, including shares issued to Ottawa Savings Bancorp MHC and our charitable foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of reorganization. If we increase the number of shares offered in the reorganization above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the common stock sold in the offering and issued to our charitable foundation. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.

Category 3: Supplemental Eligible Account Holders. Subject to the $170,000 overall purchase limitation as described below under “— Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:

•	$170,000 of common stock (which equals 17,000 shares);

•	one-tenth of 1% of the total offering of common stock to persons other than Ottawa Savings Bancorp MHC; or

•	15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If eligible account holders and the employee stock ownership plan subscribe for all of the shares, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among each remaining subscribing supplemental eligible account holder whose subscription remains unfilled in the proportion that the amounts of his or her respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at [Supplemental ERD]. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Category 4: Other Members. Subject to the $170,000 overall purchase limitation, each other member has the right to purchase up to the greater of $170,000 of common stock (which equals 17,000 shares) or one-tenth of 1% of the total offering of common stock to persons other than Ottawa Savings Bancorp MHC. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at December 31, 2003. Failure to list an account or loan, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of reorganization, is expected to terminate at 10:00 a.m., Eastern Time, on [Expiration Date]. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date, as extended, whether or not we have been able to locate each person entitled to subscription rights. We may extend the expiration date without notice to you until [Extension Date #1], unless the Office of Thrift Supervision approves a later date, which will not be beyond [Extension Date #2].

Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook rate and all deposit account withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days, and all extensions in the aggregate may not last beyond [Extension Date #2].

Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of reorganization reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of reorganization or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the reorganization.

If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.

Community Offering

To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering to the following persons in the following order of priority:

•	Natural persons and trusts of natural persons who are residents of LaSalle County, Illinois and all the contiguous counties thereto; and

•	Members of the general public to whom we deliver a prospectus.

We will consider persons residing in one of the specified counties if they occupy a dwelling in the county and establish an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident. In all cases, the determination of residence status will be made by us in our sole discretion.

Purchasers in the community offering are eligible to purchase up to $170,000 of common stock (which equals 17,000 shares). If not enough shares are available to fill orders of natural persons and trusts of natural persons, the available shares will be allocated first to each such subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such subscriber, if possible. After that, unallocated shares will be allocated among subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If oversubscription occurs among members of the general public, the allocation procedures described above will apply.

The community offering, if held, may commence concurrently with or subsequent to the subscription offering, is expected to terminate with the subscription offering and must terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension of the offering beyond [Extension Date #2], all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.

The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

Syndicated Community or Underwritten Public Offering

The plan of reorganization provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O’Neill, acting as our agent. In such capacity, Sandler O’Neill may form a syndicate of other broker-dealers. Alternatively, we may sell any remaining shares in an underwritten public offering. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated community offering or underwritten public offering. Neither Sandler O’Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O’Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “—Community Offering” above for a discussion of rights of subscribers if an extension is granted.

Common stock sold in the syndicated community offering will be sold at a purchase price per share which is the same price as all other shares being offered in the offering. Purchasers in the syndicated community offering are eligible to purchase up to $170,000 of common stock (which equals 17,000 shares). See “—How We Determined the Offering Range and the $10.00 Purchase Price.” Orders for common stock in the syndicated community offering will be filled first to a maximum of [    ]% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.

The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.

If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the plan of reorganization and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to confirm, cancel or change their orders; or take such other actions as may be permitted by the Office of Thrift Supervision.

Plan of Distribution and Marketing Arrangements

Offering materials have been initially distributed to certain persons by mail, with additional copies made available through our conversion center and Sandler O’Neill. All prospective purchasers are to send payment directly to Ottawa Savings Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

We have engaged Sandler O’Neill, a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. In its role as financial and marketing advisor, Sandler O’Neill will assist us in the offering as follows:

(1)	consulting as to the securities marketing implications of any aspect of the plan of reorganization or related corporate documents;

(2)	reviewing with our Board of Directors the financial and securities marketing implications of the independent appraiser’s appraisal of the common stock;

(3)	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

(4)	assisting in the design and implementation of a marketing strategy for the offering;

(5)	assisting us in preparing for meetings with potential investors and broker-dealers; and

(6)	providing such other general advice and assistance regarding financial and marketing aspects of the offering.

For these services, Sandler O’Neill will receive a fee of 1.25% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan and the charitable foundation and to our officers, employees and directors and their immediate families. We have made an advance payment of

$25,000 to Sandler O’Neill, which will be credited against the fees and expenses of Sandler O’Neill. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O’Neill and other NASD member firms in the syndicated community offering shall not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

We also will reimburse Sandier O’Neill for its legal fees and expenses associated with its marketing effort, up to a maximum of $60,000. If the plan of reorganization is terminated or if Sandler O’Neill terminates its agreement with us in accordance with the provisions of the agreement, Sandler O’Neill will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill to act as conversion agent in connection with the offering. In its role as conversion agent, Sandier O’Neill will assist us in the offering as follows: (1) consolidation of accounts and development of a central file; (2) preparation of proxy, order and/or request forms; (3) organization and supervision of the conversion center; (4) proxy solicitation and special meeting services; and (5) subscription services. For these services, Sandler O’Neill will receive a fee of $10,000 and reimbursement for its reasonable out-of-pocket expenses. We have made an advance payment of $5,000 to Sandler O’Neill for these services.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O’Neill expresses no opinion as to the prices at which common stock to be issued may trade.

Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Description of Sales Activities; Conversion Center

We will offer the common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our Conversion Center, located at our main office at 925 LaSalle Street, Ottawa, Illinois 61350. At all times, registered representatives of Sandler O’Neill will manage the Conversion Center. The Conversion Center is open Monday through Friday, except for bank holidays, from 9:30 a.m. to 4:00 p.m., Central Time. The phone number is                     .

Our officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Our officers may answer questions regarding our business when permitted by state securities laws. Other questions of our depositors and other prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to employees of Sandler O’Neill. Our officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. [None of our officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the reorganization.]

None of our personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Our personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Use of Order Forms. To purchase shares in the offering, you must submit a properly completed and executed order form to be received by us by 10:00 a.m., Central Time, on [Expiration Date]. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the spaces provided on the order form for withdrawal of full payment from a Ottawa Savings Bank deposit account or accounts without checkwriting privileges. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final.

In order to ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identity all accounts in which you have an ownership interest.

We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimiled stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of reorganization, our interpretation of the terms and conditions of the plan of reorganization and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the reorganization has not been completed within 45 days after the end of the subscription offering or the offering range has been amended to below the minimum or above the maximum, as adjusted, of the offering range.

The order form contains a regulatorily mandated certification. By executing and returning the order form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The order form could be used as support to show that you understand the nature of this investment.

To ensure that each purchaser receives a prospectus at least 48 hours before the end of the offering, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.

Payment for Shares and Delivery of Order Forms. Payment for shares may be made by personal check, bank check or money order, or by authorization of withdrawal from a Ottawa Savings Bank deposit accounts without checkwriting privileges. Appropriate means by which withdrawals may be authorized are provided on the order form. No [wire transfers], Ottawa Savings Bank lines of credit checks or third party checks will be accepted. Payments made by check must be available in the account and will be immediately cashed and placed in our escrow account. Interest will be paid on payments at our passbook rate from the date payment is received at the Conversion Center until the completion or termination of the reorganization. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account must be available in the account when we receive your order form. The designated funds will remain in the accounts and will continue to accrue interest at the contractual rates until completion or termination of the reorganization, but a hold will be placed on the funds, making them unavailable to the depositor during the offering period. When the reorganization is completed, the funds received in the offering will be used to purchase the shares of common stock ordered and account withdrawals will be made for the purchase of shares. The shares of common stock issued in the reorganization cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the reorganization is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.

We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are withdrawn, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.

You may submit your order form and payment by mail using the return envelope provided, by bringing your order form to our Conversion Center, or by overnight delivery to the indicated address on the order form. Order forms may not be delivered to Ottawa Savings Bank branches. Once tendered, an order form cannot be modified or revoked without our consent.

You may not designate on the order form that you wish funds to be withdrawn from a Ottawa Savings Bank individual retirement account (IRA). By regulation, our IRAs do not permit investment in our common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of Ottawa Savings Bank IRA funds to a trustee offering a self-directed IRA program such as a brokerage firm of your choice or the Conversion Center can assist you to locate a trustee. There will be no early withdrawal or Internal Revenue Service interest penalties for transfers. The new trustee will hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds currently in an IRA with us or elsewhere to purchase common stock should contact the Conversion Center promptly, preferably by             , 2005. Whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds. If you can, the necessary forms may be forwarded for execution and returned before the offering ends. Federal laws and regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of IRAs.

The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the reorganization; provided that there is in force from the time of its subscription until the completion of the reorganization, a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.

The offering will be made in compliance with Rule 15c2-4 of the Securities Exchange Act of 1934 regarding the transmission and maintenance of payments received in the offering.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the reorganization be based upon our estimated pro forma value on a fully converted basis (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained Keller & Company, Inc., which is experienced in the evaluation and appraisal of financial institutions, to prepare the independent appraisal. Keller & Company will receive fees totaling $30,000 for its appraisal services, plus reasonable out-of-pocket expenses incurred in connection with the appraisal. We have agreed to indemnify Keller & Company under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the reorganization.

Keller & Company prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Keller & Company undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Keller & Company reviewed our reorganization and stock issuance applications as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, Keller & Company visited our facilities and had discussions with our management. Keller & Company did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Keller & Company in connection with its appraisal.

In connection with its appraisal, Keller & Company reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded companies that Keller & Company deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

Consistent with Office of Thrift Supervision appraisal guidelines, Keller & Company’s analysis utilized three selected valuation procedures, the price/book method, the price/core earnings method, and price/assets method, all of which are described in its report. Keller & Company’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” Keller & Company placed the greatest emphasis on the price/book methods in estimating pro forma market value. Keller & Company compared the pro forma price/book and price/core earnings ratios for Ottawa Savings Bancorp, Inc. to the same ratios for a peer group of comparable companies. The peer group consisted of ten publicly traded companies based in the Midwestern United States. The peer group included companies with:

•	average assets of $166.8 million;

•	average nonperforming assets of 0.83% of total assets;

•	average loans of 71.3% of total assets;

•	average equity of 11.7% of total assets; and

•	average income of 0.80% of average assets.

On the basis of the analysis in its report, Keller & Company has advised us that, in its opinion, as of March 18, 2005, our estimated pro forma market value on a fully converted basis was within the valuation range of $23.8 million and $32.2 million with a midpoint of $28.0 million and that, based on our intention to offer for sale 45% of our shares outstanding, the estimated pro forma market value of our shares of common stock, was within the valuation range of $10.23 million to $13.85 million with a midpoint of $12.040 million. As a result, we established the offering range of $10.23 million to $13.85 million, with a midpoint of $12.04 million. Our Board of Directors reviewed Keller & Company’s appraisal report, including the methodology and the assumptions used by Keller& Company, and determined that the offering range was reasonable and adequate. Based on the $10.00 per share offering price, the estimated number of shares issued in the reorganization will be between 2,380,000 and 3,220,000, with a midpoint of 2,800,000 and the estimated number of shares sold in the offering will be between 1,023,400 and 1,384,600 with a midpoint of 1,204,000. We determined the purchase price of $10.00 per share taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the reorganization.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issued at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, Keller & Company, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering.

No shares will be sold unless Keller & Company confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, the offering may be canceled or it may be extended with a new offering range or new subscription, community and syndicated community offerings may be held. If the offering is extended, subscribers would have the right to confirm, modify or cancel their subscriptions within a specified period of time or else their subscription would be cancelled. If a subscriber does not respond during the resolicitation period, his or her subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released.

In formulating its appraisal, Keller & Company relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Keller & Company also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While Keller & Company believes this information to be reliable, Keller & Company does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the plan of reorganization or of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the reorganization at prices at or above the $10.00 offering price per share.

Copies of the appraisal report of Keller & Company, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Limitations on Purchases of Shares

In addition to the individual purchase limitations described above under “ — Subscription Offering and Subscription Rights,” “ — Community Offering” and “ —Syndicated Community Offering,” the plan of reorganization provides for the following purchase limitations:

•	The minimum purchase is 25 shares.

•	The aggregate amount of our outstanding common stock owned or controlled by persons other than Ottawa Savings Bancorp, Inc. at the close of the offering shall be less than 50% of our total outstanding common stock.

•	Except for our tax-qualified employee benefit plans which may purchase up to 10% of the common stock sold in the offering and issued to our charitable foundation, no person, either alone or together with associates of or persons acting in concert with such person, may purchase in the aggregate more than $170,000 of common stock (which equals 17,000 shares). This overall purchase limitation is subject to increase as described below.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock at the conclusion of the offering

•	The aggregate amount of common stock or preferred stock acquired in the offering, plus in all prior issuances, by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of our stockholders’ equity at the conclusion of the offering.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock at the conclusion of the offering.

•	The aggregate amount of common stock or preferred stock acquired in the offering, plus in all prior issuances, by one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of our stockholders’ equity at the conclusion of the offering.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by all of our stock benefit plans, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock held by persons other than Ottawa Savings Bancorp MHC.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 32% of the outstanding shares of common stock held by persons other than Ottawa Savings Bancorp MHC at the conclusion of the offering.

•	The aggregate amount of common stock acquired in the offering, plus in all prior issuances, by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 32% of our stockholders’ equity held by persons other than Ottawa Savings Bancorp MHC at the conclusion of the offering.

We may, in our sole discretion, increase the individual or overall purchase limitations to up to 5% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitations unless market conditions warrant an increase in the maximum purchase limitations. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

The plan of reorganization defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of reorganization, our directors are not deemed to be acting in concert solely by reason of their Board membership.

The plan of reorganization defines “associate,” with respect to a particular person, to mean:

•	any corporation or organization other than Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Inc. or Ottawa Savings Bank or a majority-owned subsidiary of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Inc. or Ottawa Savings Bank of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

•	any trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as trustee or in a similar fiduciary capacity; and

•	any relative or spouse of a person, or any relative of a spouse, who either has the same home as a person or who is a director or officer of Ottawa Savings Bancorp MHC, Ottawa Savings Bancorp, Inc. or Ottawa Savings Bank or any of their subsidiaries.

For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the purchase limitations described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of reorganization. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”

Delivery of Certificates

Certificates representing the common stock sold in the offering and checks representing refunds and/or interest paid on subscriptions made by check or money order will be mailed to investors at the certificate registration address noted on the stock order form as soon as practicable following completion of the reorganization. We will hold any certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock will have commenced.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, we may not for a period of one year from the date of the completion of the reorganization repurchase any of our common stock from any person, except (1) in an offer made to all stockholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the reorganization. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Ottawa Savings Bank’s regulatory capital to be reduced below the amount required for reorganization the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Reorganization Applicable to Officers and Directors

Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.

Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the reorganization, except upon the death of the stockholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the reorganization will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.

Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Ottawa Savings Bank as account holders. While this aspect of the reorganization makes it difficult, if not impossible, for insiders to purchase stock for the explicit purpose of meeting the minimum of the offering, any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the reorganization.

Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of reorganization, and their associates, during the three-year period following the reorganization may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be sold in the offering and issued to our charitable foundation. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of us who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act of 1933 under certain circumstances.

Material Income Tax Consequences

Although the reorganization may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of reorganization and applicable law, regulations and policies, it is intended that the reorganization will be effected through a merger. Completion of the reorganization is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Connecticut tax laws, that no gain or loss will be recognized by Ottawa Savings Bank, Ottawa Savings Bancorp, Inc. or Ottawa Savings Bancorp MHC as a result of the reorganization or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to Ottawa Savings Bank, Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC and persons receiving subscription rights.

Lord, Bissell & Brook LLP has issued an opinion to Ottawa Savings Bank that, for federal income tax purposes:

•	the reorganization will constitute a reorganization under Internal Revenue Code section 368(a)(1)(F), and Ottawa Savings Bank (in either its mutual form (the ”Mutual Bank”) or its stock form (the “Stock Bank”) will recognize no gain or loss as a result of the reorganization;

•	the basis of each asset of the Mutual Bank received by the Stock Bank in the reorganization will be the same as the Mutual Bank’s basis for such asset immediately before the reorganization;

•	the holding period of each asset of the Mutual Bank received by the Stock Bank in the reorganization will include the period during which such asset was held by the Mutual Bank before the reorganization;

•	for purposes of Internal Revenue Code section 381(b), the Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the reorganization and the tax attributes of the Mutual Bank (subject to application of Internal Revenue Code sections 381, 382, and 384) will be taken into account by the Stock Bank as if the reorganization had not occurred;

•	the Mutual Bank’s members will recognize no gain or loss upon their constructive receipt of shares of the Stock Bank common stock solely in exchange for their mutual ownership interest in the Mutual Bank;

•	no gain or loss will be recognized by members of the Mutual Bank upon the issuance to them of deposits in the Stock Bank in the same dollar amount as their deposits in the Mutual Bank;

•	with respect to the members of the Mutual Bank’s exchange of the stock of the Stock Bank constructively received for the mutual ownership interests in Ottawa Savings Bancorp MHC, the exchange will qualify as an exchange of property for stock under Internal Revenue Code section 351, the initial stockholders of the Stock Bank will recognize no gain or loss upon the constructive transfer to Ottawa Savings Bancorp MHC of the shares of the Stock Bank they constructively received and Ottawa Savings Bancorp MHC will recognize no gain or loss upon its receipt of the common stock of the Stock Bank in exchange for mutual ownership interests in the Mutual Bank;

•	with respect to Ottawa Savings Bancorp MHC’s transfer of 100% of the common stock of the Stock Bank to Ottawa Savings Bancorp, Inc., Ottawa Savings Bancorp, Inc. will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Bank from Ottawa Savings Bancorp MHC and Ottawa Savings Bancorp MHC will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Bank from Ottawa Savings Bancorp MHC to Ottawa Savings Bancorp, Inc.;

•	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Ottawa Savings Bancorp, Inc. to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

•	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the reorganization pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the reorganization;

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of the purchase; and

•	assuming the reorganization does not result in any federal income tax liability to Ottawa Savings Bank, its account holders, or Ottawa Savings Bancorp, Inc., implementation of the plan of reorganization will not result in any Illinois income tax liability to those entities or persons.

The opinions set forth in the 9th and 10th bullet points above are based on the position that the subscription rights do not have any market value when they are distributed or exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The opinion of Lord, Bissell & Brook LLP is filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Interpretation, Amendment and Termination

To the extent permitted by law, all interpretations by us of the plan of reorganization will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of reorganization provides that, if deemed necessary or desirable, we may substantively amend the plan of reorganization as a result of comments from regulatory authorities or otherwise, without the further approval of our members.

Completion of the reorganization requires the sale of all shares of the common stock within 24 months following approval of the plan of reorganization by our members. If this condition is not satisfied, the plan of reorganization will be terminated and we will continue our business in the mutual form of organization. We may terminate the plan of reorganization at any time.

THE OTTAWA SAVINGS BANK FOUNDATION

General. In furtherance of our commitment to our local community, the plan of reorganization provides that we will establish the Foundation as a non-stock Delaware corporation in connection with the reorganization. The Foundation will be funded with our common stock, as described below. By further enhancing our visibility and reputation in our local community, we believe that the Foundation will enhance the long-term value of our community banking franchise. The reorganization presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits, without any significant cash outlay by us.

Purpose of the Charitable Foundation. Although we intend to continue to emphasize community lending and community activities following the stock offering, such activities are not our sole corporate purpose. The Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that the Foundation will enable us to assist the communities within our market area in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.

We further believe that the funding of the Ottawa Savings Bank Foundation with our common stock will allow our community to share in our potential growth and success long after the stock offering. The Foundation will accomplish that goal by providing for continued ties between it and us, thereby forming a partnership within the communities in which we operate.

We do not expect the contribution to the Foundation to take the place of our traditional community lending and charitable activities. For the years ended December 31, 2004 and December 31, 2003, we contributed $43,862 and $20,225, respectively, to community organizations. We expect to continue making charitable contributions within our community. In connection with the closing of the reorganization, we intend to contribute to the Foundation 56,000 shares of our common stock, at the midpoint of the offering, valued at $560,000 based on the offering price of $10.00 per share.

Structure of the Charitable Foundation. The Ottawa Savings Bank Foundation will be incorporated under Delaware law as a non-stock corporation. The Foundation’s Certificate of Incorporation will provide that the Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Certificate of Incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

We have selected [three] of our current directors,                                         , to serve on the initial Board of Directors of the Foundation. As required by OTS regulations, we also will select one additional person to serve on the initial Board of Directors who will not be one of our officers, directors or employees and who will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial Board of Directors during the year following the completion of the reorganization, following the first anniversary of the reorganization, the Foundation may alter the size and composition of its Board of Directors.

For five years after the reorganization, one seat on the Foundation’s Board of Directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our or any of our affiliate’s officers, directors or employees, and one seat on the foundation’s Board of Directors will be reserved for one of our directors.

The Board of Directors of the Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of the Foundation also will be responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation. However, as required by OTS regulations, all shares of common stock held by the Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our stockholders.

The Foundation’s place of business will be located at our administrative offices. The Board of Directors of the Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the OTS regulations governing transactions between us and the foundation.

The Foundation will receive working capital from: (1) any dividends that may be paid on our common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by us is that the amount of common stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the Board of Directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations. Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. The Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as the Foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether the Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by the Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by our stockholders.

We are authorized under federal law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to the Foundation on the amount of common stock to be sold in the offering. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital position and does not raise safety and soundness concerns.

We have received an opinion from our independent tax advisor that our contribution of our stock to the Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the Foundation is required to pay us for such stock. We are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of [2.0%.] Within four and one-half months after the close of its fiscal year, the Ottawa Savings Bank Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Conditions Imposed on the Charitable Foundation. Office of Thrift Supervision regulations will impose the following conditions on the establishment of the Foundation:

•	the Office of Thrift Supervision can examine the Foundation;

•	the Foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the Foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the Foundation submits to the IRS;

•	the Foundation must operate according to written policies adopted by its Board of Directors, including a conflict of interest policy;

•	the Foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the Foundation must vote its shares in the same ratio as all of the other shares voted on each proposal considered by our stockholders.

In addition, within six months of completing the reorganization, the Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

Additionally, the establishment and funding of the Foundation must be separately approved by at least a majority of the total number of votes eligible to be cast by depositors of Ottawa Savings Bank at the special meeting of members.

Consummation of the reorganization and related offering of common stock is not conditioned upon depositors’ approval of the charitable foundation. Failure to approve the charitable foundation may, however, materially increase our pro forma market value. See “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

RESTRICTIONS ON ACQUISITION OF OTTAWA SAVINGS BANCORP, INC.

AND OTTAWA SAVINGS BANK

General

Ottawa Savings Bank’s plan of reorganization provides that Ottawa Savings Bank will be reorganized from an Illinois state-chartered mutual savings bank into a federal mutual holding company structure and includes the adoption of a federal stock charter and bylaws for Ottawa Savings Bancorp, Inc. Certain provisions in our charter and bylaws may have antitakeover effects. In addition, provisions in Ottawa Savings Bank’s charter and bylaws may also have anti-takeover effects. Finally, regulatory restrictions may make it more difficult for persons or companies to acquire control of us.

Mutual Holding Company Structure

Following the reorganization, we will own all of the issued and outstanding common stock of Ottawa Savings Bank. Ottawa Savings Bancorp MHC will own a majority of the issued and outstanding common stock of Ottawa Savings Bancorp, Inc. As a result, management of Ottawa Savings Bancorp MHC is able to exert voting control over Ottawa Savings Bancorp, Inc. and Ottawa Savings Bank and will restrict the ability of our minority stockholders to effect a change of control of management. Ottawa Savings Bancorp, Inc., as long as it remains in the mutual form of organization, will control a majority of our voting stock.

Charter and Bylaws of Ottawa Savings Bank

Although our Board of Directors is not aware of any effort that might be made to obtain control of us after the offering, the Board of Directors believed it appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by our Board of Directors. The following description of these provisions is only a summary and does not provide all of the information contained in our charter and bylaws. See “Additional Information” as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our charter provides that, for a period of five years from the date of the reorganization, no person, except Ottawa Savings Bancorp MHC or a tax-qualified employee stock benefit plan of ours, may directly or indirectly acquire the beneficial ownership of more than 10% of any class of an equity security of ours. If shares are acquired in excess of 10%, those shares will be considered “excess shares” and will not be counted as shares entitled to vote.

Board of Directors.

Classified Board. Our Board of Directors is divided into three classes, each of which contains approximately one-third of the number of directors. The stockholders elect one class of directors each year for a term of three years. The classified Board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors.

Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the Board of Directors will serve until the next election of directors. Our bylaws provide that a director may be removed from the Board of Directors before the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Qualification. The bylaws provide that no person will be eligible to serve on the Board of Directors who has in the past 10 years been subject to a supervisory action by a financial regulatory agency that involved dishonesty or breach of trust or other bad actions, has been convicted of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison, or is currently charged with such a crime, or has been found by a regulatory agent or a court to have breached a fiduciary duty involving personal profit or committed a willful violation of any law governing banking securities or insurance. These provisions may prevent stockholders from nominating themselves or persons of their choosing for election to the Board of Directors.

Stockholder Action by Written Consent; Special Meetings of Stockholders. Our stockholders must act only through an annual or special meeting or by unanimous written consent. Our charter provides that for a period of five years following the reorganization, special meetings of stockholders relating to a change in control of us or amendments to our charter may be called only upon direction of the Board of Directors. Subject to this restriction, the bylaws provide that holders of not less than 10% of our outstanding shares may request the calling of a special meeting. At a special meeting, stockholders may consider only the business specified in the notice of meeting given by us. The provisions of our charter and bylaws limiting stockholder action by written consent and calling of special meetings of stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting, unless a special meeting is called at the request of a majority of the Board of Directors or holders of not less than 10% of our outstanding shares. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take stockholder action.

Advance Notice Provisions for Stockholder Nominations and Proposals. Our bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our Board of Directors or by a stockholder who has given appropriate notice to us before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given us appropriate notice of the stockholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 30 days before the annual meeting. A stockholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.

Advance notice of nominations or proposed business by stockholders gives our Board of Directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the reorganization, we will have authorized but unissued shares of common and preferred stock. Our charter authorizes the Board of Directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although such shares of common and preferred stock could be issued by the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, it is anticipated that such uses will be unlikely given that Ottawa Savings Bancorp MHC must always own a majority of our common stock.

Restrictions in Ottawa Savings Bank’s Charter and Bylaws

Although the Board of Directors of Ottawa Savings Bank is not aware of any effort that might be made to obtain control of Ottawa Savings Bank after the offering, the Board of Directors believed it appropriate to adopt provisions permitted by federal law to protect the interests of the institution and its stockholders from any hostile takeover. These provisions may, indirectly, inhibit a change in control of us, as Ottawa Savings Bank’s sole stockholder.

Ottawa Savings Bank’s stockholders will not be permitted to cumulate their votes in the election of directors. Furthermore, Ottawa Savings Bank’s bylaws provide for the election of three classes of directors to staggered terms. In addition, Ottawa Savings Bank’s charter provides that, for a period of five years from the date of the reorganization, no person except Ottawa Savings Bancorp, Inc. and Ottawa Savings Bancorp MHC or a tax-qualified employee stock benefit plan of Ottawa Savings Bancorp, Inc. or Ottawa Savings Bank, may directly or indirectly acquire the beneficial ownership of more than 10% of any class of Ottawa Savings Bank’s equity securities. Additionally, special meetings of stockholders related to changes in control of Ottawa Savings Bank or amendments to its charter may only be called upon direction of the Board of Directors for a period of five years from the date of the reorganization. Ottawa Savings Bank’s charter and bylaws also contain other provisions to protect the interests of the institution including a requirement that vacancies on the Board of Directors be filled by a majority vote of the Board of Directors, eligibility requirements for directors, and establishes advance notice procedures for stockholders to nominate directors or bring other business before the stockholders.

In addition, the charter provides for the issuance of shares of preferred stock on terms, including conversion and voting rights, as may be determined by Ottawa Savings Bank’s Board of Directors without stockholder approval. Although Ottawa Savings Bank has no arrangements, understandings or plans at the present time for the issuance or use of the shares of undesignated preferred stock authorized, the Board of Directors believes that the availability of such shares will provide Ottawa Savings Bank with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that may arise. If a proposed merger, tender offer or other attempt to gain control of Ottawa Savings Bank occurs of which management does not approve, the Board of Directors can authorize the issuance of one or more series of preferred stock with rights and preferences which could impede the completion of such a transaction. An effect of the possible issuance of such preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors does not intend to issue any preferred stock except on terms which the Board of Directors deems to be in the best interest of Ottawa Savings Bank and its then existing stockholders.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the reorganization, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of our class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of our class of any equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Remutualization Transactions Current Office of Thrift Supervision regulations permit a mutual holding company to be acquired by a mutual institution in a remutualization transaction. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members of the target entity and as raising issues concerning the effect on the mutual members of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and reject applications for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision’s concerns are not warranted in the particular case.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

DESCRIPTION OF OTTAWA SAVINGS BANCORP, INC. CAPITAL STOCK

Our common stock will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

General

We are authorized to issue 12,000,000 shares of common stock having a par value of [$0.01] per share. Each share of our common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of reorganization and minority stock issuance, all stock will be duly authorized, fully paid and nonassessable. We will not issue any shares of preferred stock in the offering.

Common Stock

Dividends. We can pay dividends if, as and when declared by our Board of Directors. The payment of dividends is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of our common stock will be entitled to receive and share equally in dividends as may be declared by the Board of Directors out of funds legally available for dividends. If we issue preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. After the offering, the holders of our common stock will possess exclusive voting rights in us. They will elect our Board of Directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the Board of Directors. Except as discussed in “Restrictions on Acquisition of Ottawa Savings Bancorp, Inc. and Ottawa Saving Bank,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors.

Liquidation. If there is any liquidation, dissolution or winding up of Ottawa Saving Bank, Ottawa Savings Bancorp, Inc., as the holder of Ottawa Saving Bank’s capital stock, would be entitled to receive all of Ottawa Saving Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Ottawa Saving Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Ottawa Savings Bancorp, Inc., the holders of its common stock would be entitled to receive all of the assets of Ottawa Savings Bancorp, Inc. available for distribution after payment or provision for payment of all its debts and liabilities.

Preemptive Rights; Redemption. Holders of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock will be                                     .

REGISTRATION REQUIREMENTS

We have registered our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

LEGAL AND TAX OPINIONS

The legality of our common stock has been passed upon for us by Lord, Bissell & Brook LLP, Chicago, Illinois. The federal and state tax consequences of the stock offering have been opined upon by Lord, Bissell & Brook LLP. Certain legal matters will be passed upon for Sandler O’Neill by Luse Gorman Pomerenk & Schick, P.C. Lord, Bissell & Brook LLP has consented to the references to its opinion in this prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

Due to SEC regulations requiring an audit of our financial statements by an independent accountant registered with the Public Company Accounting Oversight Board, we dismissed Roenfeldt & Lockas, P.C. (“Roenfeldt & Lockas”) as our independent auditor on January 29, 2005. Our audit committee approved the change in accountants.

For the period from January 1, 2003 through January 29, 2005 (date relationship ended), there has been no disagreement between us and Roenfeldt & Lockas on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Roenfeldt & Lockas would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

For the period from January 1, 2003 through January 29, 2005 (date relationship ended), we have not been advised of any matters described in Regulation S-B, Item 304(a)(1)(B).

We engaged McGladrey & Pullen, LLP as our new independent accountants as of January 29, 2005. Prior to such date, we did not consult with McGladrey & Pullen, LLP regarding (i) the application of accounting principles, (ii) the type of audit opinion that might be rendered by McGladrey and Pullen, LLP, or (iii) any other matter that was subject of a disagreement between us and our former auditor as described in Item 304(a)(1)(iv) of Regulation S-B.

EXPERTS

The consolidated financial statements appearing in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, independent registered public accountants to the extent and for the periods indicated in their report appearing elsewhere and are included in reliance upon such report and upon the authority of such Firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value, as converted, and to the use of its name and statements with respect to it appearing in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock sold in the stock offering, including the shares to be contributed to the Foundation. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Ottawa Saving Bank has filed an application for approval of the plan of reorganization and minority stock issuance with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The applications may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the [Northeast Regional Office of the Office of Thrift Supervision, 10 Exchange Place Center, 18th Floor, Jersey City, New Jersey 07302.]

A copy of the plan of reorganization and minority stock issuance and our charter and bylaws are available without charge. Requests for this information should be directed to: Corporate Secretary, Ottawa Savings Bank, 925 LaSalle Street, Ottawa, Illinois 61350.

Ottawa Savings Bank and Subsidiary

Contents

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements

Consolidated balance sheets	F-3
Consolidated statements of operations	F-4
Consolidated statements of equity	F-5
Consolidated statements of cash flows	F-6 and F-7
Notes to consolidated financial statements	F-8 – F-30

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Ottawa Savings Bank

Ottawa, Illinois

We have audited the accompanying consolidated balance sheets of Ottawa Savings Bank and its wholly owned subsidiary, Illinois Valley Service Corporation, as of December 31, 2004 and 2003, and the related consolidated statements of operations, equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ottawa Savings Bank and subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 14 to the consolidated financial statements, the retained earnings balance as of December 31, 2002 and previously issued audited financial statements as of and for the year ended December 31, 2003 have been restated for errors in the application of certain accounting principles.

Champaign, Illinois

February 11, 2005

McGladrey & Pullen, LLP is a member firm of RSM International –

an affiliation of separate and independent legal entities.

Ottawa Savings Bank and Subsidiary

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and due from banks	$5,019,738	$3,383,751
Securities held to maturity (fair value of $1,760,205 and $2,331,778 at December 31, 2004 and 2003, respectively)	1,817,836	2,370,374
Securities available for sale	30,640,223	26,796,295
Federal Home Loan Bank stock, at cost	5,661,000	8,761,000
Loans, net of allowance for loan losses of $438,506 and $ 383,120 at December 31, 2004 and 2003, respectively	114,825,931	109,566,692
Premises and equipment, net	6,253,562	3,720,525
Accrued interest receivable	704,701	749,637
Mortgage servicing rights	112,537	84,000
Income tax refund receivable	973,584	732,960
Foreclosed real estate	209,983	—
Deferred tax asset	2,452,850	138,627
Other assets	612,783	643,510

Total assets	$169,284,728	$156,947,371

Liabilities and Retained Earnings
Liabilities
Deposits:
Non-interest bearing	$1,614,393	$1,271,441
Interest bearing	155,039,342	139,349,501

Total deposits	156,653,735	140,620,942
Accrued interest payable	13,404	20,331
Other liabilities	1,612,086	1,572,744

Total liabilities	158,279,225	142,214,017

Commitments and Contingencies (Notes 7, 12 and 15)
Equity
Retained earnings	10,980,517	14,477,229
Accumulated other comprehensive income	24,986	256,125

Total equity	11,005,503	14,733,354

Total liabilities and equity	$169,284,728	$156,947,371

See Accompanying Notes to Consolidated Financial Statements.

Ottawa Savings Bank and Subsidiary

Consolidated Statements of Operations

Years Ended December 31, 2004 and 2003

	2004	2003
Interest and dividend income:
Interest and fees on loans	$6,638,674	$6,726,668
Securities:
Mortgage-backed and related securities	665,609	414,923
U.S. Government and agency securities	600,417	708,616
Dividends	509,580	501,318
Interest-bearing deposits	28,410	56,119

Total interest and dividend income	8,442,690	8,407,644

Interest expense:
Deposits	4,067,137	3,837,058
Advances from Federal Home Loan Bank	1,890	—

Total interest expense	4,069,027	3,837,058

Net interest income	4,373,663	4,570,586
Provision for loan losses	7,391,408	2,107,449

Net interest income (loss) after provision for loan losses	(3,017,745)	2,463,137

Other income:
Gain (loss) on sales of securities available for sale	747	(876)
Gain on sale of loans	28,537	84,000
Customer service fees	91,699	67,052
Other	7,064	27,500

Total other income	128,047	177,676

Other expenses:
Salaries and employee benefits	1,475,846	1,328,543
Directors fees	75,600	84,000
Occupancy	216,191	247,546
Deposit insurance premium	21,128	19,510
Legal and professional fees	253,795	64,349
Data processing	179,527	151,651
Advertising	117,392	109,874
Other	453,978	446,040

Total other expenses	2,793,457	2,451,513

Income (loss) before income taxes	(5,683,155)	189,300
Income tax expense (benefit)	(2,186,443)	74,618

Net income (loss)	$(3,496,712)	$114,682

See Accompanying Notes to Consolidated Financial Statements.

Ottawa Savings Bank and Subsidiary

Consolidated Statements of Equity

Years Ended December 31, 2004 and 2003

	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	T otal
Balance, December 31, 2002, as previously reported	$14,723,037	$580,938	$15,303,975
Adjustments applicable to prior years (Note 14)	(360,490)	—	(360,490)

Balance, December 31, 2002, as restated	14,362,547	580,938	14,943,485
Comprehensive (loss):
Net income	114,682	—	114,682
Other comprehensive (loss), net of tax:
Unrealized losses on securities available for sale arising during period, net of taxes of $ (167,625)	—	(325,392)	(325,392)
Reclassification adjustment for losses included in net income, net of tax benefit of $297	—	579	579

Comprehensive (loss)			(210,131)

Balance, December 31, 2003	14,477,229	256,125	14,733,354
Comprehensive (loss):
Net (loss )	(3,496,712)	—	(3,496,712)
Other comprehensive (loss), net of tax:
Unrealized losses on securities available for sale arising during period, net of taxes of $ (167,625)	—	(230,646)	(230,646)
Reclassification adjustment for losses included in net income, net of tax benefit of $297	—	(493)	(493)

Comprehensive (loss)			(3,727,851)

Balance, December 31, 2004	$10,980,517	$24,986	$11,005,503

See Accompanying Notes to Consolidated Financial Statements.

Ottawa Savings Bank and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31, 2004 and 2003

	2004	2003
Cash Flows from Operating Activities
Net income (loss)	$(3,496,712)	$114,682
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	111,585	126,799
Provision for loan losses	7,391,408	2,107,449
Provision for deferred income taxes	(2,195,152)	51,085
Net amortization of premiums and discounts on securities	3,776	(4,330)
Federal Home Loan Bank stock dividend	(509,400)	(501,200)
Loss on sale of premises and equipment	2,252	—
Loss (gain) on sale of available for sale securities	(747)	876
Gain on sale of loans	(28,537)	(84,000)
Change in assets and liabilities:
(Increase) decrease in accrued interest receivable	44,936	(17,698)
(Increase) in other assets and tax refund receivable	(209,897)	(962,345)
Increase (decrease) in accrued interest payable and other liabilities	32,415	(62,879)

Net cash provided by operating activities	1,145,927	768,439

Cash Flows from Investing Activities
Securities available for sale:
Purchases	(15,047,759)	(18,954,285)
Sales, maturities and paydowns	10,850,592	8,147,900
Securities held to maturity:
Maturities	552,538	1,114,816
Net (increase) decrease in loans	(12,860,630)	(11,833,883)
Purchase of property and equipment	(2,650,374)	(2,088,403)
Proceeds from sale of premises and equipment	3,500	—
Sale of Federal Home Loan Bank stock	3,609,400	2,000,000
Purchase of Federal Home Loan Bank stock	—	(3,000,000)

Net cash (used in) investing activities	(15,542,733)	(24,613,855)

Cash Flows from Financing Activities
Net increase in deposits	16,032,793	19,796,521
Proceeds from Federal Home Loan Bank advances	2,000,000	—
Principal reduction of Federal Home Loan Bank advances	(2,000,000)	—

Net cash provided by financing activities	16,032,793	19,796,521

Net increase (decrease) in cash and due from banks	1,635,987	(4,048,895)

Cash and due from banks:
Beginning	3,383,751	7,432,646

Ending	$5,019,738	$3,383,751

(Continued)

Ottawa Savings Bank and Subsidiary

Consolidated Statements of Cash Flows, Continued

Years Ended December 31, 2004 and 2003

	2004	2003
Supplemental Disclosures of Cash Flow Information
Cash payments for:
Interest paid to depositors	$4,074,064	$4,171,801
Interest paid on other borrowings	1,890	—
Income taxes, net of refunds received	249,331	956,349

Supplemental Schedule of Noncash Investing and Financing Activities
Real estate acquired through or in lieu of foreclosure	209,983	—

See Accompanying Notes to Consolidated Financial Statements.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Nature of operations

The Bank provides a variety of financial services to individual and corporate customers in the Ottawa, Illinois area, which is primarily an agricultural area. The Bank’s primary source of revenue is single-family residential loans to middle-income individuals.

Principles of consolidation

The consolidated financial statements include the accounts of Ottawa Savings Bank (the Bank) and Illinois Valley Service Corporation, its wholly owned subsidiary, which sells insurance. All significant intercompany transactions and balances are eliminated in consolidation.

Use of estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the market value of securities available for sale, the determination of the allowance for losses on loans and the liability for postretirement benefits.

Significant group concentration of credit risk

Most of the Bank’s business activity is with customers within the local Ottawa area. The Bank does not have any significant concentrations to any one industry or customer.

Investment securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and reported at amortized cost. Securities not classified as held to maturity securities are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Federal Home Loan Bank stock

The Bank’s required investment in the capital stock of the Federal Home Loan Bank is carried at cost, as fair values are not readily determinable.

Loans

The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage loans throughout Ottawa, Illinois and the surrounding area. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Other personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for loan losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Servicing

Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the capitalized amount for the tranche. If the Bank later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

Rate lock commitments

The Bank enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. Prior to January 1, 2004, such commitments were recorded to the extent of fees received. Fees received were subsequently included in the net gain or loss on sale of mortgage loans.

The cumulative effect of adopting SFAS No. 133 for rate lock commitments as of January 1, 2004 was not material.

Foreclosed real estate

Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses.

Income taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not realizable. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Premises and equipment

Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation. Premises and equipment are depreciated using the straight-line and accelerated depreciation methods over the estimated useful lives of the assets:

Years
Buildings	15–50
Furniture and equipment	5–10

Pension plan

The Bank has a pension plan covering substantially all employees. It is the policy of the Bank to fund the maximum amount that can be deducted for federal income tax purposes but in amounts not less than the minimum amounts required by law.

Segment reporting

Management views the Bank as one operating segment, therefore, separate reporting of financial segment information is not considered necessary. Management approaches the Bank as one business enterprise which operates in a single economic environment since the products and services, types of customers and regulatory environment all have similar characteristics.

Recent accounting pronouncements

In March 2004, the SEC issued Staff Accounting Bulletin (SAB) No. 105, Application of Accounting Principles to Loan Commitments. SAB 105 contains specific guidance on the inputs to a valuation-recognition model to measure loan commitments accounted for at fair value. The guidance in SAB 105 is applied to mortgage loan commitments that are accounted for as derivatives and are entered into after March 31, 2004. The implementation of SAB 105 did not have a material impact on the consolidated financial statements.

In March 2004, the Emerging Issues Task Force (EITF) reached a consensus on Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments (“EITF 03-1”). EITF 03-1 provides guidance for determining when an investment is other-than-temporarily impaired including, whether an investor has the ability and intent to hold an investment until recovery. In addition, EITF 03-1 contains disclosure requirements regarding impairments that have not been recognized as other than temporary.

In September 2004, the FASB issued a proposed staff position EITF Issue 03-1-a, Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. This proposed staff position is expected to provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under paragraph 16 of EITF 03-1. As a result of this proposed position statement, the FASB has indefinitely delayed the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF 03-1. Management will evaluate the impact of adopting the application of the guidance for evaluating an other-than-temporary impairment upon issuance of the guidance.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 2. Restrictions on Cash and Amounts Due from Banks

The Bank is required to maintain average balances on hand with the Federal Reserve Bank. At December 31, 2004 and 2003, these reserve balances amounted to $25,000 in each year.

Note 3. Investment Securities

The amortized and fair values of securities, with gross unrealized gains and losses, follow:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to Maturity
December 31, 2004:

Mortgage-backed securities	$1,817,836	$26,771	$84,402	$1,760,205

Available for Sale
December 31, 2004:

U.S. agency securities	$11,642,161	$111,655	$64,184	$11,689,632
Mortgage-backed securities	18,960,204	113,970	123,583	18,950,591

	$30,602,365	$225,625	$187,767	$30,640,223

Held to Maturity
December 31, 2003:

Mortgage-backed securities	$2,370,374	$31,813	$70,409	$2,331,778

Available for Sale
December 31, 2003:

U.S. Treasury securities	$999,511	$4,859	$—	$1,004,370
U.S. agency securities	16,137,592	383,203	46,523	16,474,272
Mortgage-backed securities	9,271,124	103,972	57,443	9,317,653

	$26,408,227	$492,034	$103,966	$26,796,295

At December 31, 2004 and 2003, U.S. agency securities with a carrying value of approximately $5,076,000 and $3,362,000, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

The amortized cost and fair value at December 31, 2004, by contractual maturity, are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, stated maturities of mortgage-backed securities are not disclosed.

	Securities Held to Maturity		Securities Available for Sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$—	$—	$2,999,227	$3,023,810
Due after one year through five years	—	—	3,496,527	3,562,735
Due after five through ten years	—	—	5,146,407	5,103,087
Due after ten years	—	—	—	—
Mortgage-backed securities	1,817,836	1,760,205	18,960,204	18,950,591

	$1,817,836	$1,760,205	$30,602,365	$30,640,223

Gross realized gains amounted to $2,444 and $254, respectively. Gross realized losses amounted to $1,697 and $1,130, respectively. The tax benefit (provision) applicable to these net realized gains and losses amounted to $299 and $(351), respectively.

Information pertaining to securities with gross unrealized losses at December 31, 2004 and 2003, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2004
Securities Available for Sale
Debt securities:
U.S. agency securities	$2,976,249	$20,157	$3,605,973	$44,027	$6,582,222	$64,184
Mortgage-backed securities	8,448,507	78,738	2,056,285	44,845	10,504,792	123,583

	$11,424,756	$98,895	$5,662,258	$88,872	$17,087,014	$187,767

Securities Held to Maturity
Mortgage-backed securities	$60,186	$707	$1,115,214	$83,695	$1,175,400	$84,402

December 31, 2003
Securities Available for Sale
Debt securities:
U.S. agency securities	$3,602,052	$46,523	$—	$—	$3,602,052	$46,523
Mortgage-backed securities	2,718,456	57,443	—	—	2,718,456	57,443

	$6,320,508	$103,966	$—	$—	$6,320,508	$103,966

Securities Held to Maturity
Mortgage-backed securities	$325,904	$2,470	$1,163,884	$67,939	$1,489,788	$70,409

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Bank to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2004, 41 securities have unrealized losses with aggregate depreciation of 1.50% from the Bank’s amortized cost basis. These unrealized losses relate principally to interest rates relative to the market. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

Note 4. Loans

The components of loans are as follows:

	December 31,
	2004	2003
Mortgage loans:
Secured by one-to-four family residences	$66,512,673	$66,733,689
Multi-family	14,195,149	12,478,862
Construction	13,410,980	9,111,826
Home equity lines of credit	8,888,535	7,968,539

	103,007,337	96,292,916
Less:
Undisbursed portion of construction and other mortgage loans	(4,888,072)	(3,936,381)

Total mortgage loans	98,119,265	92,356,535
Other loans:
Commercial real estate	8,456,146	8,089,502
Commercial lines of credit	158,185	500,000
Consumer loans	8,356,826	8,812,952

	115,090,422	109,758,989
Less: Allowance for loan losses	(438,506)	(383,120)
Plus: Deferred loan costs	174,015	190,823

Loans, net	$114,825,931	$109,566,692

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Activity in the allowance for loan losses is summarized as follows for the year ended December 31:

	2004	2003
Balance at beginning of year	$383,120	$248,360
Provision charged to income	7,391,408	2,107,449
Loans charged off	(7,347,508)	(1,989,677)
Recoveries of loans previously charged off	11,486	16,988

Balance at end of year	$438,506	$383,120

During the period March 2000 until April 2004, the Bank purchased loan participations and in April 2004, it was determined that one of the selling entities had misappropriated funds. Upon investigation, the Bank determined that the misappropriation of funds occurred between December 2002 and April 2004. As a result, the loan losses were recorded in the years the losses related to.

The following is a summary of information pertaining to impaired and non-accrual loans:

	December 31,
	2004	2003
Impaired loans without a valuation allowance	$—	$—
Impaired loans with a valuation allowance	3,097	—

Total impaired loans	$3,097	$—

Valuation allowance related to impaired loans	$464	$—

Total non-accrual loans	$623,601	$511,489

Total loans past due ninety days or more and still accruing	$—	$—

	Years Ended December 31,
	2004	2003
Average investment in impaired loans	$3,325	$—

Interest income recognized on impaired loans	$—	$—

Interest income recognized on a cash basis on impaired loans	$—	$—

No additional funds are committed to be advanced in connection with impaired loans.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and companies in which they have a 10% or more beneficial ownership. In the opinion of management, these loans are made with substantially the same terms, including interest rate and collateral as those prevailing for comparable transactions with other customers and do not involve more than the normal risk of collectibility. Changes in loans to officers and directors for the years ended December 31, 2004 and 2003 are summarized as follows:

	December 31,
	2004	2003
Balance, beginning of year	$285,802	$281,245
Additions	—	62,922
Repayments	(91,255)	(58,365)

Balance, end of year	$194,547	$285,802

Note 5. Servicing

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage and other loans serviced for others were $16,270,456 and $12,068,879 at December 31, 2004 and 2003, respectively.

The fair values of these rights were $112,537 and $84,000, respectively, at December 31, 2004 and 2003. The fair value of servicing rights was determined using discount rates, prepayment speeds, depending upon the stratification of the specific right, and a weighted average default rate.

Note 6. Accrued Interest Receivable

Accrued interest receivable at December 31 is summarized as follows:

	2004	2003
U.S. Government and agencies	$123,228	$221,502
Mortgage-backed and related securities	80,355	48,214
Loans	501,118	479,921

	$704,701	$749,637

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 7. Premises and Equipment

Premises and equipment at December 31 are summarized as follows:

	2004	2003
Cost:
Land	$1,971,898	$204,129
Buildings	2,898,535	2,553,463
Furniture and equipment	1,237,373	1,076,577
Construction in progress	1,979,856	1,650,302

	8,087,662	5,484,471
Less: Accumulated depreciation	1,834,100	1,763,946

	$6,253,562	$3,720,525

The Bank is in process of improving its’ facility and surrounding area. As of December 31, 2004, the additional costs to which the Bank is committed to are $1.2 million.

Note 8. Deposits

Deposits at December 31, 2004 and 2003 are summarized as follows:

	2004		2003
	Amount	Percent	Amount	Percent
Money market	$5,505,274	3.51%	$6,963,391	4.95%
Passbook savings	12,119,487	7.78%	10,679,138	7.65%
Certificates of deposit	128,514,250	82.00%	115,844,673	82.33%
Checking	10,514,724	6.71%	7,133,740	5.07%

	$156,653,735	100.00%	$140,620,942	100.00%

The aggregate amount of short-term jumbo certificates of deposit within a minimum denomination of $100,000 was approximately $36,008,000 and $31,120,000 at December 31, 2004 and 2003, respectively.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

At December 31, 2004, scheduled maturities of certificates of deposit are as follows:

2005	$66,328,177
2006	10,186,560
2007	28,729,824
2008	15,386,873
2009	7,882,816

$128,514,250

The Bank held brokered deposits of $1,779,000 and none at December 31, 2004 and 2003, respectively.

Note 9. Employment Benefit and Retirement Plans

The Bank has a qualified defined-benefit retirement plan covering substantially all of its employees with the Financial Institutions Retirement Fund. The Financial Institutions Retirement Fund is a tax-qualified pension trust covering multiple participating employers, employee-members and retirees and beneficiaries. Expenses of $276,102 and $180,019 were recorded for the years ended December 31, 2004 and 2003, respectively.

Governmental regulations impose certain requirements relative to multi-employer plans. In the event of plan termination or employer withdrawal, an employer may be liable for a portion of the plan’s unfunded vested benefits. The Bank has not received information from the plan’s administrators to determine its share of unfunded vested benefits. The Bank does not anticipate withdrawal from the plan, nor is the Bank aware of any expected plan terminations.

The Bank maintains a voluntary 401(K) plan for substantially all employees. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Bank makes matching contributions equal to 50 percent of the first 5 percent of an employee’s compensation contributed to the Plan. Matching contributions vest to the employee equally over a five-year period. Matching expense was $17,544 for 2004 and $15,614 for 2003.

The Bank has deferred compensation agreements with certain directors. Contributions to the plan for the years ended December 31, 2004 and 2003 were $70,542 and $118,565, respectively. The deferred compensation liability included on the balance sheet in other liabilities was $842,727 and $800,440 as of December 31, 2004 and 2003, respectively.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

The Bank has a contributory post-retirement health benefit plan for officers. The accounting for the health care plan anticipates future cost-sharing changes that are consistent with the Bank’s expressed intent to increase retiree contributions.

A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost components	$3	$(3)

Effect on post-retirement benefit obligation	$38	$(38)

Cash Flows

Contributions: The Bank expects to contribute $18,000 to its other post-retirement benefit plan in 2005.

Estimated Future Benefit Payments: The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year	(Amounts in 000’s) Other Benefits
2005	$18
2006	19
2007	21
2008	22
2009	23
2010-2014	125

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Post-Retirement Health Benefits Valuation Summary of Results

	December 31,
	2003	2004
Number of participants:
Retirees	6	6
Active employees—fully eligible	—	—
Active employees—not yet eligible	6	6

Total	12	12

Financial position:
Accumulated post-retirement benefit obligation:
Retirees	$(280,209)	$(305,952)
Active employees—fully eligible	—	—
Active employees—not yet eligible	(138,531)	(166,252)

Total	(418,740)	(472,204)
Plan assets at fair value	—	—
Funded status	(418,740)	(472,204)
Unrecognized (asset) liability:
Net transition obligation	—	—
Prior service cost	—	—
Net (gain) or loss	38,035	79,496

(Accrued)/prepaid cost	$(380,705)	$(392,708)

	2004	2005
Net periodic post-retirement benefit cost
Service cost	$6,023	$6,565
Interest cost	22,312	27,754
Expected return on assets	—	—
Amortization:
T ransition obligation	—	—
Prior service cost	—	—
Net (gain) or loss	—	2,152

Net cost	$28,335	$36,471

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 10. Income Taxes

The Bank and Subsidiary file consolidated federal income tax returns on a calendar year basis.

Income tax expense for the years ended December 31 is summarized as follows:

	2004	2003
Federal:
Current	$8,709	$20,611
Deferred	(1,868,719)	44,834

	(1,860,010)	65,445

State:
Current	—	2,922
Deferred	(326,433)	6,251

	(326,433)	9,173

	$(2,186,443)	$74,618

The Company’s income tax expense differed from the maximum statutory federal rate of 35% for the years ended December 31, 2004 and 2003, as follows:

	Years Ended December 31,
	2004	2003
Expected income taxes	$(1,989,104)	$66,255
Income tax effect of:
Tax exempt interest	(4,612)	(5,947)
State taxes, net of federal tax benefit	(212,181)	5,962
Income taxed at lower rates	34,666	(1,893)
Other	(15,212)	10,241

	$(2,186,443)	$74,618

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

The components of the net deferred tax asset are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Allowance for loan losses	$170,228	$148,727
Employee benefit plans	499,672	485,593
Other	34,571	11,366
Net operating loss carryforwards	2,171,891	19,119

Deferred tax asset	2,876,362	664,805

Deferred tax liabilities:
Net unrealized gain on securities available for sale	(12,872)	(131,943)
Deferred loan costs	(67,553)	(74,077)
FHLB stock dividends	(343,087)	(320,158)

Deferred tax liability	(423,512)	(526,178)

Net deferred tax asset	$2,452,850	$138,627

Retained earnings at December 31, 2004 include approximately $1,169,000 for which no federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for tax purposes only. Reductions of amounts so allocated for purposes other than bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $453,000 at December 31, 2004.

Federal net operating losses of $5,625,000 as of December 31, 2004 can be carried forward until the year 2022. Illinois net operating loss carryforwards of approximately $4,825,000 as of December 31, 2004, which expire in 2021 and 2022, are available to offset future state taxable income.

Note 11. Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier 1 capital to risk-weighted assets (as defined in the regulations), Tier 1 capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes as of December 31, 2004 and 2003 that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2004, the most recent notification from the office of the Federal Deposit Insurance Corporation, the Bank was adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank’s category.

	Actual		For Capital Adequacy Purposes:		To Be Well Capitalized Under Prompt Corrective Action Provisions:
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
December 31, 2004:
Total Risk-Based Capital (to Risk Weighted Assets)	$11,419,023	10.67%	$8,565,320	8.00%	$10,705,900	10.00%
Tier I Capital (to Risk Weighted Assets)	$10,980,517	10.26%	$4,282,880	4.00%	$6,423,740	6.00%
Tier I Capital (to Average Adjusted Total Assets)	$10,980,517	6.20%	$7,079,040	4.00%	$8,848,300	5.00%
Tangible Capital (to Average Adjusted Total Assets)	$10,980,517	6.20%	$2,654,190	1.50%	N/A	N/A

December 31, 2003:
Total Risk-Based Capital (to Risk Weighted Assets)	$14,860,349	14.99%	$7,932,840	8.00%	$9,915,300	10.00%
Tier I Capital (to Risk Weighted Assets)	$14,477,229	14.60%	$3,966,640	4.00%	$5,949,380	6.00%
Tier I Capital (to Average Adjusted Total Assets)	$14,477,229	8.98%	$6,446,280	4.00%	$8,057,350	5.00%
Tangible Capital (to Average Adjusted Total Assets)	$14,477,229	8.98%	$2,416,905	1.50%	N/A	N/A

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 12. Commitments and Contingencies

In the ordinary course of business, the Bank has various commitments and contingent liabilities that are not reflected in the accompanying financial statements. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse affect on the financial position of the Bank.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit. This instrument involves elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial condition.

At December 31, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk:

	Contract Amount
	2004	2003
Commitments to originate loans	$7,050,002	$14,450,626
Unfunded commitments under lines of credit	7,653,369	6,350,839

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines-of-credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

The Company does not engage in the use of interest rate swaps or futures, forwards or option contracts.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 13. Fair Values of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and Due from Banks: The carrying amounts reported in the balance sheets for cash and due from banks approximate fair values.

Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

Deposits: The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Accrued Interest Receivable and Payable: The carrying amounts of accrued interest receivable and payable approximates fair values.

Mortgage Servicing Rights: The carrying amounts of these rights approximate their fair values.

Loan Commitments: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The Bank does not charge fees to enter into these agreements. As of December 31, 2004 and 2003, these items are immaterial in nature.

The estimated fair values of the Bank’s financial instruments are as follows:

	December 31, 2004		December 31, 2003
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets:
Cash and due from banks	$5,019,738	$5,019,738	$3,383,751	$3,383,751
Securities	38,119,059	38,061,428	37,927,669	37,889,073
Accrued interest receivable	704,701	704,701	749,637	749,637
Loans	114,825,931	116,492,289	109,566,692	111,875,000
Mortgage servicing rights	112,537	112,537	84,000	84,000
Financial Liabilities:
Deposits	156,653,735	154,510,778	140,620,942	140,447,000
Accrued interest payable	13,404	13,404	20,331	20,331

In addition, other assets and liabilities of the Bank that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill and similar items.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 14. Prior Period Adjustments

Previously issued consolidated financial statements for the years ending December 31, 2003 and 2002 have been restated in these consolidated financial statements to correct errors in the application of generally accepted accounting principles as of that date. The following is a summary of the effect of the errors on retained earnings for December 31, 2003 and 2002 and net income for 2003:

	Retained Earnings as of December 31,
	2003	2002
As previously reported	$16,279,948	$14,723,037

Losses on purchased loans	(2,163,407)	(186,787)
Accrued and deferred taxes	603,000	22,358
Deferred director compensation	(52,430)	(63,837)
Deferred loan costs	190,823	236,034
Accrued postretirement benefit costs	(380,705)	(368,258)

	(1,802,719)	(360,490)

As adjusted	$14,477,229	$14,362,547

	Net Income for the Year Ended December 31, 2003
As previously reported	$1,556,911

Provision for loan losses	(1,976,620)
Income tax benefit	580,642
Deferred director compensation	11,407
Deferred loan costs	(45,211)
Postretirement benefit costs	(12,447)

	(1,442,229)

As adjusted	$114,682

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

Note 15. Initial Public Offering of Common Stock

On January 20, 2005, the Board of Directors of the Bank approved a Plan of Reorganization and Minority Stock Issuance and Plan of Charter Conversion.

The Plan of Reorganization and Minority Stock Issuance (the “Plan”) and the Plan of Charter Conversion provide for the following:

•	the conversion of Ottawa Savings Bank (the “Bank”) from an Illinois-chartered mutual savings bank to a federal stock savings bank to be named Ottawa Savings Bank;

•	the formation of a federally chartered subsidiary holding company called Ottawa Savings Bancorp, Inc.;

•	the formation of a federally chartered mutual holding company called Ottawa Savings Bancorp, MHC;

•	the issuance of all of the Bank’s common stock to Ottawa Savings Bancorp, Inc.;

•	the issuance of a majority of Ottawa Savings Bancorp, Inc.’s common stock to Ottawa Savings Bancorp, MHC; and

•	the issuance of a minority of Ottawa Savings Bancorp, Inc.’s common stock to depositors of the Bank and other members of the public.

The Plan also provides for the adoption of charters and bylaws for the Bank in stock form, for Ottawa Savings Bancorp, Inc. and for Ottawa Savings Bancorp, MHC. The Plan is subject to the approval of the Bank’s depositors and the Office of Thrift Supervision (the “OTS”). The Plan of Charter Conversion is also subject to the approval of the Bank’s Members, the OTS, and the Illinois Department of Financial and Professional Regulation. Upon consummation of the reorganization of the Bank into the mutual holding company structure and the stock issuance by Ottawa Savings Bancorp, Inc., Ottawa Savings Bancorp, Inc. will register its securities with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and become subject to the public reporting requirements of the Exchange Act.

Ottawa Savings Bank and Subsidiary

Notes to Consolidated Financial Statements

The initial public offering provides that there shall be established, upon the completion of the conversion, a special “liquidation account” for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the net worth of the Association as of the date of its latest statement of financial condition contained in the final offering circular relating to the conversion. Each eligible account holder and supplemental eligible account holder would have an initial interest in the liquidation account for each qualifying deposit account held in the Association on the qualifying date. An eligible account holder’s or supplemental eligible account holder’s interest as to each deposit account would be in the same proportion as the balance in his or her account on the applicable eligibility date was to the aggregate balance in all qualifying deposit accounts on that date. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in the accounts on the record dates. However, if an eligible account holder or supplemental eligible account holder should reduce the amount in the qualifying deposit account on any annual closing date of the Association to a level less than the lowest amount in the account on the applicable eligibility date, and on any subsequent closing date, then the account holder’s interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder’s interest would cease to exist if the qualifying deposit account were closed.

The interest in the special liquidation account would never be increased despite any increase in the balance of the account holders’ related accounts after the conversion. The liquidation account is an off-balance sheet memorandum account and will not be reflected on the Association’s financial statements following the conversion.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

SEC filing fee(1)
OTS filing fee
OTS and Illinois Charter Conversion Fees
Illinois filing fee
NASD filing fee(1)
Stock Market listing fee
EDGAR, printing, postage and mailing
Legal fees and expenses (including underwriter’s counsel fees)
Accounting fees and expenses
Appraiser’s fees and expenses
Business Plan fees and expenses
Marketing fees and expenses(1)
Reorganization agent fees and expenses
Transfer agent and registrar fees and expenses
Certificate printing
Miscellaneous
Total

(1)	Estimated expenses based on the registration of 1,592,290 shares at $10.00 per share.

Item 14. Indemnification of Directors and Officers

In accordance with federal law, Article XII of the Registrant’s Bylaws provide as follows:

ARTICLE XII.

INDEMNIFICATION

The Subsidiary Holding Company shall indemnify all officers, directors and employees of the Subsidiary Holding Company, and their heirs, executors and administrators, to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of the Subsidiary Holding Company, whether or not they continue to be a director or officer at the time of incurring such expenses or liabilities, such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules

The exhibits and financial statement schedules filed as a part of this registration statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Ottawa Savings Bank and Sandler O’Neill & Partners, L.P.
1.2	Agency Agreement between Ottawa Savings Bank and Sandler O’Neill & Partners, L.P.
2.1	Plan of Reorganization and Minority Stock Issuance
3.1	Charter of Ottawa Savings Bancorp, Inc.*
3.2	Bylaws of Ottawa Savings Bancorp, Inc.*
4.1	Specimen Stock Certificate of Ottawa Savings Bancorp, Inc.*
5.1	Form of Opinion of Lord, Bissell & Brook LLP re: Legality*
8.1	Form of Opinion of Lord, Bissell & Brook LLP re: Federal and State Tax Matters*
10.1	Form of Ottawa Savings Bank Employee Stock Ownership Plan and Trust Agreement*
10.2	Form of ESOP Loan Documents*
10.3	Form of Ottawa Savings Bancorp, Inc. and Ottawa Savings Bank Employment Agreement*
10.4	Form of Ottawa Savings Bank Change in Control Agreement*
10.5	Ottawa Savings Bancorp, Inc. Director Emeritus Plan*
10.6	Ottawa Savings Bank Employees’ Saving and Profit Sharing Plan and Trust*
10.7	Form of Ottawa Savings Bank Employee Severance Compensation Plan*
16.1	Letter from Roenfeldt & Lockas, P.C. on change in certifying accountant
23.1	Consent of Lord, Bissell & Brook LLP re: Legality Opinion (included in Exhibit 5.1)*
23.2	Consent of Lord, Bissell & Brook LLP re: Tax Opinion (included in Exhibit 8.1)*
23.3	Consent of Keller & Company, Inc.
23.4	Consent of McGladrey & Pullen, LLP
24.1	Powers of Attorney
99.1	Appraisal Report of Keller & Company, Inc.*
99.2	Marketing Materials*
99.3	Subscription Order Form and Instructions*
99.4	Draft of Ottawa Savings Bank Foundation Gift Instrument*

*	To be filed by amendment.

(b) Financial Statement Schedules

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Ottawa Savings Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, State of Illinois, on March 16, 2005.

OTTAWA SAVINGS BANCORP, INC.
(IN ORGANIZATION)

By:	/s/ GARY OCEPEK

Gary Ocepek, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ GARY OCEPEK Gary Ocepek	President and Director	March 16, 2005

/s/ JON KRANOV Jon Kranov	Senior Vice President and Chief Financial Officer	March 16, 2005

/s/ JOHN L. FEEHAN John L. Feehan	Director	March 16, 2005

/s/ JAMES A. FERRERO James A. Ferrero	Director	March 16, 2005

/s/ KEITH JOHNSON Keith Johnson	Director	March 16, 2005

/s/ ARTHUR C. MUELLER Arthur C. Mueller	Director	March 16, 2005

/s/ DANIEL J. REYNOLDS Daniel J. Reynolds	Director	March 16, 2005